     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 1999


                                                      REGISTRATION NO. 333-70717
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 7
                                       TO
                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                            USINTERNETWORKING, INC.

             (Exact name of registrant as specified in its charter)

              DELAWARE                                7379                               52-2078325
  (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)               IDENTIFICATION NO.)

                           --------------------------

                                 ONE USI PLAZA
                         ANNAPOLIS, MARYLAND 21401-7478
                                 (410) 897-4400

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                             WILLIAM T. PRICE, ESQ.
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                                 ONE USI PLAZA
                         ANNAPOLIS, MARYLAND 21401-7478
                                 (410) 897-4400

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

             JAMES F. ROGERS, ESQ.                          WILLIAM B. GANNETT, ESQ.
               LATHAM & WATKINS                              CAHILL GORDON & REINDEL
  1001 PENNSYLVANIA AVENUE, N.W., SUITE 1300                     80 PINE STREET
             WASHINGTON, DC 20004                            NEW YORK, NY 10005-1702
                (202) 637-2200                                   (212) 701-3000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                        CALCULATION OF REGISTRATION FEE



                                                                                               PROPOSED           AMOUNTS OF
                                                                                          MAXIMUM AGGREGATE      REGISTRATION
                   TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED                     OFFERING PRICE(1)         FEE(2)
Common Stock, $.001 par value...........................................................     $124,200,000         $34,527.60



(1) Estimated solely for purpose of calculating the amount of registration fee pursuant to Rule 457(o) under the Securities Act.



(2) Of such amount, $23,977.50 has been previously paid by the Registrant.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED APRIL 7, 1999



                                6,000,000 Shares


                                     [LOGO]

                            USINTERNETWORKING, INC.

                                  Common Stock

                                  -----------


    Prior to this offering, there has been no public market for our common stock. The initial public offering price is expected to be between $16.00 and $18.00 per share. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "USIX."



    The underwriters have an option to purchase a maximum of 900,000 additional shares to cover over-allotments of shares.


    Investing in our common stock involves risk. See "Risk Factors" beginning on page 4.

                                                                             Underwriting
                                                            Price to         Discounts and        Proceeds
                                                             Public           Commissions          to USI
                                                        -----------------  -----------------  -----------------
Per Share.............................................    $                $                  $
Total.................................................  $                  $                  $

    Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

           Bear, Stearns & Co. Inc.

                         BT Alex. Brown

                                 Legg Mason Wood Walker
                                             Incorporated

                      Prospectus dated              , 1999

    The inside front cover contains the text:

       "At last, running enterprise applications doesn't require you to run anything but your business."

    Lower right hand corner contains the USI logo.

    Description of Cover Graphics Inside 2 Page Front Cover Fold-Out

    Text across the top of both pages:

    "USInternetworking offers all the functionality of leading business applications for a fixed monthly fee"

    Upper right hand corner contains a picture of systems operators and EDC consoles.

    Left page of the front cover fold out contains the following text and logos:

    "A Compelling Value Proposition/USI provides leading applications. . .

    - Enterprise Relationship Management -- [Seibel logo]

    - Human Resources Financial Management -- [PeopleSoft logo]

    - Electronic Commerce -- [Broadvision logo]

    - Enterprise Intelligence -- [Sagent logo]"

    Lower right hand corner contains a picture of a console operator

    Right page of the front cover fold out contains a graphic of the Northern Hemisphere depicting the connectivity of USI's far EDCs followed by the text:

    ". . . delivered over a dedicated global network . . .

    -- Reduced technology and integration risks

    -- Faster implementation

    -- Enhanced network response time, reliability, and security

    . . . enabling our customers to focus more resources on their customers, instead of their systems."

    Lower right hand corner contains the USI logo.

                                 --------------

                               TABLE OF CONTENTS

                                                 PAGE
                                               ---------
PROSPECTUS SUMMARY...........................          2
RISK FACTORS.................................          4
USE OF PROCEEDS..............................         13
DIVIDEND POLICY..............................         13
CAPITALIZATION...............................         14
DILUTION.....................................         15
SELECTED HISTORICAL CONSOLIDATED FINANCIAL
  DATA.......................................         16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS.................................         18
BUSINESS.....................................         25
MANAGEMENT...................................         37

                                                 PAGE
                                               ---------
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS...............................         48
PRINCIPAL STOCKHOLDERS.......................         53
DESCRIPTION OF CAPITAL STOCK.................         56
SHARES ELIGIBLE FOR FUTURE SALE..............         58
UNDERWRITING.................................         60
NOTICE TO CANADIAN RESIDENTS.................         61
LEGAL MATTERS................................         62
EXPERTS......................................         62
WHERE YOU CAN FIND MORE INFORMATION..........         63
INDEX TO FINANCIAL STATEMENTS................        F-1


                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY BE ACCURATE ONLY ON THE DATE OF THIS DOCUMENT.

    Delivery of the shares of common stock will be made on or about            ,
1999 against payment in immediately available funds.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL            , 1999 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

    We have applied for federal registration of the marks "USINTERNETWORKING," "USI," "Internet Managed Application Provider," "IMAP" and "USIView." This prospectus also includes trademarks, service marks and trade names of other companies.

    This prospectus contains forward-looking statements and information relating to us, our industry and the U.S. and international Internet and systems integration businesses. These forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. When used in this prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties that could cause our actual results to differ materially from those contemplated in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY
    THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (1) ASSUMES NO EXERCISE OF THE OVER-ALLOTMENT OPTION TO PURCHASE ADDITIONAL SHARES OF COMMON STOCK GRANTED TO THE UNDERWRITERS AND (2) REFLECTS A 1 FOR 8 STOCK SPLIT WHICH WILL BECOME EFFECTIVE PRIOR TO THE CONSUMMATION OF THIS OFFERING.

                            ABOUT USINTERNETWORKING

    USI implements, operates, and supports packaged software applications that can be accessed and used over the Internet. These IMAP, or Internet Managed Application Provider, services are based on packaged applications from leading software vendors and are designed to meet the needs of middle market companies for business functions such as sales force automation, customer support, e-commerce, and human resource and financial management. We implement these applications in our data centers, configure them to meet the needs of our clients, and package them with security, Internet access, back-up and operational support. Our clients purchase these products as services, paying us on a monthly basis as the services are delivered. USI also allows clients to host their own software applications in our highly reliable and secure data centers.

    The advantages our clients realize by purchasing our IMAP services rather than purchasing the application software directly and implementing it themselves include:

    - FASTER TIME TO BENEFIT. Because we have pre-configured our products and operate them in an established environment, we can reduce implementation time significantly.

    - REDUCED TECHNICAL AND INTEGRATION RISK. A single vendor, USI, takes full responsibility for delivering the service, including ongoing upgrades.

    - REDUCED RELIANCE ON INTERNAL INFORMATION TECHNOLOGY PROFESSIONAL RESOURCES. USI employees implement and operate our applications and provide client support twenty-four hours a day, seven days a week.

    - LOWER COSTS. USI offers its services at a lower cost than its clients would otherwise bear to implement these applications on a traditional basis, and we also reduce our clients' up-front investment.

    We implement and manage applications for our clients that are developed by others. To execute this strategy, we have established agreements with leading software vendors in key application areas, including:

    - Siebel in sales force automation, customer service and enterprise marketing;

    - PeopleSoft in human resources and financials;

    - Sagent in decision-making support; and

    - BroadVision in e-commerce.

    These agreements provide USI with an initial software portfolio that can meet a broad range of clients' enterprise resource planning, e-commerce and communication needs. Some of these agreements also provide USI with an advantageous market position. For example, USI is the exclusive outsource provider of Siebel application hosting and rental services for direct customers of Siebel headquartered in North America.

    To deliver its services, USI has built a network of four Enterprise Data Centers located in Annapolis, Silicon Valley, Amsterdam and Tokyo. Our specialized network incorporates a high level of redundancy, bypasses Internet congestion points, and enables real time back-up of client sites across dispersed geographies. As a result, we believe our clients benefit from superior response time, reliability and security.

    USI introduced its IMAP services in late 1998. Accordingly, most of our revenue to date has come from traditional information technology services provided by IIT and ACR, two companies we acquired to support our implementation capabilities. We have generated less than $1 million of IMAP revenues as of March 22, 1999. Because we sell a service and not the underlying technology, our IMAP clients sign contracts that provide for fixed monthly payments. By March 22, 1999 we had signed contracts with 17 clients for our IMAP services and the total expected revenue from our current IMAP contracts exceeds $16 million, which we expect to recognize over the next one to five years.

    Once an IMAP contract is signed, we invest in the hardware, software and implementation needed to deliver client service. This will require a substantial investment in the early years to build our client base. We expect to benefit from rapidly growing recurring revenue, which we believe will generate substantial positive cash flow in later years.

                                  THE OFFERING

    The calculation of the shares of common stock outstanding after the offering in the table below is based on the number of shares outstanding on December 31, 1998. The calculation does not include:

    - 4,682,250 shares reserved for issuance under our stock option plan, of which:

       --  1,682,250 were subject to outstanding options on December 31, 1998

       --  424,063 were subject to outstanding options granted on March 22, 1999

       -- 1,320,556 will be subject to options we have granted contingent on this offering

    - 1,482,648 shares issuable upon the exercise of warrants outstanding on December 31, 1998


Common stock offered by USI..................  6,000,000 shares
Common stock to be outstanding after this
 offering....................................  38,868,276 shares
Over-allotment option........................  900,000 shares
Use of proceeds..............................  The continued expansion and enhancement of our network and facilities, the addition of
                                               services to our IMAP offerings, payment of
                                               preferred stock dividends, working capital
                                               and other general corporate purposes.
Proposed Nasdaq National Market Symbol.......  "USIX"


          SUMMARY PRO FORMA AND HISTORICAL CONSOLIDATED FINANCIAL DATA


    The following table summarizes the historical consolidated statement of operations data of IIT, a predecessor, historical consolidated statement of operations data of USI and pro forma unaudited consolidated statement of operations data giving effect to the acquisition of ACR and IIT as if they occurred as of January 1, 1998.



                                                                        FOR THE PERIOD JANUARY
                                                                          14, 1998 (DATE OF      PRO FORMA FOR THE
                                                                          INCEPTION) THROUGH        YEAR ENDED
                                                                          DECEMBER 31, 1998      DECEMBER 31, 1998
                                               PREDECESSOR FOR THE     ------------------------  -----------------
                                             PERIOD FROM JANUARY 1,
                                            1998 THROUGH SEPTEMBER 7,       (in thousands)        (in thousands)
                                                      1998
                                            -------------------------
                                                 (in thousands)
STATEMENT OF OPERATIONS DATA:
Revenues..................................          $   4,406                 $    4,122            $    13,938
Operating expenses........................              4,830                     36,575                 49,067
Net loss..................................               (424)                   (32,453)               (35,129)



    The following table summarizes consolidated balance sheet data as of December 31, 1998 and as adjusted to give effect to the conversion of our preferred stock into common stock and the receipt of $94.0 million in net proceeds from this offering.



                                                                                        AS OF DECEMBER 31, 1998
                                                                                      ----------------------------
                                                                                        ACTUAL      AS ADJUSTED
                                                                                      ----------  ----------------
                                                                                             (in thousands)
BALANCE SHEET DATA:
Cash and cash equivalents...........................................................  $   43,802     $  136,259
Working capital.....................................................................      22,551        115,008
Total assets........................................................................     106,516        198,973
Short-term obligations expected to be refinanced....................................       5,282          5,282
Long-term debt and capital lease obligations, excluding current portion.............       8,659          8,659
Series B Convertible Redeemable Preferred Stock.....................................      62,242             --
Common stock subject to repurchase..................................................       4,145             --
Stockholders' (deficit) equity......................................................      (2,467)       157,881


    USI was incorporated in Delaware in January 1998. In this prospectus, we will refer to USINTERNETWORKING, Inc. and its subsidiaries, collectively, as "USI," "we" and "us." Our principal executive offices are located at One USI Plaza, Annapolis, Maryland 21401-7478. Our telephone number is (410) 897-4400. Our web site is located at www.usi.net. The information on our web site is not part of this prospectus.

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THESE RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES FACING USI OR WHICH MAY ADVERSELY AFFECT OUR BUSINESS. IF ANY OF THE FOLLOWING RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THIS EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. THIS COULD OCCUR BECAUSE OF THE RISKS DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING
HISTORY.

    We began operating in January 1998. Our limited operating history makes predicting future results difficult. Since our inception, we have focused on developing our business and only since September 1998 have we begun to contract with customers for our IMAP offerings. Revenues to date for our IMAP offerings have not been material. Because of our limited operating history and the emerging nature of our markets, our historical financial information is of limited value in projecting our future results. Therefore, it is difficult to evaluate our business and prospects.

OUR HISTORICAL REVENUES WERE DERIVED PRIMARILY FROM SERVICES THAT WE DO NOT EXPECT TO BE THE FOCUS OF
OUR BUSINESS IN THE FUTURE.

    Because our IMAP offerings are at an early stage, we currently derive the overwhelming majority of our revenue primarily from professional services provided by IIT and ACR. These businesses were acquired on September 1998 and October 1998, respectively, and their services are substantively different than our IMAP offerings. As a result, historical financial information of IIT and ACR does not reflect the results we expect from our core business offering in the future.

WE EXPECT TO CONTINUE TO INCUR LOSSES AND EXPERIENCE NEGATIVE CASH FLOW.


    We expect to have significant operating losses and to record significant net cash outflow before financing in the near term. Our business has not generated sufficient cash flow to fund our operations without resorting to external sources of capital. Starting up our company and building our network required substantial capital and other expenditures. As a result, we reported an operating loss before interest of approximately $30.1 million for the period from our date of inception through December 31, 1998, and net cash outflow before financing of approximately $58.3 million for the same period. Further developing our business and expanding our network will require significant additional capital and other expenditures.


WE MAY NEED ADDITIONAL CAPITAL TO FUND OUR OPERATIONS AND FINANCE OUR GROWTH, AND WE MAY NOT BE ABLE TO OBTAIN IT ON TERMS ACCEPTABLE TO US OR AT ALL.

    We believe that the estimated net proceeds from this offering, together with our existing assets, anticipated debt and capital lease financing and expected revenue growth will be sufficient to fund our operations for at least the next two years. However, if we expand more rapidly than currently anticipated, if our working capital needs exceed our current expectations or if we make acquisitions, we will need to raise additional capital from equity or debt sources. If we cannot obtain financing on terms acceptable to us or at all, we may be forced to curtail our planned business expansion and may be unable to fund our ongoing operations.

OUR SUCCESS DEPENDS ON THE ACCEPTANCE AND INCREASED USE OF INTERNET-BASED BUSINESS SOFTWARE SOLUTIONS, AND WE CANNOT BE SURE THAT THIS WILL HAPPEN.

    Our business model depends on the adoption of Internet-based business software solutions by commercial users. Our business could suffer dramatically if Internet-based solutions are not accepted or not perceived to be effective. The market for Internet services, private network management solutions and widely distributed Internet-enabled packaged application software has only recently begun to develop. It is now evolving rapidly.

    The growth of Internet-based business software solutions could also be limited by:

    - Concerns over transaction security and user privacy.

    - Inadequate network infrastructure for the entire Internet.

    - Inconsistent performance of the Internet.

    We cannot be certain that this market will become viable or, if it becomes viable, that it will grow.

THE GROWTH IN DEMAND FOR OUTSOURCED BUSINESS SOFTWARE APPLICATIONS BY MIDDLE MARKET COMPANIES IS HIGHLY UNCERTAIN.

    Growth in demand for and acceptance of outsourced business software applications, including our IMAP offerings, by middle market companies is highly uncertain. We believe that many of our potential customers are not fully aware of the benefits of outsourced solutions. It is possible that these solutions may never achieve market acceptance. If the market for our products does not grow or grows more slowly than we currently anticipate, our business, financial condition and operating results would be materially adversely affected.

OUR BUSINESS STRATEGY MAY NOT EFFECTIVELY ADDRESS OUR MARKET AND WE MAY NEVER REALIZE A RETURN ON THE RESOURCES WE HAVE INVESTED TO EXECUTE OUR STRATEGY.

    We have made substantial investments to pursue our strategy. These investments include:

    - Building a global network of data centers.

    - Allying with particular software providers.

    - Investing to develop unique product features.

    - Developing implementation resources around specific applications.

    These investments may not be successful. More cost effective strategies may be available to compete in this market. We may have chosen to focus on the wrong application areas or to work with the wrong partners. Potential customers may not value the specific product features in which we have invested. There is no assurance that our strategy will prove successful.

OTHERS MAY SEIZE THE MARKET OPPORTUNITY WE HAVE IDENTIFIED BECAUSE WE MAY NOT EFFECTIVELY EXECUTE OUR STRATEGY.

    If we fail to execute our strategy in a timely or effective manner, our competitors may be able to seize the marketing opportunities we have identified. Our business strategy is complex and requires that we successfully and simultaneously complete many tasks. In order to be successful, we will need to:

    - Build and operate a highly-reliable, complex global network.

    - Negotiate effective partnerships and develop economically attractive products.

    - Attract and retain IMAP customers.

    - Attract and retain highly-skilled employees.

    - Integrate acquired companies into our operations.

    - Evolve our business to gain advantages in an increasingly competitive environment.

    - Expand our international operations.

    In addition, our management team has worked together for less than one year. There can be no assurance that we will be able to successfully execute all elements of our strategy.

WE PLAN TO EXPAND VERY RAPIDLY AND MANAGING OUR GROWTH MAY BE DIFFICULT.

    We have rapidly expanded our operations since USI was founded in January 1998. We expect our business to continue to grow both geographically and in terms of the number of products and services we offer. We cannot be sure that we will successfully manage our growth. In order to successfully manage our growth we must:

    - Enlarge our network and infrastructure.

    - Improve our management, financial and information systems and controls.

    - Expand, train and manage our employee base effectively.

    There will be additional demands on our customer service support and sales, marketing and administrative resources as we increase our service offerings and expand our target markets. The strains imposed by these demands are magnified by the start-up nature of our operations. If we cannot manage our growth effectively, our business, financial condition or results of operations could be adversely affected.

OUR GROWTH COULD BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

    We believe that our short- and long-term success depends largely on our ability to attract and retain highly skilled technical, managerial and marketing personnel. We particularly require additional management personnel in the areas of application integration and technical support. Individuals with information technology skills are in short supply and competition for application integration personnel is particularly intense. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. We cannot be sure that we will succeed in attracting and retaining the personnel we need to continue to grow.

WE DEPEND ON A LIMITED NUMBER OF KEY PERSONNEL WHO WOULD BE DIFFICULT TO
REPLACE.

    Our success also depends in significant part on the continued services of our key technical, sales and senior management personnel. Losing one or more of our key employees could have a material adverse effect on our business, results of operations and financial condition. We have employment agreements with certain key employees, including Christopher R. McCleary, Stephen E. McManus, Jeffery L. McKnight and Andrew A. Stern, but few other officers or key employees are party to employment agreements.

WE WILL HAVE BROAD DISCRETION TO ALLOCATE THE PROCEEDS OF THIS OFFERING AND IF WE DO NOT ALLOCATE THESE PROCEEDS WISELY YOUR INVESTMENT COULD SUFFER.


    Our management will retain broad discretion to allocate the proceeds of this offering. Management's failure to apply these funds effectively could have a material adverse effect on our business, results of operations and financial condition. We estimate the net proceeds to us from this offering to be approximately $94.0 million, after deducting estimated offering expenses. We plan to use these proceeds mainly to continue expanding and enhancing our network and facilities, to add services to our IMAP offerings, and for working capital and other general corporate purposes. In addition, we will use some of the prceeds to pay accrued dividends on our shares of convertible preferred stock. Some of the net proceeds may also be used to repay current or future debts, fund acquisitions or acquire complementary products or the right to use complementary technologies.

WE MAY NOT BE ABLE TO DELIVER OUR IMAP SERVICES IF THIRD PARTIES DO NOT PROVIDE US WITH KEY COMPONENTS OF OUR INFRASTRUCTURE.

    We depend on other companies to supply key components of our telecommunications infrastructure and system and network management solutions. Any failure to obtain needed products or services in a timely fashion and at an acceptable cost could have a material adverse effect on our business, results of operations and financial condition. Although we lease redundant capacity from multiple suppliers, a disruption in telecommunications capacity could prevent us from maintaining our standard of service. Some of the key components of our system and network are available only from sole or limited sources in the quantities and quality we demand. For example, the hardware we use to support our real-time mirroring and disaster recovery functions is supplied only by EMC Corporation. We buy these components from time to time, do not carry significant inventories of them and have no guaranteed supply arrangements with our vendors.

OUR ABILITY TO PROVIDE OUR IMAP SERVICES DEPENDS ON STRATEGIC RELATIONSHIPS WITH SOFTWARE VENDORS THAT WE MAY NOT BE ABLE TO MAINTAIN.

    Our IMAP offerings are central to our business strategy. We obtain software products under license agreements with PeopleSoft USA, Inc.; Siebel Systems Inc.; Sagent Technology, Inc. and BroadVision, Inc. and package them as part of our IMAP solutions. The agreements are for terms ranging from one to three years. All the agreements may be terminated upon a breach of the agreement, subject to cure periods. The agreement with PeopleSoft may be terminated by either party for convenience upon 90 days notice. However, if we terminate the agreement for convenience, we would still be obligated to make the required payments under the agreement. PeopleSoft has, in fact, on one occasion notified us of its intention to terminate the agreement. After significant discussion, the issues in dispute were resolved, our agreement with PeopleSoft was renegotiated and PeopleSoft retracted its notification of its intent to terminate the agreement. However, we cannot be sure that one or more of our agreements with software vendors will not be terminated in the future. If these agreements were to be terminated or not renewed or we otherwise could not continue to use this software, we might have to discontinue products or services or delay or reduce their introduction unless we could find, license and package equivalent technology.


    All but one of our agreements with software vendors are non-exclusive. Our vendors may choose to compete with us directly or to enter into strategic relationships with our competitors. These relationships may take the form of strategic investments or marketing or other contractual arrangements. Our competitors may also license and utilize the same technology in competition with us. We cannot be sure that the vendors of technology used in our products will continue to support this technology in its current form. Nor can we be sure that we will be able to adapt our own products to changes in this technology. In addition, we cannot be sure that the financial or other difficulties of our vendors will not have a material adverse effect upon the technologies incorporated in our products, or that, if these technologies become unavailable, we will be able to find suitable alternatives.


IF WE CANNOT OBTAIN ADDITIONAL APPLICATION SOFTWARE WE WILL BE UNABLE TO EXPAND OR ENHANCE OUR IMAP SERVICE OFFERINGS.

    Our business strategy also depends on obtaining additional application software. We cannot be sure, however, that we will be able to obtain the new or enhanced applications we may need to keep our IMAP solutions competitive. If we cannot obtain these applications and as a result must discontinue, delay or reduce the availability of our IMAP solutions or other products or services, our business, results of operations and financial condition may be materially adversely affected.

DEVELOPING AND EXPANDING OUR OPERATIONS WILL DEPEND, AMONG OTHER THINGS, ON OUR MANAGEMENT'S ABILITY TO SUCCESSFULLY INTEGRATE THE COMPANIES WE HAVE ACQUIRED.

    In September and October of 1998, we acquired IIT and ACR. We cannot be sure that we will be able to continue to successfully integrate the businesses of IIT and ACR into our own, or that these businesses will perform as expected. In addition, we cannot be sure that we will be able to successfully integrate any business acquired in the future into our own. Our failure to successfully integrate an acquired company or its subsequent underperformance could have a material adverse effect on our business, results of operations and financial condition.

WE MAY UNDERTAKE ADDITIONAL ACQUISITIONS WHICH POSE RISKS TO OUR BUSINESS.

    Our business plan contemplates additional acquisitions which we may or may not undertake. If we do, our risks may increase because:

    - We may pay more than the acquired company is worth.

    - We may not fully understand the business we acquire.

    - We may be entering markets in which we have little or no direct prior experience.

    - Our ongoing business may be disrupted and resources and management time diverted.

    - Our accounting for acquisitions could require us to amortize substantial goodwill, adversely affecting our reported results of operations.

    In addition, once we have made an acquisition we will face additional risks:

    - It may be difficult to assimilate acquired operations and personnel.

    - We may not be able to retain the management and other key personnel of the acquired business.

    - We may not be able to maintain uniform standards, controls, procedures and policies.

    - Changing management may impair relationships with an acquired business's employees or customers.

WE COULD BE REQUIRED TO USE OUR FINANCIAL RESOURCES TO REPURCHASE SHARES OF COMMON STOCK FROM U S WEST.

    We could be required to repurchase shares of our capital stock owned by U S WEST for cash. This would require us to divert our resources at a time of rapid growth. U S WEST can force us to repurchase these shares if we engage in activities which U S WEST would be prohibited from engaging in and we were considered an affiliate of U S WEST under regulations of the Federal Communications Commission. See "Certain Relationships and Related Transactions--Purchases of Series A Preferred Stock." Although we believe the possibility of this occuring is remote, repurchasing the shares held by U S WEST could be costly.

TECHNOLOGY MAY CHANGE FASTER THAN WE CAN UPDATE OUR NETWORK AND TECHNOLOGY.

    The markets we serve are characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new services, software and other products. Our success depends partly on our ability to enhance existing or develop new products, software and services that meet changing customer needs in a timely and cost-effective way. We cannot be sure, however, that we will do some or all of these things. For example, if software application architecture changes in significant ways, the software for which we have licenses could become obsolete, we may be forced to update our hardware and network configurations or we may be forced to replace our mirroring technology. This may require substantial time and expense, and even then we cannot be sure that we will succeed in adapting our businesses to these and other technological developments.

WE COULD BE HARMED IF OUR SYSTEMS ARE NOT COMPATIBLE WITH OTHER PRODUCTS AND SERVICES.

    We believe that our ability to compete successfully also depends on the continued compatibility of our services with products, services and architectures offered by various vendors. Our failure to conform to a prevailing standard, or the failure of a common standard to emerge, could have a material adverse effect on our business, results of operations and financial condition. Although we will work with vendors to test new products, we cannot be sure that their products will be compatible with ours or that they will adequately address changing customer needs. Although we currently plan to support emerging standards, we cannot be sure what new industry standards will develop. We also cannot be sure that we will be able to conform to these new standards quickly enough to stay competitive. In addition, we cannot be sure that products, services or technologies developed by others will not make ours noncompetitive or obsolete.

THE MARKETS WE SERVE ARE HIGHLY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE MUCH GREATER RESOURCES.


    Our current and potential competitors include systems integrators, national and regional Internet Service Providers, software and hardware vendors, and global, regional and local telecommunications companies and Regional Bell Operating Companies. Our competitors, which may operate in one or more of these areas, include companies such as GTE Corporation; MCI WorldCom, Inc.; International Business Machines Corporation; Frontier Corporation; PSINet, Inc.; DIGEX, Inc.; Exodus Communications, Inc.; Andersen Consulting; PricewaterhouseCoopers; AT&T Corporation; and Sprint Corporation. Our strategic partners and suppliers could also become competitors either directly or through strategic relationships with other of our competitors. These relationships may take the form of strategic investments or marketing or other contractual arrangements.


    Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. We cannot be sure that we will have the resources or expertise to compete successfully in the future. Our competitors may be able to:

    - More quickly develop and expand their network infrastructures and service offerings.

    - Better adapt to new or emerging technologies and changing customer needs.

    - Take advantage of acquisitions and other opportunities more readily.

    - Negotiate more favorable licensing agreements with software application vendors.

    - Devote greater resources to the marketing and sale of their products.

    - Adopt more aggressive pricing policies.

    Some of our competitors may also be able to provide customers with additional benefits at lower overall costs. We cannot be sure that we will be able to match cost reductions by our competitors. In addition, we believe that there is likely to be consolidation in our markets, which could increase price and other competition in ways that materially adversely affect our business, results of operations and financial condition. Finally, there are few substantial barriers to entry, and we have no patented technology that would bar competitors from our market.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US, EVEN WITHOUT MERIT, COULD COST A SIGNIFICANT AMOUNT OF MONEY TO DEFEND AND DIVERT MANAGEMENT'S ATTENTION AWAY FROM OUR BUSINESS.

    As the number of software products in our target markets increases and the functionality of these products further overlap, software industry participants may become increasingly subject to infringement claims. Someone may even claim that our technology infringes their proprietary rights. Any infringement claims, even if without merit, can be time consuming and expensive to defend. They may divert management's attention and resources and could cause service implementation delays. They also could require us to enter into costly royalty or licensing agreements. If successful, a claim of product infringement against us and our inability to license the infringed or similar technology could adversely affect our business.

BECAUSE WE HAVE INTERNATIONAL OPERATIONS, WE FACE ADDITIONAL RISKS RELATED TO FOREIGN POLITICAL AND ECONOMIC CONDITIONS.

    We have established Enterprise Data Centers in Europe and Japan as well as operations in Venezuela. We intend to expand further into international markets. We cannot be sure that we will be able to obtain the necessary telecommunications infrastructure in a cost-effective manner or compete effectively in international markets. In addition, there are risks inherent in conducting business internationally. These include:

    - Unexpected changes in regulatory requirements.

    - Export restrictions.

    - Tariffs and other trade barriers.

    - Challenges in staffing and managing foreign operations.

    - Differing technology standards.

    - Employment laws and practices in foreign countries.

    - Political instability.

    - Fluctuations in currency exchange rates.

    - Imposition of currency exchange controls.

    - Potentially adverse tax consequences.

    Any of these could adversely affect our international operations. We cannot be sure that one or more of these factors will not have a material adverse effect on our current or future international operations and, consequently, on our business, results of operations and financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD ADD ADDITIONAL COSTS TO DOING BUSINESS ON THE INTERNET AND COULD LIMIT OUR CLIENTS' USE OF THE INTERNET.

    Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business. The last session of the United States Congress resulted in Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. For example, Germany, and the European Union have enforced laws and regulations on content distributed over the Internet that are more strict than those currently in place in the United States.

FAILURE OF COMPUTER SYSTEMS AND SOFTWARE PRODUCTS TO BE YEAR 2000 COMPLIANT COULD INCREASE OUR COSTS, DISRUPT OUR SERVICE AND REDUCE DEMAND FROM OUR CLIENTS.

    We confront the Year 2000 problem in three contexts.

    OUR CUSTOMERS. Many of our customers and potential customers maintain their Internet operations on UNIX-based servers, which may be impacted by Year 2000 complications. The failure of our customers to ensure that their servers are Year 2000 compliant could have a material adverse effect on them, which in turn could have a material adverse effect on our business, results of operations and financial condition.

    OUR SUPPLIERS. Our business could be adversely affected if we cannot obtain products, services or systems that are Year 2000 compliant when we need them. In addition, if vendors and service providers cannot deliver their products because of Year 2000 compliance problems our business, results of operations and financial condition could be materially adversely affected.

    OUR SERVICES. We sell computer-related services, so our risk of lawsuits relating to Year 2000 issues is likely to be greater than that of companies in some other industries. Because computer products and services may incorporate components from different providers, it may be difficult to determine which component may cause a Year 2000 problem. As a result, we may be subjected to Year 2000-related lawsuits whether or not our products and services are Year 2000 compliant. Our acquired subsidiaries have several contracts which make Year 2000 warranties. Some of these contracts make broader warranties than those made by the manufacturers of the software provided. The potential liability arising from these warranties is not capped. We cannot be certain at this time what the outcomes or impact of any lawsuits may be.

THE OUTCOME OF PROPOSALS PUT TO A VOTE OF STOCKHOLDERS WILL BE DETERMINED BY OUR EXISTING PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS, WHO WILL CONTINUE TO CONTROL USI AFTER THIS OFFERING.


    When this offering is completed, our executive officers, directors, existing 5% or greater stockholders and their affiliates will, in the aggregate, own shares representing approximately 75.63% of our outstanding voting capital stock. As a result, these persons, acting together, will be able to control all matters submitted to our stockholders for approval and to control our management and affairs. For example, these people, acting together, will control the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets.


THE MARKET PRICE OF OUR COMMON STOCK COULD BE AFFECTED BY THE SUBSTANTIAL NUMBER OF SHARES THAT ARE ELIGIBLE FOR FUTURE SALE.


    After this offering is completed, 38,868,276 shares of common stock will be issued and outstanding, assuming no exercise of the underwriters' over-allotment option. We cannot be sure what effect, if any, future sales of shares or the availability of shares for future sale will have on the market price of the common stock. The market price of our common stock could drop due to sales of a large number of shares in the market after this offering or the perception that sales of large numbers of shares could occur. These factors could also make it more difficult to raise funds through future offerings of common stock. All of the shares of common stock sold in this offering will be freely tradeable under the Securities Act unless purchased by our "affiliates," as that term is defined in the Securities Act. In connection with this offering, our officers and directors and some of our stockholders will be required not to sell any shares of common stock for a period of 180 days after the date of this prospectus without the written consent of Credit Suisse First Boston Corporation.

OUR STOCK PRICE COULD BE VOLATILE.

    The trading price of our common stock is likely to be volatile. The stock market in general, and the market for technology and Internet-related companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. We cannot be sure that an active public market for our common stock will develop or continue after this offering. Investors may not be able to sell their common stock at or above our initial public offering price. Prices for the common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and general economic, industry and market conditions.

PURCHASERS IN THIS OFFERING WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION OF THEIR INVESTMENT.


    Purchasers of common stock in this offering will pay a price per share which substantially exceeds the per share value of our assets after subtracting our liabilities. In addition, purchasers of common stock in this offering will have contributed approximately 51.7% of the aggregate price paid by all purchasers of our stock but will own only approximately 15.4% of the common stock outstanding after this offering. See "Dilution."


WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION AND COULD ADVERSELY AFFECT
THE PRICE OF OUR COMMON STOCK.

    Provisions of our certificate of incorporation and bylaws and the provisions of Delaware law could delay, defer or prevent an acquisition or change of control of USI or otherwise adversely affect the price of our common stock. For example, our board of directors is staggered in three classes, so that only one-third of the directors could be replaced at any annual meeting. Additionally, our bylaws limit the ability of stockholders to call a special meeting. Our certificate of incorporation also permits our board to issue shares of preferred stock without stockholder approval. In addition to delaying or preventing an acquisition, the issuance of a substantial number of preferred shares could adversely affect the price of the common stock. Please refer to "Description of Capital Stock" for a more detailed discussion of these provisions.

THE RELIABILITY OF MARKET DATA INCLUDED IN THIS PROSPECTUS IS UNCERTAIN.

    Since we are a new company and operate in a new and rapidly changing market, we have included market data from industry publications. The reliability of these data cannot be assured. Market data used throughout this prospectus were obtained from internal company surveys and industry publications. Industry publications generally state that the information contained in these publications has been obtained from sources believed to be reliable, but that its accuracy and completeness is not guaranteed. Although we believe market data used in this prospectus to be reliable, it has not been independently verified. Similarly, internal company surveys, while believed by us to be reliable, have not been verified by any independent sources.

                                USE OF PROCEEDS


    We will receive net proceeds from the sale of 6,000,000 shares of common stock, at an assumed public offering price of $17.00 per share, estimated to be approximately $94.0 million. This amount will be approximately $109.3 million if the underwriters exercise their over-allotment option in full, after deducting the underwriting discounts and commissions and estimated offering expenses we will owe. We intend to use these proceeds:


    - To continue expanding and enhancing our network and facilities,

    - To add additional services to our IMAP offerings, and

    - For working capital and other general corporate purposes.

    In addition, we will use some of the proceeds to pay accrued dividends on our shares of convertible preferred stock. Some of the net proceeds may also be used:

    - To repay current or future debts,

    - To fund acquisitions or acquire complementary products, or

    - To obtain the right to use complementary technologies.

    The amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our product development efforts, marketing and sales activities, the amount of cash generated by our operations and competition. Actual expenditures may vary substantially from these estimates. We may find it necessary or advisable to use portions of the proceeds for other purposes. Pending application of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

    We have never paid cash dividends on our common stock and have no plans to do so in the foreseeable future. The declaration and payment of any dividends in the future will be determined by the board of directors and will depend on a number of factors, including our earnings, capital requirements and overall financial condition.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 1998. We have presented our capitalization:

    - On an actual basis,

    - On a pro forma basis to give effect to both the automatic conversion of all outstanding shares of preferred stock into common stock and the reclassification of common stock subject to repurchase to permanent equity upon consummation of this offering, and


    - On a pro forma as adjusted basis to reflect our receipt of the estimated net proceeds from the sale of 6,000,000 shares of common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses.



                                                                                          DECEMBER 31, 1998
                                                                                 -----------------------------------
                                                                                  ACTUAL     PRO FORMA   AS ADJUSTED
                                                                                 ---------  -----------  -----------
                                                                                   (IN THOUSANDS, EXCEPT FOR SHARE
                                                                                              AMOUNTS)
Cash and cash equivalents......................................................  $  43,802   $  43,802    $ 136,259
                                                                                 ---------  -----------  -----------
                                                                                 ---------  -----------  -----------
Long-term liabilities:
  Short-term obligations expected be refinanced................................      5,282       5,282        5,282
  Long-term debt and capital lease obligations.................................      8,659       8,659        8,659
  Dividends payable............................................................      1,503       1,503       --
                                                                                 ---------  -----------  -----------
  Total long-term liabilities..................................................     15,444      15,444       13,941
Series B Cumulative Convertible Redeemable Preferred Stock, $.01 par value;
  115,000 shares authorized; 59,279 shares issued and outstanding actual, no
  shares issued and outstanding pro forma and pro forma as adjusted............     62,242      --           --
Common stock subject to repurchase, 1,343,750 shares issued and outstanding actual, no shares issued and outstanding pro forma and pro forma as
  adjusted.....................................................................      4,145      --           --

Stockholders' equity (deficit):
  Series A Cumulative Convertible Preferred Stock, $.01 par value; 110,000 shares authorized; 55,000 shares issued and outstanding actual, no shares
    issued and outstanding pro forma and pro forma as adjusted.................          1      --           --
  Common stock, $.001 par value; 75,000,000 shares authorized; 625,000 shares issued and outstanding actual, 32,868,276 issued and outstanding pro forma
    and 38,868,276 shares issued and outstanding pro forma as adjusted.........          1          33           39
Additional paid-in capital.....................................................     29,985      97,157      191,111
Due from stockholders..........................................................     --             (47)         (47)
Unearned compensation..........................................................     --            (769)        (769)
Accumulated deficit............................................................    (32,453)    (32,453)     (32,453)
                                                                                 ---------  -----------  -----------
  Total stockholders' equity (deficit).........................................     (2,466)     63,921      157,881
                                                                                 ---------  -----------  -----------
    Total capitalization.......................................................  $  79,365   $  79,365    $ 171,822
                                                                                 ---------  -----------  -----------
                                                                                 ---------  -----------  -----------


    The share numbers in the table exclude:


    - 1,682,250 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 1998 at an exercise price of $2.64 per share,



    - 424,063 shares of common stock issuable upon exercise of stock options granted on March 22, 1999, 49,063 at an exercise price of $3.36 per share and 375,000 at an exercise price of $6.00 per share. We will record compensation expense related to these option grants of approximately $2.7 million over the next four years in accordance with our accounting policy as stated in Note 1 to the consolidated financial statements, and



    - 1,320,556 shares of common stock issuable upon exercise of stock options granted contingent on this offering at an exercise price of $6.00 per share, which is equal to 50% of the mid-point of the initially proposed price range. We will record compensation expense related to these option grants of approximately $7.9 million over the next four years in accordance with our accounting policy as stated in Note 1 to the consolidated financial statements.


    - 1,482,665 shares of common stock reserved for issuance upon exercise of warrants exercisable as of December 31, 1998 at a weighted average exercise price of $4.37.

    We have not presented our Series B Preferred Stock as part of our stockholders' equity because it is mandatorily redeemable on the eighth anniversary of its issuance. All of these shares will automatically convert into common stock upon consummation of this offering.

    We have not presented 1,343,750 shares of issued and outstanding common stock as part of our stockholders' equity because we are required to repurchase these shares, which are held by three of our officers, if these officers die or become disabled. These provisions will terminate upon the consummation of this offering.

    Please read this capitalization table together with the sections of this prospectus entitled "Use of Proceeds," "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements of USI, ACR and IIT included in this prospectus.

                                    DILUTION

    You will experience immediate and substantial dilution in the net pro forma tangible book value per share of your common stock.

    We calculate dilution to new investors by subtracting pro forma net tangible book value per share of common stock after this offering from the per share price paid by new investors in this offering. We calculate net pro forma tangible book value per share by subtracting total liabilities from total tangible assets and then dividing that number by the number of shares of common stock outstanding at December 31, 1998, after giving effect to the automatic conversion of preferred stock upon consummation of this offering.

    The following table illustrates the per share dilution to investors in this offering:


                                                                                    PER SHARE
                                                                                   -----------
Assumed offering price...........................................................                $   17.00
Net tangible book value as of December 31, 1998..................................   $    1.18
Pro forma increase attributable to new investors in this offering................        2.24
                                                                                   -----------
Pro forma net tangible book value after this offering                                                 3.42
                                                                                                -----------
Pro forma dilution to new investors in this offering.............................                $   13.58
                                                                                                -----------
                                                                                                -----------


    The following table summarizes on a pro forma basis as of December 31, 1998, after giving effect to this offering, the number of shares of common stock purchased from us, the total consideration paid to us and the average consideration paid per share by existing stockholders and by new investors in this offering:


                                                        SHARES PURCHASED          TOTAL CONSIDERATION
                                                    -------------------------  --------------------------
                                                                                  AMOUNT
                                                                                    (IN                    AVERAGE PRICE
                                                       NUMBER       PERCENT     THOUSANDS)      PERCENT      PER SHARE
                                                    ------------  -----------  -------------  -----------  -------------
Existing stockholders.............................    32,868,276        84.6%   $    95,258         48.3%    $    2.90
Investors in this offering........................     6,000,000        15.4%       102,000         51.7         17.00
                                                    ------------       -----   -------------       -----        ------
  Total...........................................    38,868,276       100.0%   $   197,258        100.0%    $    5.08
                                                    ------------       -----   -------------       -----        ------
                                                    ------------       -----   -------------       -----        ------


    The calculations on this page are based on shares outstanding as of December 31, 1998. These calculations exclude from the number of outstanding shares of common stock:

    - 1,682,250 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 1998 at an exercise price of $2.64 per share,

    - 424,063 shares of common stock issuable upon exercise of stock options granted on March 22, 1999, 49,063 at an exercise price of $3.36 per share and 375,000 at an exercise price of $6.00 per share,


    - 1,320,556 shares of common stock issuable upon exercise of stock options granted contingent on this offering at an exercise price of $6.00 per share, which is equal to 50% of the mid-point of the initially proposed price range, and


    - 1,482,648 shares of common stock reserved for issuance upon exercise of warrants exercisable as of December 31, 1998 at a weighted average exercise price of $4.37.


    If all of the options and warrants outstanding as of December 31, 1998, had been exercised at that date, dilution to new investors in this offering would be $13.84 per share.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    On September 8, 1998, we acquired I.I.T. Holding, Inc. and its two wholly-owned subsidiaries, International Information Technology Inc., a U.S. subsidiary, and International Information Technology IIT, C.A., a Venezuelan subsidiary. We refer to these businesses collectively as IIT. IIT's operations commenced on May 20, 1994 upon the incorporation of the U.S. subsidiary. The Venezuelan subsidiary was formed on March 6, 1996. For accounting purposes, IIT is a predecessor of USI, which was incorporated in January 1998.

    The following table summarizes:


    - the historical consolidated financial data of IIT for the period from May 20, 1994, its date of inception, through December 31, 1994 and for the fiscal years ended December 31, 1995, 1996 and 1997 and as of December 31, 1994, 1995, 1996 and 1997,



    - the historical consolidated operating statement data of IIT for the period from January 1, 1998 through September 7, 1998, the date we acquired IIT, and for the eight months ended August 31, 1997.


    - our historical consolidated financial data for the period from our date of inception, January 14, 1998, through December 31, 1998 and as of December 31, 1998, and


    The financial statement data for periods prior to 1996 and the operating statement data for the eight months ended August 31, 1997 have been derived from the unaudited financial statements of IIT. The selected financial data as of December 31, 1996 and 1997 and for the years then ended, has been derived from, and is qualified by reference to, the audited consolidated financial statements of IIT included elsewhere in this prospectus. The selected financial data for 1998 has been derived from, and is qualified by reference to, our audited consolidated financial statements for the period from January 14, 1998 (inception) through December 31, 1998, and the audited consolidated financial statements of IIT for the period from January 1, 1998 through September 7, 1998. Our audited consolidated financial statements for the period from our inception through December 31, 1998 include the results of IIT from September 8, 1998 through December 31, 1998 and the results of Advanced Communication Resources, Inc., or ACR, from October 2, 1998 through December 31, 1998. You should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes of USI, ACR and IIT included in this prospectus.


    In the table below:

    - Series B Preferred Stock is not presented as a part of our stockholders' equity because it is mandatorily redeemable upon the eighth anniversary of its issuance.

    - We do not present 1,343,750 shares of common stock held by three officers as part of our stockholders' equity because we could be required to repurchase these shares at fair value if any of these officers die or become disabled prior to this offering. See Note 11 of the Notes to USI's Consolidated Financial Statements. These provisions will terminate upon the consummation of this offering.

                                             PREDECESSOR                  PREDECESSOR              PREDECESSOR
                                             PERIOD FROM       ---------------------------------  --------------
                                             MAY 20, 1994                                          EIGHT MONTHS
                                         (DATE OF INCEPTION)        YEAR ENDED DECEMBER 31,           ENDED
                                                  TO           ---------------------------------    AUGUST 31,
                                          DECEMBER 31, 1994      1995       1996        1997           1997
                                         --------------------  ---------  ---------  -----------  --------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue................................      $        156      $     801  $     747  $     2,812   $      1,499
                                               ----------      ---------  ---------  -----------  --------------
Costs and expenses
  Cost of sales and services...........               108            613        519        1,881          1,112
  Selling, general and administrative
    expenses...........................               290             77        204        1,844          1,260
  Depreciation and amortization........                 3              7         14           30             15
                                               ----------      ---------  ---------  -----------  --------------
    Total costs and expenses...........               401            697        737        3,755          2,387
                                               ----------      ---------  ---------  -----------  --------------
Operating (loss) income................              (245)           104         10         (943)          (888)

Other income (expense):
    Interest income....................                --             --         --           --             --
    Interest expense...................                --             (5)        (3)          (9)            (1)
Provision (benefit) for income taxes...                --             28         15          (58)           (58)
                                               ----------      ---------  ---------  -----------  --------------
Net income (loss)......................      $       (245)     $      71  $      (8) $      (894)  $       (831)
                                               ----------      ---------  ---------  -----------  --------------
Basic and diluted income (loss) per
  common share attributable to common
  stockholders.........................      $  (2,578.95)     $  747.37  $  (84.21) $ (9,410.53)  $  (8,742.00)
                                               ----------      ---------  ---------  -----------  --------------
                                               ----------      ---------  ---------  -----------  --------------

                                                                    USI
                                                              ----------------
                                             PREDECESSOR        PERIOD FROM
                                         -------------------  JANUARY 14, 1998
                                             PERIOD FROM          (DATE OF
                                           JANUARY 1, 1998     INCEPTION) TO
                                           TO SEPTEMBER 7,      DECEMBER 31,
                                                1998                1998
                                         -------------------  ----------------

STATEMENT OF OPERATIONS DATA:
Revenue................................     $       4,406        $    4,122
                                               ----------          --------
Costs and expenses
  Cost of sales and services...........             2,976             6,658
  Selling, general and administrative
    expenses...........................             1,809            24,425
  Depreciation and amortization........                28             3,179
                                               ----------          --------
    Total costs and expenses...........             4,813            34,262
                                               ----------          --------
Operating (loss) income................              (407)          (30,140)
Other income (expense):
    Interest income....................                --               367
    Interest expense...................               (17)           (2,681)
Provision (benefit) for income taxes...                --                --
                                               ----------          --------
Net income (loss)......................     $        (424)       $  (32,454)
                                               ----------          --------
Basic and diluted income (loss) per
  common share attributable to common
  stockholders.........................     $   (4,464.37)       $   (60.96)
                                               ----------          --------
                                               ----------          --------


                                                                                                         PREDECESSOR
                                                                                          ------------------------------------------
                                                                                                      AS OF DECEMBER 31,
                                                                                          ------------------------------------------
                                                                                            1994       1995       1996       1997
                                                                                          ---------  ---------  ---------  ---------
                                                                                                    (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...............................................................  $      --  $      --  $      70  $      14
Working capital (deficit)...............................................................        (15)        70         14         42
Total assets............................................................................         40        147        348        769
Short-term obligations expected to be refinanced........................................         --         --         --         --
Long-term debt and capital lease obligations, excluding current portion.................         25         47         11         16
Series B Convertible Redeemable Preferred Stock.........................................         --         --         --         --
Common stock subject to repurchase......................................................         --         --         --         --
Stockholders equity (deficit)...........................................................          2         66         45        132

                                                            USI
                                                         ----------

                                                            1998
                                                         ----------

BALANCE SHEET DATA:
Cash and cash equivalents..............................  $   43,802
Working capital (deficit)..............................      22,551
Total assets...........................................     106,516
Short-term obligations expected to be refinanced.......       5,282
Long-term debt and capital lease obligations, excluding       8,659
Series B Convertible Redeemable Preferred Stock........      62,242
Common stock subject to repurchase.....................       4,145
Stockholders equity (deficit)..........................      (2,467)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH THE FINANCIAL STATEMENTS AND RELATED NOTES OF USI, ACR AND IIT INCLUDED IN THIS PROSPECTUS. IN THE FOLLOWING DISCUSSION, REFERENCES TO "WE" SHOULD BE READ TO MEAN OUR PREDECESSOR IIT FOR ALL PERIODS PRIOR TO THE FISCAL YEAR ENDED DECEMBER 31, 1998. FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, REFERENCES TO "WE" SHOULD BE READ TO MEAN THE COMBINED OPERATIONS OF IIT AND USI AND, AFTER OCTOBER 2, 1998, ALSO INCLUDE ACR. THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS APPLY TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS ARE MADE AS OF THE DATE OF THIS PROSPECTUS, AND WE ASSUME NO OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS OR TO UPDATE THE REASONS ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. SEE "RISK FACTORS."

OVERVIEW

    I.I.T. Holding, Inc., a predecessor of USI, specializes in systems analysis and design and systems integration solutions. IIT is a provider of PeopleSoft human resource management and financial system implementation. IIT's consulting professionals have expertise in human resource management as well as accounting and financial systems.

    We acquired IIT in September 1998 as a part of our program to develop a new Internet-based service offering. IIT provides implementation capabilities that enable us to provide human resource and financial management functionality as part of our IMAP offerings.


    We have developed an advanced, integrated service offering that provides our clients the ability to use leading business software applications through our state-of-the-art Internet-based network. Since our inception in January 1998, we have devoted substantially all of our efforts to developing our network infrastructure, recruiting and training personnel, establishing strategic business partnerships with application software providers, completing two strategic acquisitions and raising capital. We have incurred a cumulative net loss since inception and expect to incur additional losses for at least the next twelve months, due primarily to additional start-up costs related to implementation of our services and the continued expansion and enhancement of our network. As of December 31, 1998, we had accumulated net losses of approximately $32.5 million.


    REVENUE. We expect that future revenue will be generated primarily from the delivery of IMAP services. Revenue from IMAP services will consist of monthly recurring fees from ongoing services and will be recognized ratably as earned over the contract term. Non-refundable client deposits, if any, will be recognized as revenue ratably over the contract term. Revenue from the delivery of professional information technology services not included in IMAP solutions will be recognized as the services are performed.

    COSTS AND EXPENSES. We will incur operating costs and expenses related to the delivery of IMAP services. Costs and expenses will include product development, network and data center support, selling and marketing, and general and administrative expenses. Since inception, we have incurred expenses consisting primarily of compensation and benefits, recruiting, occupancy and consulting. We have expensed all start-up costs as incurred.

    We will incur up-front costs related to the delivery of IMAP services. Product development costs and the cost to operate our network and data centers will be recognized as period costs. Costs related to the acquisition of hardware will be capitalized and depreciated over the estimated useful life of the hardware of five years. Costs related to the acquisition of software licenses will be capitalized and amortized over either the term of the license agreement, or the term of the individual client contract, depending on the nature of the software license agreement. Amortization will be based on current and future revenue from each product and annual amortization will not be less than that computed on a straight-line basis over the remaining useful life. Direct costs related to the integration of software applications for a client on our network will be capitalized and amortized over the related contract period.


HISTORICAL RESULTS OF OPERATIONS--USINTERNETWORKING



    REVENUE. For the period ended December 31, 1998, we generated $4.0 million in professional IT services revenue primarily from ACR and IIT. The remaining revenue during the period was generated through IMAP clients.



    GROSS MARGIN, COSTS OF SALES AND EXPENSES. We incurred $2.5 million in the delivery of professional IT services for the period ended December 31, 1998. Our remaining costs of revenues for the period ended December 31, 1998 were the costs associated with the delivery of our IMAP products. These costs, which include the operations of our network and data centers, and the amortization of customer specific hardware, software and integration costs, totaled $4.2 million for the period.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. For the period ended December 31, 1998, we incurred $2.4 million of selling, general and administrative expenses. The majority of our selling, general and administrative expense for 1998 relates to USI's development stage activities and consists principally of compensation ($16.7 million), benefits ($1.1 million), recruiting ($0.3 million), occupancy ($0.7 million), consulting services ($2.8 million) and network costs ($2.4 million) prior to the implementation of the first IMAP client. Included in these expenses is $0.2 million in non-cash compensation related to the issuance of common stock to two of our executive officers. To the extent that we grant stock or options to purchase stock at less than the fair market value of the stock, we may be required to record additional non-cash compensation expense. In March 1999, we granted options to purchase 424,063 shares of common stock, 49,063 with an exercise price of $3.36 per share and 375,000 with an exercise price of $6.00 per share. Accordingly, we will recognize non-cash compensation expense in connection with this issuance over the applicable vesting periods of these options. We also granted options to acquire 1,320,556 shares of common stock at an exercise price of $6.00 per share. We will recognize non-cash compensation expense in connection with this issuance over the four-year period that the employees earn the right to exercise the options and retain the shares without regard to continued employment. Based on an estimated fair value of $12.00 at the grant date, the compensation expense for all of these options would total approximately $10.6 million.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the period ended December 31, 1998 totaled $3.2 million, comprised of depreciation expense of $1.5 million related to the significant infrastructure built in 1998 to support future IMAP services, and $1.6 million of amortization of the goodwill created through the acquisitions of IIT and ACR in 1998.



    INTEREST INCOME AND EXPENSE. For the period ended December 31, 1998, we incurred $2.7 million in interest expense and generated interest income of $0.4 million. The interest expense is comprised of $2.0 million of interest expense in 1998 recorded through the write-off of an unamortized debt discount. This debt discount originated from the value assigned to the warrants issued in conjunction with the $9.1 million bridge loan to USI, which was converted to Series B Preferred Shares on December 31, 1998. The remaining interest expense is attributable to our debt and capital leases in 1998. The interest income generated for the period ended December 31, 1998 is attributable to our temporary investment of excess cash.



    We recorded a deferred tax asset of $10.9 million as of December 31, 1998. This deferred tax asset consisted principally of start-up costs capitalized for income tax purposes and net operating loss carryforwards. We have established a valuation allowance for the entire amount of our deferred tax asset due to uncertainties regarding future taxable income.

HISTORICAL RESULTS OF OPERATIONS--PREDECESSOR



COMPARISON OF THE PERIOD ENDED SEPTEMBER 7, 1998 TO THE PERIOD ENDED AUGUST 31,
  1997



    REVENUE. Revenues for the period ended September 7, 1998, increased 194% over the period ended August 31, 1997. This increase is attributable to the growth in IIT's PeopleSoft implementation services.



    GROSS MARGINS, COSTS OF SALES AND SERVICES. IIT incurred $3.0 million and $1.1 million of expenses in the delivery of its PeopleSoft implementation services for the periods ended September 7, 1998 and August 31, 1997, respectively. As a result, IIT's PeopleSoft implementation services generated gross margins of 32.4% and 25.8% for the periods ended September 7, 1998 and August 31, 1997, respectively. The improved gross margins from period to period is attributable to a reduction in the use of subcontractors, an increase in IIT's staff utilization and continued improvement in the demand for PeopleSoft implementation services.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. IIT incurred $1.8 million and $1.3 million of selling, general and administrative expenses for the periods ended September 7, 1998, and August 31, 1997, respectively. Selling, general and administrative expenses for the period ended August 31, 1997 include $1.0 million attributable to non-cash compensation expense related to the issuance of stock to three of IIT's officers. Selling, general and administrative expenses increased $0.8 million for the period ended September 7, 1998, as a result of bonuses and related payroll taxes. The remaining increase of approximately $0.7 million is attributable to the additional selling, general and administrative support required to support IIT's growing customer base.



COMPARISON OF THE YEARS ENDED DECEMBER 31, 1997 TO THE YEAR ENDED DECEMBER 31,
  1996



    REVENUE. Revenues for 1997 over 1996 increased 276%. The significant increase in 1997 is attributable growth in IIT's PeopleSoft implementation services.



    GROSS MARGIN, COSTS OF SALES AND SERVICES. IIT incurred $0.5 million and $1.9 million of expenses in the delivery of services for the years ended December 31, 1996 and 1997, respectively. As a result, IIT services generated gross margins of 30.5% and 33.1% for the years ended December 31, 1996 and 1997, respectively. The improved gross margin from year to year is attributable to a reduction in the use of subcontractors, an increase in IIT's staff utilization, and improving market conditions for the PeopleSoft implementation services industry during this period.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. IIT incurred $0.2 million and $1.8 million in selling, general and administrative expenses for the years ended December 31, 1996 and 1997, respectively. The primary factor in the $1.6 million increase from 1996 to 1997 is due to $1.0 million of non-cash compensation expense related to the issuance of stock to three of IIT's officers. The remaining increase is attributable to the additional support required for IIT's growing customer base.


ACQUIRED COMPANIES

    The acquisitions of IIT and ACR were made primarily with cash and were accounted for using the purchase method of accounting. The assets and liabilities of the acquired companies have been recorded at their fair market value as of the acquisition closing date. The excess of the purchase price over the fair market value of the identifiable net assets of IIT and ACR has been accounted for as goodwill, which is being amortized over its estimated useful life of 5 years.

LIQUIDITY AND CAPITAL RESOURCES

    At December 31, 1998, we had cash and cash equivalents of $43.8 million primarily generated through the sale of $32.8 million of Series A Preferred Stock and $62.0 million of Series B Preferred Stock, after deducting issuance costs. Through December 31, 1998, we have used $20.6 million through operating activities and $37.7 million in investing activities. The principal investing activities were the acquisitions of ACR and IIT for $16.9 million and the purchase of property and equipment totaling $20.1 million.


    USI has used debt and capital leases to partially finance its capital purchases and plans to continue this practice for the foreseeable future. As of December 31, 1998, we had obtained commitments for secured financing from several sources including: Cisco System Capital Corporation ($10.0 million), Venture Lending & Leasing II, Inc. ($10.0 million), Transamerica Business Credit Corporation ($5.0 million), Leasing Technologies International, Inc. ($2.0 million) and Hewlett Packard Company ($1.0 million), among others. The total of the secured financing commitments at December 31, 1998 was $30.1 million, of which $13.7 had been funded. Since the end of 1998, we have continued to seek secured financing. At February 28, 1999, we had secured financing commitments totaling $36.5 million, of which approximately $24.5 million had been utilized. We are also exploring the possibility of obtaining mortgage financing in connection with possible expansion of our facilities in Annapolis. As of March 1999, we had entered into forward looking commitments for the purchase of software and advertising totaling $22.5 million. The agreement provides for minimum payments of $2.5 million over eight fiscal quarters commencing on March 31, 1999, for the purchase of software licenses. Additionally, the agreement provides for eight quarterly minimum payments of $312,500 commencing in March 1999 for co-marketed advertising campaigns.


    We believe that these resources, together with the estimated net proceeds from this offering and anticipated debt and capital lease financing, will be sufficient to fund our operations for at least the next two years. If we expand more rapidly than currently anticipated, if our working capital needs exceed our current expectations or if we make acquisitions, we will need to raise additional capital from equity or debt sources. We cannot be sure that we will be able to obtain the additional financing to satisfy our cash requirements or to implement our growth strategy on acceptable terms or at all. If we cannot obtain such financing on terms acceptable to us, we may be forced to curtail our planned business expansion and may be unable to fund our ongoing operations.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED FOR OR OBTAINED FOR INTERNAL USE (SOP 98-1). This SOP requires the capitalization of costs to purchase or develop internal-use software, including external direct costs of materials and services, payroll and payroll related costs for employees who are directly associated with and devote time to an internal-use software development project. Allocations of overhead to capitalized costs are not permitted. Computer software costs related to research and development are expensed as incurred, as are training and maintenance costs. SOP 98-1 is effective for years beginning after December 15, 1998 and application is prospective. Through December 31, 1998, approximately $1 million of costs related to the implementation of internal use software were expensed. We will adopt SOP 98-1 in the first quarter of 1999.

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, REPORTING THE COSTS OF START-UP ACTIVITIES (SOP 98-5). This SOP requires that start-up costs and organizational costs be expensed as incurred. Start-up activities include one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, initiating new process in an existing facility, or commencing some new operation. SOP 98-5 is effective for years beginning after December 15, 1998. We currently expense the costs of all start-up and organizational activities.

    YEAR 2000 COMPLIANCE

    YEAR 2000 ISSUE. The Year 2000 issue is a result of computer programs or systems which store or process date-related information using only two digits to represent the year. These programs or systems may not be able to properly distinguish between a year in the 1900's and a year in the 2000's. Failure of these programs or systems to distinguish between the two centuries could cause the programs or systems to yield erroneous results or even to fail.

    STATE OF READINESS. Since its inception in January 1998, USI has been cognizant of the Year 2000 issue. Hardware and software selections, network architecture, and client contract terms have all been designed with the Year 2000 issue in mind.

    We have established a Year 2000 compliance team to carry out a program of testing and remediation on our information technology and non-information-technology systems, for systems used by USI as well as those provided by USI to its clients. The compliance team includes members from all levels of management and is led by our engineering and operations organization. The compliance team meets as a group on a regular basis and subgroups of the team will meet as needed to address specific issues.

    The compliance team will carry out a program consisting of the following phases.

    - Inventory of all potentially affected software products and software-related services.

    - Analysis of such products and services to identify any areas that require change or replacement.

    - Development of appropriate changes or replacements for the identified areas.

    - Testing.

    - Implementation of the changes or replacements.

    - Contingency planning.

    Because USI is not only a user of software products and software-related services, but also provides software products and software-related services to its clients, the compliance program will address both software products and software-related services used by USI and those provided by USI to its clients. While different areas of USI face different Year 2000 problems, USI has given priority to software products and software-related services that it provides to its clients.

    Our compliance team has completed the following tasks under our compliance program:

    - Conducted in depth discussions with all of its software suppliers. We have received assurances from all our software suppliers that the programs provided to us are in compliance, and we do not believe that any of the software applications provided to our clients requires remediation.

    - Inventoried existing hardware and software used in our systems. Our hardware and software purchases were made beginning in March 1998 and no systems were in service before then, excluding systems maintained by the acquired companies. Systems manufactured and released after 1996 are generally believed to be free of Year 2000 compliance problems.

    - Although the companies we recently acquired have been in existence longer than we have and have older systems in place, we concluded, based on Year 2000 assessments performed for the acquired companies, that there are no material exposures related to the hardware or software used by the acquired companies.

    - We have performed Year 2000 and subsequent leap year roll-over tests up to the year 2008 on each of our server platforms. During these tests only one system was found to be non-compliant. This system was brought into compliance with an operating system upgrade in October 1998.

    - Our network infrastructure units, like routers and switches, were put through a Year 2000 roll-over test and found to be compliant.

    - We have inventoried our internally developed source code and determined that there is a minimal amount, consisting primarily of custom web scripts and UNIX shell scripts, which require testing.

    The Year 2000 compliance team has the following tasks to complete:

    - Determine if additional analysis, remediation, testing or implementation of new or existing systems, including software developed by the acquired companies, are required.

    - Complete implementation of any necessary changes and replacements to software products and software-related services used and provided by USI.

    - Implement procedures to ensure that any future software products and software-related services, as well as enhancements to existing software products and software-related services, are developed in accordance with USI's Year 2000 compliance program. We anticipate that inventory and analysis of our existing systems will be completed by the second quarter of 1999. We anticipate that implementation of any required changes or replacements to existing systems as well as contingency planning for systems identified as having a high risk of non-compliance will be completed by the third quarter of 1999.

    - Design contingency and business continuation plans in the event of the failure of the systems used by USI due to the Year 2000 millennium change.

    COSTS. As of December 31, 1998, USI has not incurred material expenses in connection with its Year 2000 compliance program. All expenses relating to Year 2000 compliance to date have been incurred in the normal course of our business, as we have developed our products, network, and implemented specific client applications. The cost of completing the Year 2000 compliance program is expected to be principally in the form of the opportunity costs of employees' time. USI may also need to purchase replacement products or hire consultants or other providers to assist in Year 2000 compliance efforts, though it does not currently expect that this will prove necessary. Currently, the estimated cost of the Year 2000 compliance program is approximately $0.7 million, which includes internal labor costs and reserves for outside consulting and additional hardware and software. We expect that this estimate will be refined as the inventory and analysis phase is completed.

    RISKS. Should we fail to solve a Year 2000 compliance problem to one of our systems the result could be a failure or interruption of normal business operations. We believe that, due to the relative newness of our systems and the tasks undertaken and completed by our compliance team, the potential for significant interruptions to normal operations should be minimized. Our primary risks with regard to Year 2000 failures are those which impact our IMAP business. The reasonably likely worst-case risks inherent in our business are as follows:

    - Significant and protracted interruption of electrical power to our data center operations could materially and negatively impact our ability to provide data center operations. To mitigate this risk, we have deployed back-up power systems at our data systems and have the capability to transfer all of the operations of one data center to another. However, electrical power interruptions that impact Internet connectivity providers could adversely impact us because of our reliance upon Internet-based operations for our day-to-day business.

    - Significant and protracted interruption of telecommunications and data network services in any of our data centers could materially and negatively impact our ability to provide data center operations. We have conducted detailed assessments of the components of our telecommunications infrastructure and are working to identify appropriate system testing guidelines. In addition, we have plans to seek additional assurances and a better understanding of the compliance programs of its telecommunications and data circuit providers.

    - The failure of components of our systems used in the data centers could materially and negatively impact our business. However, based on the time period in which the data centers were developed we believe the risk of failure is small. In addition, we have conducted a technical assessment of the current systems and believe them to be compliant.

    - If a product or service provided by USI is found to cause damage or injury to a client because of Year 2000 noncompliance, USI could be liable to the client for breach of warranty. USI's client contracts generally limit USI's liability. USI cannot accurately predict what legal claims may be brought against it. In addition, USI cannot predict the outcome of any legal claims. USI's acquired subsidiaries have several contracts which make Year 2000 warranties. Some of these contracts make broader warranties than those made by the manufacturers of the software provided. The potential liability arising from some of these warranties is not capped.

    - In the course of our business, USI uses software products provided by other companies, and some of USI's products and services interface to other companies' systems. USI has received information from various other third-party providers regarding the Year 2000 readiness of their products and it continues to review such information. USI is also sending requests to other third parties for information regarding the Year 2000 readiness of their products and systems. As USI does not have any control over these third parties, it cannot guarantee that such third-party products and systems will not suffer any adverse effects due to the Year 2000 issue which may result in a material adverse effect on our business.


    - USI has not yet completed its Year 2000 contingency plans. If USI does not complete its contingency plans, its potential Year 2000 liabilities may be increased. The lack of a contingency plan could result in USI responding late or not at all to problems caused by the date changeover at the end of 1999. In addition, any response USI does make may be poorly conceived or executed. However, USI's compliance program includes the development of a contingency plan. The development of the plan is currently underway.


    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    USI is exposed to market risk related to changes in interest rates. USI invests excess cash balances in cash equivalents. In addition, USI's borrowing arrangements are on fixed rate terms of varying maturities. USI believes that the effect, if any, of reasonably possible near-term changes in interest rates on USI's financial position, results of operations and cash flows is not material.

                                    BUSINESS

ABOUT USI

    USI's service offerings integrate leading packaged software applications with back-up, security, and operational support to meet the needs of middle market companies for business functions such as sales force automation, customer support, e-commerce, and human resources and financial management. We implement these applications in our data centers and enable our clients to access and utilize the applications over the Internet. We take full responsibility for providing these services to our clients, freeing them from the need to own and manage related computer systems, networks and software.

MARKET TRENDS

    We believe that there are four key market trends that drive the business opportunity for USI:

    - The rapid growth of Internet-based communications and the outsourcing of web sites.

    - The competitive need of middle market enterprises to automate key business processes.

    - The availability of Internet-enabled packaged software applications.

    - The need for an integrated approach to providing these services.

THE RAPID GROWTH OF INTERNET-BASED COMMUNICATIONS AND THE OUTSOURCING OF WEB SITES.

    An increasing number of companies use the Internet to enable fast and efficient communications between various constituents of their enterprises. For example:

    - E-commerce is becoming a critical element of many businesses' strategies. Companies increasingly demand that their vendors communicate ordering, invoicing and payment transactions through Internet-enabled applications. Forrester Research, Inc. forecasts that Internet commerce revenues will grow from approximately $10 billion in 1997 to $183 billion by 2001.

    - Enterprises are relying on the Internet to communicate with employees who are increasingly dispersed due to globalization and the development of alternative workplaces. According to Forrester Research, Inc. there are between 30 and 40 million telecommuters or home-based workers in the United States.

    - To interact with customers, suppliers and remote employees efficiently, an increasing number of businesses are implementing mission-critical applications over intranets and extranets rather than through dedicated private networks. Forrester Research, Inc. forecasts that the increasing demand for corporate intranets and extranets will fuel growth rates in excess of 30% in distributed infrastructure services resulting in a $140 billion market in 2002.

    As more companies implement mission-critical business applications on the Internet, the demand for the outsourced provision of key Internet infrastructure and services, or web hosting, has significantly increased. The outsourcing of web sites is occurring because businesses recognize that they do not have an infrastructure sufficient to ensure reliable and responsive deployment of mission-critical applications on the Internet. In an April 1998 report, Forrester Research, Inc. cited scalability, speed and availability as the key network concerns among Fortune 1000 companies. Web site hosting providers address these concerns by building substantial redundancy and capacious network bandwidth into their facilities. Moreover, they provide a physically secure data center environment, which helps to address businesses' security concerns as they begin to move proprietary business information over the Internet.

THE COMPETITIVE NEED OF MIDDLE MARKET ENTERPRISES TO AUTOMATE KEY BUSINESS PROCESSES.

    Middle market enterprises increasingly face competitive demands to automate business processes, but they have frequently not been able to afford the functionality available to their larger competitors. This has been exacerbated by the shortage of information technology professionals. We believe that these enterprises have a significant need for packaged application software to improve core business processes and reduce costs and enhance their global competitive position.

    We believe that many of the leading enterprise resource planning software packages remain too complex and too costly to be effective solutions for middle market companies. While many enterprise resource planning providers have begun offering products that are targeted for the middle market, implementation of these packages generally still requires specialized skill sets and frequently takes three to twelve months. In addition, the infrastructure required to support these packages once implemented is also beyond the capabilities of many middle market businesses. Faced with these costs and time frames, many middle market companies choose to forgo the capabilities of leading enterprise resource planning packages in favor of less functional products. We believe that a lower cost, more easily implemented approach would allow these middle market businesses to capitalize on the functionality of leading enterprise resource planning packages and better position these businesses against larger competitors.

THE AVAILABILITY OF INTERNET-ENABLED PACKAGED SOFTWARE APPLICATIONS.

    Until recently, companies wanting to implement Internet applications had to develop their own software applications or customize existing packages. This made each implementation unique and costly. It also made implementation time frames and costs unpredictable. Over the past two years, however, major packaged application providers, such as Oracle, J.D. Edwards, Siebel, PeopleSoft, Lawson and others, have released versions of their software which can be accessed and used over the Internet. Internet-enabled software is becoming an increasingly common offering of providers of applications for distributed users such as e-commerce, enterprise resource planning applications, and sales force automation, where the increasing ubiquity of the Internet makes it a cost-efficient mechanism for implementing distributed functions.

    We believe that the availability of Internet-enabled packaged software makes it possible, for the first time, to implement these applications on the Internet in predictable time frames, with predictable costs, and without writing custom code.

THE NEED FOR AN INTEGRATED APPROACH TO PROVIDING THESE SERVICES.

    Forrester Research, Inc. reports that the overall market for outsourcing packaged software applications will grow from approximately $1 billion in 1997 to over $21 billion by 2001. Furthermore, according to Forrester Research, Inc., U.S. firms are now spending approximately a quarter of their overall information technology budgets on outsourcing services. These services include packaged application software implementation and support, customer support and network development and maintenance. Reasons for the growth in outsourcing include:

    - The scarcity of information technology professionals.

    - The challenges faced by a non-technical company in hiring, motivating and retaining qualified application engineers and information technology employees.

    - The desire by companies to focus on their core business.

    - The difficulties that businesses experience in developing and maintaining their networks and software applications.

    - The fast pace of technical change that shortens time to obsolescence and forces increases in capital expenditures as companies attempt to keep up with leading technologies.

Enterprises faced with these problems have traditionally sought solutions from a variety of information technology providers including system integrators, ISPs, hardware and software vendors, and telecommunication companies. Thus, these companies have had to deal with at least three independent suppliers - a software applications provider, a systems integrator, and a site hosting provider - or have had to support implementation with in-house resources. There are inherent conflicts and difficulties with this approach, because each supplier is dedicated to providing its own specific product or service with only limited knowledge of the bundle of products and services required to provide the complete business solution. USI believes that these trends create a substantial market opportunity for a single-source solution that combines software from multiple vendors, hardware, systems integration and Internet-based communications in an integrated service offering.

THE USI SOLUTION

    USI believes that it is well positioned to take advantage of these trends. We have established our IMAP services as a leading single-source solution for the Internet-enabled application software needs of middle market enterprises. We take responsibility for the deployment and maintenance of the IMAP best-of-breed packaged software applications. This allows our clients to focus on their core competencies without mediating among disparate vendors. USI's IMAP solutions enable clients to buy these mission-critical functions as a service from a single vendor, rather than as a collection of technologies from multiple vendors.

    USI has teamed with major packaged application software providers to implement its IMAP offerings. USI has built a network of EDCs through which its clients' business software applications are deployed. The network offers fast, reliable and secure access to USI-managed client application web sites, which serve as the "Internet gateways" for enterprises and their employees, customers and partners to access and use business application software and data. The servers are generally procured and maintained by USI and dedicated to specific clients. Clients can define specific groups, such as their sales force, customers, or investors, to have full or limited access to their web sites. Because USI's network is deployed globally, access to customer applications can be equally responsive in North America, Europe, and Asia. Moreover, geographically dispersed backup is designed to ensure reliability and data integrity. USI provides packaged application software and support along with its services on the basis of multi-year contracts paid on a monthly basis. We believe that the combination of our Internet communications capability along with Internet-enabled software applications makes our IMAP offerings the first truly integrated Internet communications and computing solution.

DELIVER INTEGRATED SERVICE OFFERINGS AROUND BUSINESS PROCESSES

    We have built and acquired expert product teams that specialize in implementing IMAP solutions to support specific business processes. USI's consulting and implementation teams have specific expertise in implementing our IMAP solutions for sales force automation, supply chain management, human resource management, e-commerce, decision support, customer service and core financials. Each team has the capability to integrate a specific application software package and the required Internet communications services, which together provide a total solution for a specific business process. These teams can implement applications and generate value for customers very quickly. For example, our typical implementation of Siebel technology is designed to be completed in 45 days. We believe that this provides a competitive advantage over a more conventional implementation which requires six months to more than a year for completion. The consulting and implementation teams hand off the implemented application to USI's Operations group, which runs and maintains the application as well as provides ongoing support to USI's customer through its client care organization.

LEVERAGE STRATEGIC RELATIONSHIPS WITH LEADING SOFTWARE APPLICATION PROVIDERS

    USI has established relationships with vendors in key application areas, including Siebel in sales force automation, customer service and enterprise marketing; PeopleSoft in human resources and financials; Sagent in decision-making support; and BroadVision in e-commerce. USI is the exclusive outsource provider of Seibel enterprise relationship management application hosting and rental services for direct customers of Siebel headquartered in North America and is one of nine currently certified outsourcing partners for PeopleSoft. The agreements with software providers generally enable us to deploy the applications as a service, without the need to establish a separate licensing arrangement for each client. The agreements also enable us to provide our clients with an economically attractive service offering, and afford us co-marketing and co-branding opportunities. These agreements provide us with an initial software portfolio that can meet a broad range of our clients' enterprise resource planning, e-commerce, and communication needs. In addition, the agreements provide us with an accelerated path to developing our expert product teams around the software applications and business processes these applications support.

OPERATE A SPECIALIZED GLOBAL NETWORK

    USI has constructed a highly reliable, fully redundant, global network specifically designed to support its IMAP solutions. The USI network is designed to provide the fastest possible response time, the highest level of security and 99.9% availability to its clients. USI has EDCs in Annapolis, Silicon Valley, Amsterdam and Tokyo. These EDCs are monitored and managed from our Global Enterprise Management Center in Annapolis and a remote back-up GEMC in Silicon Valley. The network is designed around dual primary backbones connecting our EDCs and GEMCs. Our dedicated network is linked to the Internet in North America via six major backbone providers, allowing our clients to bypass congested public exchange points. Large storage arrays in Annapolis and Silicon Valley can provide real-time back-up of North American client sites, enabling us to provide an unusually high level of data integrity. We use our proprietary network operations platform, USIView, to proactively manage and monitor our network systems, telecommunications hardware, network connectivity, operating systems and applications software.

IMPLEMENT SERVICES-BASED BUSINESS MODEL

    We sell our IMAP solutions as a service, not as a technology. Accordingly, our clients sign long-term contracts with fixed monthly payments made as the service is delivered. We believe that selling our IMap solutions as a service reduces our clients' initial capital expenditures and makes it easier for non-technical executives to purchase our products.

THE USI STRATEGY

    The focus of our strategy is to deliver timely, reliable and secure IMAP services to each of our clients. We believe that by doing so we will rapidly build our client base and secure long-term relationships with those clients. We will also continue investing to maintain a value advantage over our competitors and to capitalize on our first mover advantages, as follows:

    - INCREASE THE NUMBER OF SOFTWARE RELATIONSHIPS--USI plans to enter into strategic partnerships with additional application software vendors. This will enable us to expand our portfolio of IMAP solutions and reduce our reliance on any one software provider. USI sees opportunities in additional application areas, such as supply chain management, as well as in specific vertical market segments.

    - ENHANCE THE CAPACITY AND FUNCTIONALITY OF OUR GLOBAL NETWORK OF EDCS--Today, we provide European and Asian mirror sites to our clients from co-located EDCs in Amsterdam and Tokyo. As our client base expands, we intend to build dedicated EDCs in Europe and Asia to increase our capacity. Once these EDCs are built, we also intend to begin soliciting European and Asian source business. We also view the Latin American market as holding substantial potential.

    - ACQUIRE ADDITIONAL SYSTEMS INTEGRATORS--As we expand our offerings, we may acquire additional systems integrators to support the introduction of these service offerings. We have found that the easiest way to enter new application areas is to acquire existing businesses that focus on those applications. This approach not only brings a team with immediately relevant experience, it also brings reference accounts and the potential for cross-selling USI products to the acquired company's customer base.

IMAP OFFERINGS

    Our current IMAP offerings provide integrated solutions to meet the needs of middle market clients implementing distributed business functions. These solutions encompass four elements:

    - LEADING PACKAGED APPLICATION SOFTWARE. USI'S application packages address major business process areas including e-commerce, sales force automation, human resource management, decision support, supply chain management, and core financials. USI has chosen to focus on mission-critical business processes that serve distributed users. These processes can gain maximum value from Internet implementations and from USI's infrastructure.

    - USI-MANAGED CLIENT APPLICATION WEB SITES AVAILABLE VIA USI's GLOBAL NETWORK. USI-managed client application web sites are housed on dedicated USI-managed servers and available via a reliable, high-performance and secure global Internet network. Our network architecture is designed to ensure responsiveness and allows clients to define which groups will have full or limited access to the web site or the server.

    - CONSULTING AND SYSTEMS INTEGRATION SERVICES. IMAP consulting and system integration services define, develop and deliver the combination of hardware, network services, and application software that meet a specific customer's needs. Within the IMAP solutions, USI does not develop software nor does it implement substantial customization of existing packages. Rather, modular packages applications are configured to meet a customer's requirements.

    - INTEGRATED CLIENT SERVICE. Once implemented, IMAP solutions are efficiently managed in USI's network of EDCs. We provide client support twenty four hours a day, seven days a week, from dedicated teams with specific knowledge of each client implementation.

    In addition to the specific application areas that USI supports, USI allows clients to host their own software applications in our highly reliable and secure data center environment. Clients for this complex web site hosting realize all the reliability, security, and responsiveness benefits of USI's network; however, USI takes no responsibility for the application itself. We believe that many of USI's complex web site hosting clients intend to migrate to a USI-supported application over time.

    Most of our IMAP contracts, including our contracts for complex web site hosting, provide for a modest initial payment and are generally not less than three years in length. However, client contracts signed under our agreement with Siebel may have a term as short as six months and we foresee that some web site hosting contracts may also have shorter terms. Our contracts provide for prospective payment reductions in the event that agreed service levels, as measured and quantified by system performance benchmarks, are not met. As an inducement to attract several of our earliest clients, we agreed to early termination clauses without substantial penalties. We pursue non-terminable contracts and do not intend that these inducements to "lighthouse accounts" become our standard practice.

STRATEGIC SOFTWARE VENDOR RELATIONSHIPS

    In developing our IMAP solutions, we have formed relationships with some of the market-leading software providers whose applications support critical business processes. These application providers include Siebel, PeopleSoft, BroadVision, and Sagent. We believe that USI has proven to be an attractive partner for these software companies because of our strategy to deliver integrated solutions to middle market enterprises in a cost-effective service model. Each of our software agreements is unique, but most allow us to deploy packaged application software as a service without the need to establish a separate licensing arrangement for each client. The agreements also generally include co-marketing, specialized product training and preferred pricing on the licenses to the software. USI plans to enter into additional agreements with other software vendors over time.

    Each of USI's key application software relationships is described below.

    SIEBEL. Siebel is the recognized leader in providing enterprise relationship management applications, a range of product offerings that includes sales force automation, customer service/help desk, and enterprise marketing. USI and Siebel have entered into an agreement in which USI is the exclusive outsource provider of Siebel enterprise relationship management application hosting and rental services for direct customers of Siebel headquartered in North America.

    Our agreement with Siebel establishes a joint program in which the Siebel sales force will offer outsourcing as a product option. While Siebel will, in most instances, retain control of the application licensing, USI will implement the application in its data center, provide on-going management and support, and may provide its consulting and implementation services. Enterprise relationship management opportunities identified by USI's sales force will be handled in the same manner. In return for the exclusivity of this relationship, USI has agreed not to offer any competing enterprise relationship management applications as part of its IMAP solutions. The agreement mandates joint marketing programs, joint oversight of, and agreement on, the program to sell enterprise relationship management application outsourcing services, and commissioning of both Siebel and USI sales representatives participating in each sale.

    PEOPLESOFT. USI and PeopleSoft have agreed to offer PeopleSoft human resource and core financial applications as IMAP solutions. PeopleSoft is an established leader in the enterprise resource planning software industry and the recognized leader in human resource management solutions. USI is one of nine currently certified PeopleSoft outsourcing partners.

    PeopleSoft, on one occasion, notified us of its intention to terminate its agreement with us. After significant discussion, the issues in dispute were resolved, our agreement with PeopleSoft was renegotiated and PeopleSoft retracted its notification of intent to terminate the agreement.

    Our agreement with PeopleSoft provides that outsourcing opportunities identified by USI's sales force be jointly marketed and quoted. Opportunities identified by the PeopleSoft sales force will be jointly marketed and quoted with one of its certified outsourcing partners. Customers who elect outsourcing through USI will purchase USI's IMAP solutions. We have committed to acquire a specified minimum dollar value of licenses for distribution from PeopleSoft to be paid ratably over eight fiscal quarters, commencing with the first quarter of 1999. We have also committed to support certain PeopleSoft advertising. The agreement also provides for the sharing of rapid deployment methodologies, complete software support, the ability to joint market products and services, shared visibility at industry events, sharing of sales leads and joint training efforts.

    BROADVISION. USI and BroadVision have agreed to offer BroadVision's e-commerce application as an IMAP solution. BroadVision's e-commerce application has been adopted by enterprises across a broad range of industries. The agreement with BroadVision allows USI to offer a robust set of e-commerce solutions for business-to-business and business-to-consumer commerce.

    Our agreement with BroadVision allows for attractive discounts on licenses. Our arrangement with BroadVision also provides for flexible use of licenses worldwide, sharing of development methodology, technical support, joint sales activity and co-marketing.

    SAGENT. USI and Sagent have agreed to offer Sagent Enterprise Decision Support Systems applications as an IMAP solution. Sagent is currently fully prepared to service the emerging data warehousing market with its turnkey, fully Internet-enabled, data warehousing solution. Oracle and Siebel have selected Sagent as the exclusive data modeling and data movement technology upon which their data warehouse products are based.

    Our agreement with Sagent allows for attractive discounts on licenses and services and grants us the right to distribute the software as part of our IMAP solutions without the need to establish a separate licensing arrangement for each client. The agreement also provides for flexible use of the licenses worldwide, access to rapid deployment methodology, software support, joint marketing, visibility as a Sagent Premier Partner at industry events, shared training resources, and sharing of sales leads.

    OTHER RELATIONSHIPS. In addition to the applications described above, we implement some e-commerce solutions based on Microsoft Site Server, pursuant to a licensing agreement with Microsoft Corporation. We also implement many of our IMAP solutions utilizing Oracle databases, pursuant to a licensing agreement with Oracle. We have agreed to make Oracle our standard database for most of our enterprise resource planning implementations.

USI'S NETWORK

    We designed our global network specifically to provide superior performance for the IMAP offerings. The USI global network was engineered around three core design principles:

    - Provide uptime of 99.9% or better to the entire network, which includes the dedicated customer server.

    - Provide fast and predictable response time and access to customer content globally.

    - Provide reliable and customized network security.

NETWORK UPTIME

    The USI global network is designed to ensure 99.9% uptime by following four specific principles:

    - Avoiding incompatibility through standardization.

    - Utilizing redundant components.

    - Offering the ability to mirror client servers in separate EDCs.

    - Implementing USIView, USI's global end-to-end network management system.

    USI's network is designed around Cisco networking hardware, which minimizes multi-vendor integration and reduces the risks of hardware incompatibility and implementation delay. Cisco has designated USI's network as a Cisco Powered Network, indicating that Cisco has reviewed and approved the network design. USI's network architecture relies on redundancy of network hardware, facilities infrastructure like power supplies, and telecommunications circuits, which maximize the network availability. In addition, we have redundant EDCs, GEMCs, and wide-area networks connecting our EDCs. The wide-area network connection can be used to dynamically mirror or provide a duplicate site for each client at an alternative EDC location. This mirroring feature protects the site from downtime resulting from catastrophic failure at a specific geographic location. For clients requiring real time disaster recovery, USI utilizes storage arrays that enable real time data mirroring and are designed to maintain the integrity of data to within one second.

    The GEMC staff manages and monitors the network systems environment, telecommunications hardware and data content servers in all of USI's EDCs, both domestic and international, using USIView, USI's global network operations technology, an end-to-end network management platform. USIView consists of an integrated suite of scaleable software tools that allow the GEMC staff to proactively monitor systems-level events, processes and thresholds. USIView is the foundation of USI's systems and operations management strategy, providing us with:

    - A unified configuration and change management method.

    - An event correlation facility that collects, processes, and responds to management event information from a variety of sources.

    - A central repository for inventory and asset management information.

FAST RESPONSE TIME

    In order to facilitate the faster response time, USI has designed its network to avoid congestion areas on the Internet and has specifically designed its primary GEMC to support its integrated network. USI seeks to avoid the known Internet congestion points at the Metro Area Exchanges and at the network access points. In order to bypass the MAEs and network access points, USI's network in North America connects directly with six major Internet service providers' backbones, which carry about 85% of all the traffic on the Internet today. Client data is routed directly over an ISP's network to USI's network, bypassing congested public exchange points.

NETWORK SECURITY

    Each EDC features multiple levels of security to isolate private information from public information. Private network infrastructure is physically isolated with cabling, switches, and routers separately maintained from the hardware for the public network infrastructure. In addition, access to the EDCs and GEMCs is restricted to authorized personnel by hand scan readers, which also monitor and record entrances and departures. The public network and the private network have minimal electronic or logical interconnection and are connected only through a redundant firewall. The network also includes firewall products that enforce data security and policy-based routing for clients who prefer secure access to server resources. USI believes that these measures ensure complete separation and security between its public and private networks.

SALES & MARKETING

    USI offers its products and services through a direct sales organization based in the U.S. Each sales representative is responsible for a limited number of client relationships. USI believes this approach enables its sales representatives to understand each client's specific business needs thoroughly and to provide top quality ongoing support. USI currently has 23 sales representatives located throughout the United States. We intend to expand our sales organization into all major U.S. markets.

    The USI sales teams target medium-sized enterprises based in the U.S. with annual revenues ranging from $50.0 million to $1.0 billion and selected divisions of larger multi-national organizations. Our sales strategy emphasizes that IMAP solutions enable clients to avoid extensive initial capital outlays, maintain focus on their core businesses, reduce technical and integration risks, and shorten implementation time for software applications.

    USI has developed programs to attract and retain high quality, motivated sales representatives that have the technical skills and consultative selling experience necessary to sell USI's IMAP solutions. In addition, USI's acquisitions have augmented the sales and technical team, and have created opportunities for more rapid market penetration in their geographic region and access to established business relationships for cross selling.

    USI has established a marketing communications organization that is responsible for the branding and marketing of all USI's IMAP solutions and for distinguishing IMAP as a branded product offering. The marketing organization is responsible for all new service launches to ensure both internal execution and marketplace acceptance. The marketing organization has developed cooperative marketing and trade show participation programs in conjunction with USI's strategic software and hardware partners.

    USI has entered into a marketing agreement with U S WEST Communications, Inc., the incumbent local exchange carrier in fourteen western states. By the terms of that agreement, U S WEST gains exclusive rights to market USI's IMAP products in its fourteen-state region. USI makes its products available to U S WEST at a discount, and provides technical support during the sales process. The agreement with respect to any IMAP offering can be canceled in the event that U S WEST does not achieve an agreed quota of sales for that offering. Moreover, the exclusive arrangement is not binding on any successor organization to USI.

ACQUISITION STRATEGY

    USI's strategy for growth includes both internal development of its operations and strategic acquisitions. The goal of our acquisition strategy is to accelerate market penetration, build upon our core competencies and expand our technical staff and sales force. USI targets acquisition candidates based on their fit in USI's overall business plan with a particular focus on the development of expert product teams around specific business processes. Once a candidate is acquired, USI integrates its IMAP products with the existing service offerings of the acquired company and leverages the acquired sales force and customer base to expand market opportunities. In this way, USI accelerates its market penetration and gains established customer relationships, complementary skill sets and operational core competencies.

    To implement its acquisition strategy, USI has sought acquisition candidates with experienced technical professionals supported by project managers, training personnel and a direct sales force. The ideal candidate is a small to mid-sized, high-growth company with a focus toward service revenues, a business relationship with one or more of our packaged application software providers and a management team that shares our vision.

RECENTLY ACQUIRED COMPANIES

    USI acquired IIT, our predecessor company, in September 1998, and ACR in October 1998. These two companies provide USI with an existing PeopleSoft business partner relationship and Oracle and Sybase database integration and implementation expertise. The companies add expert product teams in enterprise resource planning and add core competencies in network integration, systems integration and Internet services. The acquired companies also provide a marketing, sales, training and operational presence in the Florida, California, Chicago and New York/New Jersey regions.

    The table below sets forth information regarding the acquired companies as of December 31, 1998.

                  TECHNICAL                                                                      1998
                  AND SALES       PRIMARY          EXPERT           CORE         NUMBER OF      REVENUE
COMPANY           PERSONNEL      LOCATIONS       PRACTICES      COMPETENCIES     CUSTOMERS    ($ MILLION)
--------------  -------------  --------------  --------------  --------------  -------------  -----------
IIT                      35    Miami           PeopleSoft      Application              15     $  6.9
                               Chicago                         Integration,
                               Los Angeles                     Systems
                                                               Integration

ACR                      45    New York        Oracle          Systems                  25     $  7.5
                                               Sybase          Integration

    INTERNATIONAL INFORMATION TECHNOLOGY, INC. IIT is a comprehensive provider of PeopleSoft human resources management and system implementation. The company's consulting professionals possess expertise in human resources management as well as accounting and financial systems. IIT specializes in systems analysis and design, and systems integration solutions. IIT is a PeopleSoft Global Implementation Partner. IIT's clients represent a wide variety of industries, including manufacturing, utility, banking, government, food and services. IIT provides USI with a regional expert practice focused on PeopleSoft applications and a team of approximately 35 technical consultants dispersed across the

United States. IIT was purchased for $12.8 million and warrants to purchase 50,000 shares of common stock at an exercise price of $16.00 per share. In addition, based on IIT's performance with respect to 1998 revenue, EBITDA and employee retention goals, the total cash purchase price was increased by $2.3 million.

    ADVANCED COMMUNICATION RESOURCES, INC. ACR, a New York based systems integration services company, specializes in Oracle and Sybase database application integration and business consulting services focused on the financial services industry. ACR is a Sybase Training Partner and a Microsoft Authorized Training Center. ACR provides USI with a market presence in the New York/New Jersey region, as well as approximately 40 technical consultants and 4 sales representatives. ACR was acquired for $2.5 million in cash, a $3.5 million note which was repaid on January 6, 1999 and warrants to purchase 62,500 shares of common stock at an exercise price of $16.00 per share. In addition, because ACR met or exceeded agreed to revenue, EBITDA and employee retention goals, the total cash purchase price was increased by $5.0 million.

    IIT and ACR are the primary providers of the traditional information technology services we sell. In addition, our other implementation teams occasionally sell these services on a time and materials basis. Both IIT and ACR are being successfully integrated into USI, with minimal loss of staff. Sales, accounting, and administrative functions have been combined. Both companies are also now supporting the implementation of specific IMAP offerings.

CLIENTS

    USI targets North American-based middle market enterprises and selected divisions of larger multinational organizations. We believe that these organizations will gain the most competitive advantage from IMAP solutions and that they provide the greatest opportunity for the outsourcing of information technology operations. Currently, business software application vendors are providing software predominantly to larger organizations. Historically, attempts to market to middle market enterprises have generally been unsuccessful due to the high up-front costs to obtain the required software, the long lead time to integrate the software into the specific business process, and the competition for and shortage of information technology resources in middle market companies.

    USI currently has clients for both its IMAP offerings and the traditional information technology services sold by IIT and ACR. As of March 22, 1999, USI had 17 IMAP clients representing over $16.0 million of total expected revenue and over $5.0 million of 12-month backlog, which we define as revenue under contract expected to be recognized in the next 12 months. USI and its acquired entities are currently serving in excess of 35 customers with traditional information technology services, many of whom are candidates for cross-selling IMAP offerings. As of March 22, 1999, selected clients of USI included:

            IMAP CLIENTS                  TRADITIONAL IT SERVICES CLIENTS
-------------------------------------  -------------------------------------
        GE Capital Retirement                      Deutsche Bank
            Hershey Foods                        Kaiser Permanente
             Legg Mason                           Lockheed Martin
              Sotheby's                                Nike
        Sunburst Hospitality                   Prudential Insurance
              U S WEST                      Southern California Edison

CLIENT CARE

    A central element of the IMAP solution is a high level of responsive personalized service, referred to as client care. Through the USI client care process, a specific technical account manager is assigned to each client and support teams are designated to back up the account managers. This structure is designed to ensure service is available twenty four hours a day, seven days a week. Assigned support teams comprise senior client support specialists, network engineers, and packaged application engineers. The teams have further support from a group of product specific application engineers who are trained in the specific software applications offered by USI.

COMPETITION

    The market for Internet-related services is extremely competitive. We anticipate that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet market have attracted many start-ups as well as extensions of existing businesses from different industries. In the market for Internet-enabled application software and network solutions, we compete on the basis of performance, price, software functionality and overall network design. While USI's competition comes from many industry segments, we believe no single segment provides the integrated, single-source solution provided by USI. Current and prospective competitors include systems integrators; national, regional and local ISPs; hardware and software suppliers; and telecommunications companies.

    SYSTEMS INTEGRATORS. We compete with national, regional, and local commercial systems integrators who bundle their services with software and hardware providers and perform a facilities management outsourcing role for the customer. These competitors generally have greater name recognition or more extensive experience than we do. EDS, Andersen Consulting, PricewaterhouseCoopers and MCI Systemhouse, among others, provide professional consulting services in the use and integration of software applications in single-project client engagements. Large systems integrators may establish strategic relationships with software vendors to offer services similar to our IMAP offerings. We expect that regional systems integrators are likely to compete with us based on local customer awareness and relationships with hardware and software companies. Additionally, regional systems integrators may align themselves with ISPs to offer complex web site management combined with professional implementation services.

    ISPS. Our current primary competitors include business-focused ISPs with a significant national presence, such as UUNet Technologies, Inc., GTE Internetworking Incorporated, PSINet, Inc., Concentric Network Corporation, DIGEX, Frontier Corporation and Exodus Communications, Inc., among others. While we believe that our level of service, support and targeted business focus distinguish us from these competitors, some of these competitors have significantly greater market presence, brand recognition, and financial, technical and personnel resources than we do, and have extensive coast-to-coast Internet networks.

    HARDWARE AND SOFTWARE COMPANIES. We compete with hardware and software companies in providing packaged application solutions as well as network infrastructure. In order to build market share, both hardware and software providers may establish strategic relationships in order to enhance their service offerings. IBM Solutions currently provides applications outsourcing around its Lotus Notes products and delivers the service via the IBM network infrastructure. J.D. Edwards & Company, a developer of enterprise resource planning software, has announced that it will offer its software in an outsourced model. SAP Aktiengesellschaft has formed an outsourcing organization to develop key partnerships with leading consulting firms with the intent of offering SAP software. We believe that additional hardware and software providers, potentially including our strategic partners, may enter the outsourcing market in the future.

    TELECOMMUNICATIONS COMPANIES. All of the major long distance companies, including AT&T, MCI WorldCom, and Sprint, offer Internet access services. In order to address the Internet connectivity requirements of the current business customers of long distance and local carriers, we believe that there is a move toward horizontal integration through acquisitions of, joint ventures with, and purchasing connectivity from, ISPs. Accordingly, USI expects that it will experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers, in addition to their substantially greater network coverage, market presence, and financial, technical and personnel resources, also have large existing commercial customer bases. We believe that our local presence, our strong technical and data-oriented sales force and our offering of branded software applications are important features distinguishing us from the telecommunications companies.

    OTHER POTENTIAL COMPETITORS. It is possible that new competitors or alliances may emerge and gain market share. Such competitors could materially affect our ability to obtain new contracts. Further, competitive pressure could require us to reduce the price of our products and services thus affecting our business, financial condition and results from operations.

PROPERTIES


    USI is headquartered in Annapolis, Maryland, where it currently leases its principal executive office. USI's training and conference facilities are located in a building it owns in Annapolis, Maryland. USi believes that the building it owns, due to its age, may contain limited amounts of asbestos containing materials. USI does not believe that limited asbestos presence would subject it to any material liability.



    Due to our rapid expansion, we are currently examining a number of alternatives for increasing the space available to us in the Annapolis area. On March 26, 1999, we entered into a letter of intent to purchase land and a building in Annapolis, Maryland. The letter of intent gives us the option to purchase the real estate for $11,350,000 if we finance the purchase ourselves or for $11,750,000 if the seller finances our purchase and agrees to lend us an additional $1,500,000 for construction costs. The letter of intent will expire on April 25, 1999 if we have not entered into a final agreement with the seller at that time.


    We lease space in a number of other locations, primarily for EDC and GEMC installations and to house our consulting and implementation staff. Outside of Annapolis, we believe that our leased facilities are adequate to meet our current needs in the markets in which we have begun to deploy our services, and that additional facilities are available to meet our expansion needs in our target markets for the foreseeable future.

    Our leases are for terms varying from 30 to 60 months and generally contain renewal options of two to three years as well as rent escalation clauses. During 1998 we incurred approximately $720,000 in rent expense.

EMPLOYEES

    As of March 22, 1999, we employed approximately 450 people, including full-time and part-time employees at our corporate headquarters, our GEMCs and EDCs and at our subsidiaries. We consider our employee relations to be good. None of our employees are covered by a collective bargaining agreement.

LEGAL PROCEEDINGS

    From time to time we may be involved in litigation that arises in the normal course of business operations. As of the date of this prospectus, we are not a party to any litigation that we believe could reasonably be expected to have a material adverse effect on our business or results of operations.

                                   MANAGEMENT


    The following sets forth certain information regarding our current directors and executive officers and a nominee to become a director.



NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Christopher R. McCleary(1)...........................          46   Chief Executive Officer and Chairman of the Board
Stephen E. McManus...................................          49   President and Director
Jeffery L. McKnight..................................          55   Executive Vice President of Operations and Client
                                                                    Services
Andrew A. Stern......................................          41   Executive Vice President and Chief Financial Officer
Vincent L. Romano....................................          52   Senior Vice President World Wide Sales
R. Dean Meiszer(3)...................................          43   Director
Benjamin Diesbach(2).................................          52   Director
David J. Poulin(3)...................................          40   Director
Ray A. Rothrock(1)(3)................................          44   Director
Frank A. Adams(1)(2).................................          53   Director
William F. Earthman(1)(2)............................          47   Director
John H. Wyant(1).....................................          52   Director
Joseph R. Zell.......................................          38   Director
Michael C. Brooks (1)(2)(3)..........................          54   Director
Cathy M. Brienza.....................................          50   Director Nominee


------------------------

(1) Member of the executive committee

(2) Member of the compensation committee

(3) Member of the audit committee

    CHRISTOPHER R. MCCLEARY is a co-founder of USI and has served as the Chairman and Chief Executive Officer of USI since January 1998. Prior to founding USI, he was the Chairman and Chief Executive Officer of DIGEX, Inc. from January 1996 to December 1997. Prior to serving at DIGEX, Mr. McCleary served as Vice President and General Manager of Satellite Telephone Service, a satellite communications company, from October 1990 to January 1996.

    STEPHEN E. MCMANUS is a co-founder of USI and has served as its President and a Director since April 1998. Prior to joining USI, Mr. McManus was Director of U.S. Sales for the telecommunications unit of Data General Corporation from January 1998 to March 1998. From June 1995 to December 1998 Mr. McManus served as a Branch Manager for Silicon Graphics. Prior to joining Silicon Graphics, Mr. McManus held several positions at Data General Corporation from June 1988 to May 1995, including District Manager for Distributor Sales, VAR District Manager and Branch Manager.

    JEFFERY L. MCKNIGHT has been Executive Vice President of Operations and Client Services since December 1998. He originally joined USI in June of 1998 as Senior Vice President of Client Care. Previously, he held senior marketing and operations positions with Aeronautical Radio, Inc., ARINC, the communications arm of all of the domestic airlines from May 1989 to July 1997. Prior to ARINC, he held senior operations positions with System One, Inc. from February 1963 to April 1989.

    ANDREW A. STERN has been Executive Vice President and Chief Financial Officer of USI since July 24, 1998. Prior to joining USI, Mr. Stern held positions at USF&G Corporation, an insurance company, from May 1993 to July 1998, most recently as Executive Vice President, Strategic Planning and Reinsurance Operations. In addition, Mr. Stern was a partner of Booz Allen & Hamilton, an international management and technology consulting firm with whom he was employed from August 1981 to May 1993.

    VINCENT L. ROMANO, JR. has served as USI's Senior Vice President, Worldwide Sales since he joined USI in July 1998. Prior to joining USI, Mr. Romano served in various positions at Motorola, Inc. from March 1989 to July 1998, including Vice President and Director of Worldwide Sales Operations for its computer group. Prior to Motorola, he held senior sales positions with Data General, Inc. from March 1988 to 1989.

    R. DEAN MEISZER has been a director of USI since it was founded. He has been President and Managing Director of The Crisler Company, a Cincinnati-based investment firm, since May 1989. Prior to Crisler, Mr. Meiszer was Senior Vice President of Society Bank from March 1978 to May 1989.

    BENJAMIN DIESBACH was elected as a director of USI in May 1998 as a designee of Mr. McCleary in his role as Chief Executive Officer of USI. He has been President of Midwest Research, Inc., a consulting firm, since he formed it in January 1995. Prior to forming Midwest Research, Mr. Diesbach was Chief Executive Officer of Continental Broadcasting, Ltd., a broadcasting company, from September 1993 to January 1995.

    DAVID J. POULIN was elected as a director of USI in May 1998 as a designee of Mr. McCleary in his role as Chief Executive Officer. He has been the head hockey coach at the University of Notre Dame since May 1995. Prior to joining Notre Dame as hockey coach, Mr. Poulin played in the National Hockey League for 13 years.

    RAY A. ROTHROCK was elected as a director of USI in June 1998 as a designee of the Venrock Group. He has been a General Partner of Venrock Associates, the high technology venture capital investment firm of the Rockefeller Family and Associates, since June 1988. Mr. Rothrock serves on the boards of directors of CheckPoint Software Technology and several private companies including Qpass, Rights Exchange, Appliant, Inc., Sbyn Technology and Simba Technology.

    FRANK A. ADAMS was elected as a director of USI in June 1998 as a designee of the Grotech Group. He is the President and Chief Executive Officer of Grotech Capital Group, which he co-founded in August 1984. Mr. Adams has served as President of the Mid-Atlantic Venture Association since July 1985. He has served on the board of directors of a number of technology companies including Thunderbird Technologies, Inc. and EPIC Therapeutics, Inc.

    WILLIAM F. EARTHMAN was elected as a director of USI in June 1998 as a designee of the Massey Burch Group. He has been a Partner of Massey Burch Capital Corporation since January 1994. Prior to becoming a Partner at Massey Burch Capital Corporation, Mr. Earthman served from January 1990 as a Vice President of Massey Burch Investment Group. Prior to Massey Burch, he worked for the investment banks J.C. Bradford & Co. from September 1975 to October 1981, Prudential-Bache Securities from October 1981 to November 1985 and First Nashville Corp. from December 1985 to December 1989. He currently serves on the board of directors of Intellivoice Communications, Inc. and Legal Technologies Network, Inc.

    JOHN H. WYANT was elected as a director of USI in June 1998 as a designee of the Blue Chip Group. He is the Managing Partner and President of Blue Chip Venture Company, which he founded in 1990. Mr. Wyant is currently a director of Regent Communications, Inc., Zaring Homes, Inc., Delicious Brands, Inc. and Ciao Cucina Corporation. He previously served as a director of DIGEX.

    JOSEPH R. ZELL was elected as a director of USI in July 1998 as a designee of U S WEST. Since December 1991, he has held several positions with the !NTERPRISE Networking division of U S WEST Communications, Inc., including Director of Product Development for !NTERPRISE, Executive Director of Applications Innovation, President of US WEST's Wholesale Division and Vice President of Markets and innovation at !NTERPRISE. He has been President of the division since March 1997.

    MICHAEL C. BROOKS was elected as a director of USI in December 1998 as a designee of the Whitney Group. He has been a general partner of J. H. Whitney & Co. since 1984. He is also a director of SunGard Data Systems, Inc., Pegasus Communications, Inc., Nitinol Medical Technology, Inc. and various other private companies.


    CATHY M. BRIENZA is a nominee to become a director as designee of Waller-Sutton Media Partners, L.P. Since July 1997, Ms. Brienza has been a member of Waller-Sutton Media, L.L.C., the general partner of Waller-Sutton Media Partners, L.P. Prior to joining Waller-Sutton Media, she was a principal of Sutton Capital Associates, Inc., and its affiliated companies which engaged in the ownership and operation of cable television and cellular telephone systems.


OTHER KEY EMPLOYEES

    In addition, we employ the following other key employees:

    L. SEBASTIAN ALEGRETT has served as USI's Vice President and General Manager, PeopleSoft Implementation Group, since September 1998. From February 1994 to September 1998 he was the President and CEO of IIT, a PeopleSoft Global Alliance Partner founded by Mr. Alegrett. USI acquired IIT in September 1998.

    L. GARRETT BROWN has been Vice President of Product Development for USI since joining USI in July 1998. Mr. Brown most recently served as Product Manager of Collocation Services and Managed Hosting for UUNet Technologies overseeing product introduction from December 1997 to June 1998. Prior to that he served as the Manager of WWW Major Opportunities, a Server Hosting Division of UUNet Technologies from February 1997 to December 1997. Mr. Brown originally joined UUNet Technologies in August 1995 as the Product Manager of Radius Server Network Resale and Multicast.

    LAWRENCE BRUNELLE has been Vice President and General Manager of Siebel Implementations Group since November 1998. He joined USI in June 1998 as USI's Vice President of Consulting and Implementation Services. Prior to joining USI, Mr. Brunelle worked as a Managing Associate with Coopers & Lybrand Consulting from August 1997 to June 1998. Prior to working at Coopers & Lybrand Consulting, he was a senior technical manager with Andersen Consulting from June 1996 to August 1997. In addition, from June 1990 to June 1996, Mr. Brunelle served in various project management and technical consulting positions with Booz Allen & Hamilton, Inc.

    DAVID L. COLLIER has been Vice President, Pricing & Business Planning since March 1999. Mr. Collier joined USI in April 1998 as the Director of Business Planning and Financial Management. Previously, Mr. Collier was the Director of Business Development at PICO, Inc., from September 1997 until joining the Company. Prior to PICO, Inc., he was with ARINC from August 1990 to September 1997. While at ARINC, Mr. Collier served as the Director of Business Planning and Financial Management and Manager, Financial Planning & Analysis.

    S. NELSON FRENCH, JR., has been Vice President, Western Sales Region since joining the Company in August 1998. Mr. French joins USI with over 30 years experience in the computer hardware and software industry. Previously Mr. French was with Sun Microsystems, Inc. from July 1988 to August 1998. Since December 1993 he served as the Director, SunSoft Sales & Channels Development. Prior to that position he held various management positions including; Director of Market Development, Director of Area Tactical Marketing, Strategic Account Executive and as a National Account Executive.

    MICHAEL HARPER joined USI in April 1998 as Vice President of Product Marketing. He has been Vice President and General Manager of PeopleSoft Business Unit since January 1999. Mr. Harper joins USI with over 13 years experience in systems management, marketing and sales. He recently served as the Mid-Atlantic Region Systems Manager for Silicon Graphics, Inc. from July 1997 to April 1998 with responsibility for pre-sales and professional services to federal and commercial customers. Prior to

Silicon Graphics, Mr. Harper was with IBM in various marketing, sales and professional service capacities. Mr. Harper was with IBM from July 1989 to July 1994.

    RICHARD A. HRONICEK has been Vice President and General Manager of Siebel Business Unit since January 1999. He joined USI in June 1998 as its Vice President and General Manager of North America West. Previously, he was a consultant from August 1997 to June 1998 providing telecommunications expertise in mergers and acquisitions, business strategy, and the acquisition and sale of Internet service providers. Before that he served as the President and CEO of Javelin Internet Group from January 1997 to July 1997. Mr. Hronicek was also President, CEO, and founder of Pacific Bell Internet Services from April 1995 to December 1996.

    MATTHEW D. KANTER has served as the Company's Vice President and General Manager of Web Hosting/E-Commerce since October 1998. He joined USI after USI's aquisition of ACR, where he was President, CEO, and Technical Director from January 1993 to October 1998. ACR delivers applications development and systems integration services to the financial services community in the Northeastern United States. Before joining ACR, Mr. Kanter was Director of Technical Services at Simpson, Thacher and Bartlett from January 1989 to February 1990.

    WILLIAM G. KARPOVICH has been Vice President of Product Development E-Commerce and Complex Web Hosting since he joined USI in May 1998. Prior to joining USI, he was Director of Internet Products, a division of the NDC Group, Inc. from July 1997 to July 1998. Prior to that, Mr. Karpovich was Director of Product Management at DIGEX from July 1996 to July 1997.

    JOHN W. LICCIONE has served as Vice President of Advanced Products Engineering since December 1998. He joined USI as Vice President of Research and Development. Prior to joining USI he was Director of System Development in the Network Services Division of ARINC, Inc. from February 1997 to March 1998. Mr Liccione served as the Advanced Research and Development Director from April 1994 to February 1997 where he developed and implemented the infrastructure and strategy for ARINC's Internet infrastructure.

    MARK J. MCENEANEY has been Vice President and Controller of USI since joining USI in April 1998. Prior to joining USI, he was Chief Financial Officer of Questar Builders, Inc. from November 1997 to March 1998 and of William Ryan Homes, Inc. from April 1995 to October 1997. Mr. McEneaney is a CPA and was with Ernst & Young LLP from January 1987 to March 1995, most recently as a Senior Manager in the accounting and auditing division.

    MICHELE PERRY has been Vice President, Marketing for USI since joining USI in July 1998. Previously, she was Senior Vice President of Marketing and Vice President of Product Management for Versatility, Inc. from March 1997 to May 1998. Prior to Versatility, Inc., Ms. Perry was with Software AG from May 1994 to December 1996. While at Software AG Ms. Perry served in various management positions.

    CHRISTOPHER M. POELMA is a co-founder of USI and has served as a Senior Vice President and General Manager since November 1998. He originally joined USI in April 1998 as its Executive Vice President, Chief Technology Officer. Prior to joining USI, Mr. Poelma was Vice President of the Enterprise Solutions division of MICROS Systems, Inc., a technology company, from October 1997 to March 1998. From January 1996 to October 1997 Mr. Poelma served as an Engagement Manager for telecommunications and healthcare at Sun Microsystems, Inc. From January 1994 to December 1995, Mr. Poelma served as Director of the Enterprise Solutions Group at Unisys, Inc. Prior to his position at Unisys, Inc., Mr. Poelma held various positions at Electronic Data Systems, Inc. from January 1987 to January 1994 including Systems Engineering Supervisor and Systems Engineering Manager.

    WILLIAM T. PRICE has been Vice President, Secretary and General Counsel of USI since joining USI in April 1998. Prior to joining USI, Mr. Price was the senior trial associate in the Baltimore-based law firm of Albright, Brown & Goertemiller from April 1997 to April 1998, where he represented major corporate clients in antitrust, copyright, intellectual property and other commercial matters in various state and federal courts. Prior to joining Albright, Brown & Goertemiller, Mr. Price was a litigator and Managing Attorney for the New York based law firm of Finklestein and Levine. Mr. Price was with Finklestein and Levine from April 1993 to October 1996.

    L. DEAN RICH has been Vice President, Internetworking Security since joining USI in June of 1998. Previously Mr. Rich served as a Regional Director for Internet Security Systems, Inc., from December 1997 until June 1998. In this capacity Mr. Rich was responsible for managing a team of security professionals that specialized in vulnerability and threat detection. Prior to Internet Security Systems, Inc., he was the President of Strategic Security Solutions, Inc. from June 1997 until November 1997. He has also served as a Management Consultant for Booz-Allen Hamilton Inc., from July 1995 until November 1996 and as a Programmer specializing in ISP issues from January 1991 to July 1995.

    JAY W. ROBERTSON is our Vice President of Operations. He joined USI in May 1998 as Vice President Support Services. Prior to joining USI, Mr. Robertson was the Senior Director of Network Services for the ARINC Corporation Radio Division from June 1996 to May 1998. Prior to ARINC, Mr. Robertson was with Sprint Corporation where he held several management and director positions, including Director of America On-Line Service Center and Program Office. Mr. Roberston was with Sprint Corporation from June 1985 to June 1996.

    JAMES R. STALDER has been Senior Vice President, Strategic Development of USI since joining the Company in March 1999. Prior to joining USI, Mr. Stalder was with DIGEX from June 1996 to February 1999. While at DIGEX, he served as the Vice President, Professional Services, Web Site Management Group from January 1998. Prior to that position, Mr. Stalder was Vice President, Strategic Planning, Web Site Management Group from January 1997 to December 1997. He also served as Director, Product Management, Web Site Management Group from June 1996 to December 1996. Prior to DIGEX, Mr. Stalder was with Andersen Consulting from June 1990 to June 1996, where he served as Manager, Communications Industry Group; Senior Consultant, Advanced Technology Group and Staff Consultant.

    LEE TANNER has been Vice President of Siebel Products since February 1999. He joined the company in May 1998 as its Director of Business Development. Prior to joining USI, Mr. Tanner served as a Business Development Manager for Sun Microsystems from June 1996 until May 1998. Prior to that, Mr. Tanner was with VISIX SOFTWARE Inc. as a Business Development Manager from June 1994 to June 1996 and prior to that Mr. Tanner was an Account Manager for GE Information Services from November 1991 to May 1994.

    RICHARD B. TERHORST has been Vice President, Eastern Sales Region since joining the Company in October 1998. Mr. Terhorst joins USI with over 30 years experience in Sales and Executive Management positions. Prior to joining USI, Mr. Terhorst was President & CEO of Government Systems, Inc. (GSI). Mr. Terhorst joined GSA, an International Telecommunications Integrator, in March 1994 and served as President & CEO until joining USI in October 1998. From April 1998 until March 1994 Mr. Terhorst served as an Executive Vice President of Infonet Services Corporation.

    JOHN TOMLJANOVIC has been Vice President, Client Care since November 1998. He joined the company in June 1998 as its Director of Application Engineering. Prior to joining USI, Mr. Tomljanovic was with Andersen Consulting from June 1992 to May 1998, most recently as a Manager in the telecommunications group.

    JOHN P. STREETEN has been Vice President, Finance of USI since November 1998. He originally joined USI in July 1998 as Vice President, Mergers and Acquisitions. Prior to joining USI, Mr. Streeten was with IBM as a Finance Manager of Acquisitions and Alliances from October 1996 to July 1998. Prior to that, Mr. Streeten was District Sales Manager of Lotus Development Corporation, an IBM subsidiary from January 1991 to September 1996. Mr. Streeten was also Regional Sales Manager at

CalComp, Inc., a $520 million manufacturer of computer graphics hardware and peripherals, from July 1983 to December 1990.

    BRENDA WOODSMALL has been Vice President Human Resources and Staff Services for USI since joining USI in May 1998. Prior to joining USI, Ms. Woodsmall was an independent consultant, from May 1993 to October 1997, based in the Annapolis and Washington, D.C. areas performing recruiting, customer service training programs, and other human resources work with startup companies. Her last corporate role was Senior Vice President of Human Resources at System One Corporation from September 1983 to October 1991.

COMMITTEES OF THE BOARD OF DIRECTORS

    In June 1998, the board of directors established a compensation committee, an audit committee and an executive committee. The compensation committee makes recommendations concerning salaries and incentive compensation of our employees and consultants and administers our stock option plan. The audit committee reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including reviewing our audit policies, overseeing the engagement of our independent auditors and developing our financial strategies. The executive committee is empowered to conduct all activities that may be conducted by the board of directors, subject only to limitations imposed by applicable Delaware corporate laws.

COMPENSATION OF DIRECTORS

    All non-employee directors are reimbursed for travel and other related expenses incurred in attending meetings of the board of directors. In addition, each non-employee director then serving on the board of directors will receive upon the date of the first board meeting in the second calendar quarter of each year an option granted pursuant to our option plan to purchase 3,750 shares of our common stock. The options will vest immediately and will have an exercise price equal to the fair market value of the common stock on the date of grant. The shares of common stock purchased pursuant to these options will be subject to repurchase by us as described in "--Stock Option Plan".

EMPLOYMENT AGREEMENTS

    We have entered into the following employment agreements with our executive officers.


          OFFICER                      TERM              SALARY              POSITION
----------------------------  -----------------------  ----------  ----------------------------
Christopher R. McCleary       May 1998-May 2001        $  175,000  Chairman and Chief Executive
                                                                   Officer

Stephen E. McManus            June 1998-June 2001      $  175,000  President

Andrew A. Stern               July 1998-July 2001      $  175,000  Chief Financial Officer and
                                                                   Executive Vice President

Jeffery L. McKnight           July 1998-July 2001      $  175,000  Executive Vice President of
                                                                   Operations and Client
                                                                   Services


Mr. McCleary's agreement also provides for:

    - Automatic renewal for subsequent one year terms unless either party elects not to renew prior to 90 days from the end of the then current term of the agreement.

    - A bonus to be determined based on his meeting established management objectives with a minimum of $250,000 in the second year of the agreement and $500,000 in the third year of the agreement.

    - The right to terminate him for cause upon a vote of two-thirds of the board of directors preceded by a finding by the compensation committee or executive committee that he has breached the agreement.

    - The payment of his full salary for the term of the agreement if he is terminated without cause.

    - The payment of his full salary for the term of the agreement if he terminates the agreement because:

        --we breach the agreement

       --there is a material adverse change in his job responsibilities, duties, function or reporting relationships

        --he is required to travel more than 50 miles to a relocated office

    - The payment of his bonus after he terminates the agreement for other than the reasons described above if its amount had already been determined by the compensation committee.

Mr. McManus, Mr. McKnight and Mr. Stern's agreements all provide for:

    - No obligation to pay salary after a termination for cause due to:

        --a breach of the agreement by the officer

        -- engaging in illegal or immoral practices or activities which can reasonably be expected to be materially detrimental to our reputation

        --being dishonest, disloyal, or fraudulent in performing his duties

        --willful misconduct or dereliction of his duties

        --using, possessing, selling or delivering illegal drugs

       if the action giving rise to the termination is not cured within 60 days and an arbitrator finds the termination to be valid.

Mr. McManus and Mr. Stern's agreements provide for:

    - The right to purchase 625,000 shares of our common stock-each of them has exercised this right.

    - A life insurance policy provided by us in an amount equal to twice his salary less the amount of any group insurance he selects as part of our standard group insurance plan.

    - Our right to repurchase the 625,000 shares of stock, for $100 in Mr. McManus' case or the total tax liability incurred by Mr. Stern as a result of his purchase in his case, if the officer is terminated for cause or if he terminates the agreement on or before May 30, 2000, unless, in the case of Mr. Stern, it is a termination for good reason.

    - Our obligation to repurchase the 625,000 shares of stock at the then fair market value if the officer's employment is terminated due to death or disability at any time prior to our initial public offering of our stock.

    - Our obligation to register the 625,000 shares of stock for sale under the Securities Act as soon as practicable in the event the officer's employment is terminated due to death or disability at any time after our initial public offering of our stock.

    - The obligation to pay the officer's full salary for the remainder of the term of the agreement or one year, if longer, in the case of Mr. Stern, and a bonus pro rated for the remaining term of the agreement if we terminate one of them without cause.

Mr. McKnight's agreement also provides for:

    - The grant of an option to purchase 375,000 shares of common stock under our stock option plan.

    - The termination of our right to repurchase his shares under the option plan 24 hours before any termination of his employment without cause.

All of the agreements provide for the termination of our right to repurchase shares held by the officers upon a change in control of the company. All of the agreements also provide for review of the salary and bonus terms by our compensation committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to June 1998, we had no separate compensation or stock option committee or other board committee performing equivalent functions, and these functions were performed by our board of directors. Both Mr. McCleary and Mr. McManus were members of the board of directors during that period. In June 1998, we established compensation, audit and executive committees of our board of directors. The compensation committee is composed of non-employee directors. See "--Committees of the Board of Directors."

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION. The following table provides summary information concerning compensation paid or accrued by USI to or on behalf of our "Named Executive Officers," which are our Chief Executive Officer and each of the other executive officers of USI who earned more than $100,000, in salary and bonus, for all services rendered in all capacities during the fiscal year ended December 31, 1998. The aggregate amount of perquisites and other personal benefits, securities or property received by each of the Named Executive Officers was less than either $50,000 or 10% of the total annual salary and bonus reported for that Named Executive Officer:

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM COMPENSATION
                                                                                                  AWARDS
                                                                   ANNUAL COMPENSATION   ------------------------
                                                                  ---------------------     SHARES UNDERLYING
NAME AND PRINCIPAL POSITION                                         SALARY      BONUS            OPTIONS
----------------------------------------------------------------  ----------  ---------  ------------------------
Christopher R. McCleary
  Chairman of the Board, Chief Executive Officer................  $  131,250  $       0             --
Stephen E. McManus
  President.....................................................  $  131,250  $       0             --
Jeffery L. McKnight,
  Executive Vice President of Operations and Client Services....  $   75,962  $  50,000            375,000

    STOCK OPTIONS. The following table contains information concerning the stock option grants made to each of the Named Executive Officers during the fiscal year ended December 31, 1998:

                       OPTION GRANTS IN LAST FISCAL YEAR

    - The options described in the table below are immediately exercisable and expire on the tenth anniversary of the date of grant. Shares of common stock purchased pursuant to these options will be subject to our right to repurchase them at the option exercise price upon the termination of the holder's employment or business relationship with us. The repurchase right will lapse with respect to one-third of the shares purchasable upon exercise of an option on the first anniversary of the date of grant of the option. The repurchase right with respect to the remainder of the shares purchasable upon exercise of an option will lapse in equal quarterly installments over the subsequent eight calendar quarters.

    - The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants. The potential realizable value is calculated by assuming that the fair market value of the common stock on the date of grant of the options appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day at the appreciated price.

                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                                 INDIVIDUAL GRANTS                                  ANNUAL RATES
                        --------------------------------------------------------------------       OF STOCK PRICE
                        NUMBER OF SHARES OF      % OF TOTAL                                         APPRECIATION
                           COMMON STOCK        OPTIONS GRANTED      EXERCISE                      FOR OPTION TERM
                        UNDERLYING OPTIONS     TO EMPLOYEES IN        PRICE      EXPIRATION   ------------------------
NAME                          GRANTED               1998            PER SHARE       DATE          5%          10%
----------------------  -------------------  -------------------  -------------  -----------  ----------  ------------
Christopher R.
  McCleary............               0               --                --            --           --           --
Stephen E. McManus....               0               --                --            --           --           --
Jeffery L. McKnight...         375,000                 22.3%        $    2.64       12/2008   $  622,606  $  1,577,805

    YEAR-END OPTION VALUES. The following table sets forth information concerning option holdings through December 31, 1998 by each of the Named Executive Officers:

    - "Exercisable" refers to those options which will be vested and exercisable immediately upon completion of this offering, while "Unexercisable" refers to those options which will be unvested at such time.


    - Value is determined by subtracting the exercise price from the fair market value of the common stock based on an assumed initial public offering price of $17.00, multiplied by the number of shares underlying the options.


                         FISCAL YEAR-END OPTION VALUES


                                                           NUMBER OF SHARES OF COMMON     VALUE OF UNEXERCISED
                                                                STOCK UNDERLYING              IN-THE-MONEY
                                                              OPTIONS AT YEAR END          OPTIONS AT YEAR END
                                                           --------------------------  ---------------------------
NAME                                                       EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------  -----------  -------------  ------------  -------------
Christopher R. McCleary..................................      --            --             --            --
Stephen E. McManus.......................................      --            --             --            --
Jeffery L. McKnight......................................     375,000        --           5,385,000       --


STOCK OPTION PLAN

    Our 1998 Stock Option Plan, approved by the board of directors in July 1998, and amended and restated in February 1999, provides for the issuance of up to 4,682,250 shares of common stock pursuant to the grant of stock options, both nonqualified stock options and incentive stock options, as defined in our option plan, to independent directors, employees and consultants. As of December 31, 1998, options to purchase 1,682,250 shares of common stock had been awarded, each with an exercise price of $2.64 per share. Of these, options to purchase 1,652,250 shares of common stock are intended to qualify as Incentive Stock Options, or ISOs. The remaining options to purchase 30,000 shares of common stock are nonqualified stock options, or NSOs, granted to our independent directors.


    On March 22, 1999, we granted options to purchase 1,320,556 shares of common stock contingent on the completion of this offering at an exercise price of $6.00 per share, which is equal to 50% of the mid-point of the initially proposed price range. In addition, on March 22, 1999, we granted options to various employees to purchase 49,063 shares of common stock at an exercise price of $3.36 per share and an option to purchase 375,000 shares of common stock at an exercise price of $6.00 per share was granted to our chief executive officer, Christopher McCleary. All of the options granted in March 1999 are NSOs. The options will vest immediately upon the date of grant.


    Shares of common stock purchased pursuant to options under our option plan will be subject to our right to repurchase them at the option exercise price upon the termination of the holder's employment or business relationship with us. Other than with respect to the option granted to Mr. McCleary the repurchase right will lapse with respect to one-third of the shares purchasable upon exercise of an option on the first anniversary of the date of grant of the option. The repurchase right with respect to the remainder of the shares purchasable upon exercise of an option will lapse in equal quarterly installments over the subsequent eight calendar quarters. Our repurchase right with respect to shares held by any particular employee will lapse completely if there is a change in control of USI and the employee's employment is terminated within 12 months of the change of control. The repurchase right with respect to the option grant to Mr. McCleary will lapse in full four years from the date of grant. The lapse of this repurchase right can be accelerated if USI meets certain performance objectives established by the compensation committee.

    The compensation committee appointed to administer our option plan has discretion to determine which employees and consultants will be granted stock options, the number of shares to be optioned, and the terms and conditions of such options. The full board of directors conducts the administration of the option plan with respect to options granted to independent directors or to officers subject to section 16 of the Securities and Exchange Act. During the term of our option plan, each independent director serving on the date of the first board meeting during the second calendar quarter of each year will automatically be granted an option to purchase 3,750 shares of common stock on such date. The exercise price of such shares will be the fair market value on the date of grant as determined under the terms of our option plan. The compensation committee, or the board of directors, as applicable, also has discretion to make adjustments to options in the event of a change in control or other corporate event, including without limitation, the discretion to accelerate the vesting of options or waive our repurchase right.

    The federal income tax consequences, in general, of the grant and exercise of an ISO under our option plan are as follows:

    - In general, an employee will not recognize taxable income upon the grant or exercise of an ISO and we will not be entitled to any business expense deduction with respect to the grant or exercise of an ISO.

    - If the employee holds the shares for at least two years after the date of grant and for at least one year after the date of exercise, the difference, if any, between the sales price of the shares and the exercise price of the option will be treated as long-term capital gain or loss upon subsequent disposition of the shares.

    - If the employee disposes of the shares prior to satisfying the holding period requirements, the employee will recognize ordinary income at the time of the disposition, generally in an amount equal to the excess of the fair market value of the shares at the time the option was exercised over the exercise price of the option. Generally, we will be allowed a business expense deduction to the extent an employee recognizes ordinary income. The balance of the gain realized, if any, will be short-term or long-term capital gain, depending upon whether the shares have been held for at least twelve months after the date of exercise.

    The federal income tax consequences, in general, of the grant and exercise of an NSO under our Option Plan are as follows.

    - In general, a recipient who receives a NSO will recognize no income at the time of the grant of the option.

    - Upon exercise of an NSO, a recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the option. Generally, we will be entitled to a business expense deduction in the amount and at the time the recipient recognizes ordinary income.

    - The basis in shares acquired upon exercise of an NSO will equal the fair market value of such shares at the time of exercise, and the holding period of the shares, for capital gain purposes, will begin on the date of exercise.

401(K) PLAN

    In 1998, we adopted a 401(k) plan covering substantially all of our employees. Under the plan, eligible employees may elect to reduce their current compensation and have the amount of the reduction contributed to the plan on the employee's behalf as salary deferral contributions. Beginning in 1999, we will make matching contributions to the plan on behalf of our employees in the amounts equal to 50 percent of the first six percent of an employee's salary contributed to the plan. We will make the contribution in the form of our common stock and not in cash. The first contribution will not be made until after completion of this offering. All contributions to the plan by or on behalf of employees are subject to aggregate annual limits prescribed by the Internal Revenue Code.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PURCHASES OF SERIES A PREFERRED STOCK

    On May 31, 1998, pursuant to an agreement dated May 13, 1998, Blue Chip Capital Fund II Limited Partnership; Miami Valley Venture Fund L.P.; Grotech Partners IV L.P.; Grotech Partners V L.P.; Southern Venture Fund SBIC, L.P.; Southern Venture Fund II, L.P.; Venrock Associates; and Venrock Associates II, L.P., a group we refer to as the Initial Series A Purchasers, purchased, in the aggregate, 38,333.33 shares of Series A Preferred Stock for an aggregate purchase price of $23.0 million.

    In connection with the issuance of the shares to the Initial Series A Purchasers, we issued 1,666.67 shares of Series A Preferred Stock to Christopher
R. McCleary, in exchange for the cancellation of $1 million of debt that we owed to Mr. McCleary.

    In an agreement dated June 18, 1998, we issued an additional 5,000 shares of Series A Preferred Stock to certain of the Initial Series A Purchasers for an aggregate purchase price of $3.0 million.

    In an agreement dated June 18, 1998, we issued 5,833.33 shares of Series A Preferred Stock to U S WEST for $3.5 million.

    In agreements dated June 19, 1998, we issued 3,000 shares of Series A Preferred Stock to HAGC Partners, Chris Horgan, who later transferred his interest to his affiliate, Southeastern Technology Fund, L.P., and a series of purchasers represented by Account Management Corporation, a group we refer to as the Account Management Purchasers, for an aggregate purchase price of $1.8 million. Also on June 19, 1998, 1,166.67 shares of Series A Preferred Stock were sold to USI Partners, Ltd. for $700,002.

    Each holder of Series A Preferred Stock will receive on conversion the number of shares of common stock arrived at by dividing the aggregate purchase price for the holder's shares of Series A Preferred Stock by the conversion price which will equal $2.66 upon the closing of this offering.

BRIDGE FINANCINGS AND PURCHASES OF SERIES B PREFERRED STOCK

    In agreements dated September 8, 1998, all of the existing holders of Series A Preferred Stock, other than Southern Venture Fund SBIC, L.P., HAGC Partners, Christopher McCleary and two of the Account Management Purchasers, purchased our convertible promissory notes in the aggregate principal amount of $9,095,000, together with warrants to purchase 974,450 shares of common stock for $.08 per share. Each note was convertible into preferred stock of USI having an aggregate fair market value equal to the principal amount of the note. The principal amount of these notes was converted into Series B Convertible Preferred Stock on December 31, 1998 at a conversion price equal to the $1,050 per share purchase price of the Series B Preferred Stock, and the accrued interest was paid in cash.

    On December 16, 1998, Blue Chip Capital Fund II, L.P. lent us $1.0 million, which was repaid with interest, in cash, as of December 31, 1998.

    In an agreement dated December 16, 1998, Grotech Partners V L.P.; Southern Venture Fund II, L.P.; Venrock Associates; Venrock Associates II, L.P.; USI Partners, Ltd.; and Siebel Systems, Inc. purchased our convertible promissory notes in the aggregate amount of $8.0 million. Each note was convertible into preferred stock of USI having an aggregate fair market value equal to the principal amount of the note. The principal amount of these notes was converted into Series B Preferred Stock on December 31, 1998 at a conversion price equal to the $1,050 per share purchase price of the Series B Preferred Stock, and the accrued interest was paid in cash.

    In an agreement dated December 29, 1998, U S WEST purchased our convertible promissory note in the amount of $5.0 million. Each note was convertible into preferred stock of USI having an aggregate fair market value equal to the principal amount of the note. The principal amount of this note was converted into Series B Preferred Stock on December 31, 1998, at a conversion price equal to the $1,050 per share purchase price of the Series B Preferred Stock, and the accrued interest was paid in cash.

    On December 31, 1998, the principal amount of all of our outstanding convertible promissory notes, $22,095,000, was converted into 21,042 shares of Series B Preferred Stock with a purchase price of $1,050 per share. The accrued interest on these notes was paid in cash. In addition, the warrants we issued in connection with the issuance of our convertible promissory notes were exchanged for otherwise identical warrants having an exercise price of $3.44 per share.

    In an agreement dated December 31, 1998, we issued 59,278.56 shares of Series B Preferred Stock for an aggregate purchase price of $62,242,500, $22,095,000 of which was paid by conversion of the convertible promissory notes identified above, to the holders of the convertible promissory notes described above and J. H. Whitney III, L.P.; Whitney Strategic Partners III, L.P.; Waller-Sutton Media Partners, L.P.; Arbor Venture Partners, L.L.C.; Southeastern Technology Fund, L.P.; PNC Bank, N.A., Trustee; PNC Bank, N.A., Custodian; AEH Profit Sharing Trust; Castellini Management Company; and all of the holders of Series A Preferred Stock except Southern Venture Fund SBIC, L.P.; HAGC Partners; and two of the Account Management Purchasers. Each holder of Series B Preferred Stock will receive on conversion the number of shares of common stock arrived at by dividing the aggregate purchase price for the holder's shares of Series B Preferred Stock by the conversion price which will equal $3.36 upon the closing of this offering.

    The agreement in which we issued the Series B Preferred Stock includes a repurchase requirement. In the event that we become an "Affiliate" of U S WEST, as that term is defined in Section 3(1) of the Communications Act of 1934, and we are also providing services that an Affiliate of U S WEST would be prohibited from providing, then U S WEST can require us to purchase, and we can require U S WEST to sell to us, the minimum number of our shares needed to prevent us from being deemed an Affiliate of U S WEST. The repurchase price, in either instance, would be the last reported price on the Nasdaq National Market, or as determined by the board of directors if we are not publicly traded.


    The Series B Preferred Stock financing was completed only after we had spent several months attempting to identify sources of new capital. We sent information to over 30 potential venture capital and strategic investors and by mid-December had received only two offers which the board of directors deemed suitable to pursue. By mid-December we had less than $100,000 in cash and would have been unable to meet our next payroll without acquiring additional outside capital. At the time we had less than $100,000 in IMAP revenues to date. In addition, we were in risk of defaulting on a note issued in connection with the acquisition of ACR. In mid-December the board of directors chose to accept a proposal by the group of Series B investors described above for a financing which valued the underlying common stock at $3.36 per share.



    Purchasers in this offering will be paying substantially more for shares of common stock than the amount paid by the Series B investors. We believe that this difference in price is supported by a number of factors.



    - We are in a substantially improved financial position due to the infusion of cash from the Series B financing. The risks related to our lack of cash that existed in December 1998 have been reduced or eliminated by the Series B financing.



    - During the first quarter of 1999, we increased our IMAP clients from 7 to 21.



    - During the first quarter of 1999, we increased our total expected revenues under contract from $4.9 million to over $20 million.

    - During the first quarter of 1999, we increased our 12-month backlog from $1 million to $6.75 million.



    - On January 31, we signed the SiebelNet agreement with Siebel which provides that USI is the exclusive outsource provider of Siebel enterprise relationship managment application hosting and rental services for direct customers of Siebel in North America.



    - On January 31, we signed a marketing services agreement with U S WEST which provides for U S WEST to sell our products in its 14 state region and terminated the right U S WEST had to require us to repurchase our stock held by U S WEST if we were unable to enter into a marketing agreement by January 31, 1999.



    - In March, we reached an agreement with PeopleSoft on an amendment to our outsource alliance agreement which resolved a dispute between the parties that could have resulted in PeopleSoft terminating the agreement.


AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT

    TERMINATION. The provisions of the Amended and Restated Stockholders' Agreement, other than those relating to registration rights and the right of the Whitney Group to designate a director will terminate upon consummation of this offering.

    REGISTRATION RIGHTS. According to the terms of the Amended and Restated Stockholders' Agreement, the holders of the Preferred Stock together referred to as the investors, have rights to register shares of our capital stock. At any time 90 days after the effective date of the first registration statement that we file under the Securities Act, holders of at least 33% of the Registrable Securities, as defined in the Stockholders' Agreement, may require us to effect registration under the Securities Act of their registrable securities, subject to the board of directors' right to defer the registration for a period of up to 180 days. The investors also have the right to cause us to register their securities on Form S-3 when it becomes available to us if they propose to register securities having a value of at least $10 million. In addition, if we propose to register securities under the Securities Act, other than registrations on Form S-4 or Form S-8, then any of the investors has a right, subject to quantity limitations we determine, or determined by underwriters if this offering involves an underwriting, to request that we register such holder's registrable securities. We will bear all registration expenses incurred in connection with registrations. We have agreed to indemnify the investors against liabilities related to the accuracy of the registration statement used in connection with any registration effected pursuant to the foregoing.

    RESTRICTIONS ON TRANSFER. Subject to certain exceptions, we have a right of first refusal if any stockholder receives and accepts a bona fide offer to purchase our securities, as defined in the Stockholders' Agreement, then owned by such shareholder. In addition, each party to the Stockholders' Agreement has the right to participate on a pro rata basis in any sale of our securities by any party to the Stockholders' Agreement. Subject to certain exceptions, upon our proposed issuance of any common stock or any other equity securities, each party to the Stockholders' Agreement has the preemptive right to purchase that number of new securities, as defined in the Shareholders' Agreement, proposed to be issued to maintain the shareholder's relative proportional equity interest in USI.

    GOVERNANCE PROVISIONS. The Stockholders' Agreement requires that the board of directors consist of eleven members, six of whom are to be designated by each of the Blue Chip Group, the Grotech Group, the Venrock Group, the Massey Burch Group, the Whitney Group and U S WEST; and five of whom, including three persons who are not our employees and are not affiliated with any of the Blue Chip Group, the Grotech Group, the Venrock Group, the Massey Burch Group, the Whitney Group and U S WEST, are designated by Christopher R. McCleary as long as he is the Chief Executive Officer of USI. The designation of the three independent directors is subject to the reasonable consent of the holders of two-thirds of each series of preferred stock. Siebel Systems, Inc. has the right to designate a director if it so chooses, in which case McCleary designates only four directors, and Waller-Sutton Media Partners, L.P. has the right to designate an observer to the board of directors. The Stockholders' Agreement also requires that the board of directors have an executive committee that has the right to exercise all powers of the board of directors to the maximum extent permitted by the Delaware General Corporation Law and which will consist of at least the Chief Executive Officer and a person designated by each of the Blue Chip Group, the Grotech Group, the Venrock Group, the Massey Burch Group, the Whitney Group and U S WEST. The Stockholders' Agreement also requires that the board of directors have an audit committee and a compensation committee, each of which will have one member named by the Whitney Group. The Stockholders' Agreement provides that a director may be removed only by the person entitled to appoint such director.

IMAP AGREEMENT WITH U S WEST


    USI and U S WEST entered into an agreement on January 15, 1999 in which USI grants to U S WEST a limited, nontransferable, non-exclusive license to use the IMAP solution. The agreement has an initial term of three years. After the end of the initial three year term, the agreement will automatically be extended on the same terms for an additional 24 months. After the first extension term, the agreement may be extended by mutual written agreement. After the initial term, the agreement may be terminated by U S WEST for convenience if it pays a termination fee ranging from $1,800,000 to $360,000, depending on how many months are left in the term of the agreement. U S WEST will pay USI a total of $4,121,250 in thirty-six monthly installments for use of the IMAP solution for up to 1,000 users. For more than 1,000 users, U S WEST will pay USI an additional monthly installment amount per user. The amount payable to USI under the agreement will be reduced if USI does not provide U S WEST with agreed upon service levels. The agreement contains standard warranty, limitation of liability and indemnity provisions.


MARKETING AGREEMENT WITH U S WEST


    USI entered into a marketing agreement on January 30, 1999 with U S WEST Communications Services, Inc. and U S WEST Enterprise America, Inc. The agreement establishes a contractual teaming arrangement for the creation and distribution of network services, IMAP services, system integration services and comprehensive customer service. The agreement provides U S WEST with the exclusive rights to market IMAP services in U S WEST's fourteen-state service region and to some of U S WEST's existing customers and other customers as mutually agreed to by U S WEST and USI. USI is prohibited from entering into similar agreements within U S WEST's fourteen-state region with competitors of U S WEST. USI will make its IMAP services, including consultation and implementation services, available to U S WEST at discounted prices. USI will also provide U S WEST with training and technical support during the term of the agreement. U S WEST will pay the current rates for such training and support beginning in the thirteenth month of the agreement's term. If a U S WEST customer terminates its contract for IMAP services prematurely, U S WEST will be obligated to make an accelerated payment to USI of an amount equal to up to 36 months of contract payments under that customer's contract. U S WEST will provide USI with favorable pricing and terms on U S WEST's services used to deliver USI's IMAP services. The agreement may be terminated for cause upon 90 days notice. USI can terminate U S WEST's overall exclusivity if U S WEST fails to reach performance levels equal to at least 75% of established sales quotas for the IMAP services. USI can terminate U S WEST's exclusivity with respect to a particular IMAP product if U S WEST fails to reach performance levels for that product equal to at least 50% of established sales quotas so long as USI has performance levels with respect to that product comparable to the performance required from U S WEST. The exclusivity provisions will also terminate upon an acquisition or change in control of USI.

PROPERTY SALE BETWEEN CHRISTOPHER R. MCCLEARY AND USI

    On July 21, 1998 Christopher R. McCleary sold USI real property located in Anne Arundel County, Maryland for a purchase price of $220,000. The property is used by USI for housing, transferring executives, summer interns and corporate guests.

LOAN FROM CHRISTOPHER R. MCCLEARY TO USI

    In April 1998, Christopher R. McCleary loaned USI $1.0 million pursuant to a short-term non interest bearing loan. We repayed this loan by issuing 1,666.67 shares of Series A Preferred Stock to Mr. McCleary in May 1998.

IMAP AGREEMENT WITH LATTICE PARTNERS, LTD.


    USI and Lattice Partners, Ltd. entered into an agreement on December 14, 1998 in which Lattice Partners, Ltd. becomes a customer of USI and USI grants Lattice Partners, Ltd. a limited, nontransferable, non-exclusive license to use the IMAP Solution. The agreement expires in three years unless terminated earlier in a manner consistent with the agreement or unless extended by mutual written agreement. Lattice Partners, Ltd. will pay USI a total of $108,000 in thirty-six equal monthly installments. The agreement contains standard warranty, limitation of liability and indemnity provisions. R. Dean Meiszer, a member of our board of directors, is also a director of Lattice Partners, Ltd.

                             PRINCIPAL STOCKHOLDERS


    The table below sets forth, as of March 1, 1999, information with respect to the beneficial ownership of our common stock as adjusted to reflect the consummation of this offering by (1) each person who we know to be the beneficial owner of more than 5% of our outstanding common stock; (2) each of the directors and Named Executive Officers individually; and (3) all directors and executive officers as a group. Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. The address of each executive officer and director is c/o USINTERNETWORKING, Inc. One USI Plaza, Annapolis, MD 21401-7478.



                                                                                                  PERCENTAGE OF
                                                                                                 OWNERSHIP(1)(2)
                                                                       NUMBER OF SHARES     --------------------------
                     NAMED EXECUTIVE OFFICERS                            BENEFICIALLY        BEFORE THIS   AFTER THIS
                          AND DIRECTORS                                  OWNED(1)(2)          OFFERING      OFFERING
------------------------------------------------------------------  ----------------------  -------------  -----------
Christopher R. McCleary(3)........................................          1,297,618              3.95%         4.26%
Stephen E. McManus................................................            625,000              1.90          1.61
Andrew A. Stern...................................................            625,000              1.90          1.61
Jeffery L. McKnight(4)............................................            375,000              1.13             *

DIRECTOR
R. Dean Meiszer(5)................................................            470,981              1.43          1.21
Ray A. Rothrock(6)................................................          2,674,224              8.10          6.86
Frank A. Adams(7).................................................          8,348,985             25.07         21.24
William F. Earthman(8)............................................          1,412,676              4.30          3.63
John H. Wyant(9)..................................................          3,813,269             11.53          9.76
Benjamin Diesbach(10).............................................              3,750                 *             *
David J. Poulin(11)...............................................              3,750                 *             *
Michael C. Brooks(12).............................................          5,952,381             18.11         15.31
Joseph Zell(13)...................................................                  0                 *             *
Cathy M. Brienza(14)..............................................          1,488,093              4.53          3.83
All Executive Officers and Directors as a group (15 persons)......         27,540,727             79.77         67.96

BENEFICIAL OWNERS OF 5% OR MORE OF THE OUTSTANDING COMMON STOCK OF
USI

Blue Chip Group(15)...............................................          3,809,519             11.52          9.75
c/o Blue Chip Venture Company, Ltd.
2000 PNC Center
201 East Fifth Street
Cincinnati, Ohio 45202

Grotech Capital Group(16).........................................          8,345,235             25.06         21.24
9690 Deereco Road, Suite 800
Timonium, Maryland 21093

Venrock Group(17).................................................          2,670,474              8.09          6.85
c/o Venrock Associates
Room 5506
30 Rockefeller Plaza
New York, New York 10112
Whitney Group(18).................................................          5,952,381             18.11         15.31
c/o J.H. Whitney & Co.
177 Broad Street
Stamford, CT 06901

U S WEST Communications, Inc.(19).................................          3,188,868              9.67          8.18
1801 California Street
Denver, Colorado 80202


------------------------

    * less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except where community property laws apply or as indicated in the footnotes of this table, to our knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by the stockholder. The number of shares beneficially owned by a person includes shares of common stock subject to options and warrants held by that person that are currently exercisable within 60 days of March 1, 1999. Shares issuable pursuant to options and warrants are deemed outstanding for computing the percentage ownership of the person holding the options and warrants but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.



(2) For purposes of this table, the number of shares of common stock outstanding prior to this offering is deemed to be 32,868,276. This number includes 1,968,750 shares of common stock outstanding on March 1, 1999 and an additional 30,899,526 shares issuable upon conversion of our preferred stock. For purposes of calculating the percentage beneficially owned by any person, shares of common stock issuable to such person upon the exercise of any options exercisable within 60 days of March 1, 1999 are also assumed to be outstanding. The number of shares of common stock deemed outstanding after this offering includes the additional underwriters' over-allotment option.



(3) Includes 297,618 shares of common stock held by the McCleary Children's Trust of which Christopher McCleary is trustee. Mr. McCleary's beneficial ownership after the offering includes options to purchase 375,000 shares of common stock issued on March 22, 1999 which are exercisable within 60 days of March 1, 1999.



(4) Includes options to purchase 375,000 shares of common stock exercisable within 60 days of March 1, 1999.



(5) Includes 452,231 shares of common stock owned by USI Partners, Ltd. Mr. Meiszer is a general partner of USI Partners, Ltd. Mr. Meiszer disclaims beneficial ownership in the common stock except to the extent of his general partner interest in USI Partners, Ltd. Also includes options to purchase 3,750 shares of common stock and warrants to purchase 15,000 shares of common stock each exercisable within 60 days of March 1, 1999.



(6) Includes 1,098,958 shares of common stock owned by Venrock Associates and 1,439,731 shares of common stock owned by Venrock Associates II, L.P. Mr. Rothrock is a general partner of Venrock Associates and Venrock Associates II, L.P. and as such shares voting and investment power with other general partners. Mr. Rothrock disclaims beneficial ownership in the common stock except to the extent of his general partner interests in Venrock Associates and Venrock Associates II, L.P. Also includes options to purchase 3,750 shares of common stock and warrants to purchase 131,785 shares of common stock each exercisable within 60 days of March 1, 1999.



(7) Includes 2,767,857 shares of common stock owned by Grotech Partners IV, L.P. and 5,148,808 shares of common stock owned by Grotech Partners V L.P. Mr. Adams is a member of the general partner of Grotech Partners IV L.P. and Grotech Partners V, L.P. and as such shares voting and investment power with other members of the general partner. Mr. Adams disclaims beneficial ownership of the shares owned by Grotech Partners IV L.P. and Grotech Partners V L.P. Also includes options to purchase 3,750 shares of common stock and warrants to purchase 428,570 shares of common stock each exercisable within 60 days of March 1, 1999.


(8) Includes 749,999 shares of common stock owned by Southern Venture Fund SBIC, L.P. and 642,856 shares of common stock owned by Southern Venture Fund II, L.P. Mr. Earthman is a general partner of both Southern Venture Fund SBIC, L.P. and Southern Venture Fund II, L.P. and as such shares voting and investment power. Mr. Earthman disclaims beneficial ownership in the shares owned by Southern Venture Fund SBIC, L.P. and Southern Venture Fund II, L.P., except to the extent of his interests in the general partnerships of Southern Venture Fund SBIC, L.P. and Southern Venture Fund II, L.P. Also includes options to purchase 3,750 shares of common stock and warrants to purchase 16,071 shares of common stock each exercisable within 60 days of

    March 1, 1999. Southern Venture Fund SBIC, L.P. and Southern Venture Fund II, L.P. are part of an affiliated group of investment partnerships and are collectively referred to as the Massey Burch Group.



(9) Includes 3,055,954 shares of common stock owned by Blue Chip Capital Fund II Limited Partnership and 539,281 shares of common stock owned by Miami Valley Venture Fund L.P. Mr. Wyant is the founder and president of Blue Chip Venture Co., which manages both Blue Chip Capital Fund II Limited Partnership and Miami Valley Venture Fund L.P. Mr. Wyant disclaims beneficial ownership of the shares owned by Blue Chip Capital Fund II Limited Partnership and Miami Valley Venture Fund L.P. Also includes options to purchase 3,750 shares of common stock or warrants to purchase 214,284 shares of common stock each exercisable within 60 days of March 1, 1999.



(10) Includes options to purchase 3,750 shares of common stock exercisable within 60 days of March 1, 1999.



(11) Includes options to purchase 3,750 shares of common stock exercisable within 60 days of March 1, 1999.


(12) Includes 5,812,268 shares of common stock owned by J.H. Whitney III, L.P. and 140,056 shares of common stock owned by Whitney Strategic Partners III, L.P. Mr. Brooks is a general partner of J.H. Whitney & Co. and a Managing Member of J.H. Whitney Equity Partners III, L.L.C. which is the general partner of J.H. Whitney III, L.P. and Whitney Strategic Partners III, L.P. Mr. Brooks disclaims beneficial ownership of the shares owned by J.H. Whitney III, L.P and Whitney Strategic Partners III, L.P.

(13) Mr. Zell transferred options to purchase 3,750 shares of common stock which he received under our option plan to U S WEST. U S WEST policy prevents Mr. Zell from exercising these options for his own benefit.


(14) Includes 1,488,093 shares of common stock owned by Waller-Sutton Media Partners, L.P. Ms. Brienza is a member of Waller-Sutton Media, L.L.C. the general partner of Waller-Sutton Media Partners, L.P. Ms. Brienza disclaims beneficial ownership of the shares held by Waller-Sutton Media Partners, L.P.



(15) Includes 3,055,954 shares of common stock owned by Blue Chip Capital Fund II Limited Partnership and 539,281 shares of common stock owned by Miami Valley Venture Fund, L.P. Blue Chip Capital Fund II Limited Partnership and Miami Valley Venture Fund, L.P. are part of an affiliated group of investment partnerships commonly controlled by Blue Chip Venture Company and are collectively referred to as the Blue Chip Group. Also includes warrants to purchase 214,284 shares of common stock exercisable within 60 days of March 1, 1999.



(16) Includes 2,767,857 shares of common stock owned by Grotech Partners IV, L.P. and 5,148,808 shares of Common Stock owned by Grotech Partners V, L.P., Grotech Partners IV, L.P. and Grotech Partners V, L.P. are part of an affiliated group of investment partnerships commonly controlled by Grotech Capital Group and are collectively referred to as the Grotech Capital Group. Also includes warrants to purchase 428,570 shares of common stock exercisable within 60 days of March 1, 1999.



(17) Includes 1,098,958 shares of common stock owned by Venrock Associates and 1,439,731 shares of common stock owned by Venrock Associates II, L.P., Venrock Associates and Venrock Associates II, L.P. are affiliated entities collectively referred to as the Venrock Group. Also includes warrants to purchase 131,785 shares of common stock within 60 days of March 1, 1999.



(18) Includes 5,812,325 shares of common stock owned by J.H. Whitney III, L.P. and 140,056 shares of common stock owned by Whitney Strategic Partners III, L.P., J.H. Whitney III, L.P and Whitney Strategic Partners III, L.P. are affiliated entities collectively referred to as the Whitney Group.



(19) Includes warrants to purchase 101,785 shares of common stock and options to purchase 3,750 shares of common stock exercisable within 60 days of March 1, 1999.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of our capital stock is only a summary and is qualified in its entirety by reference to the actual terms and provisions of the capital stock contained in our Second Amended and Restated Certificate of Incorporation which will become effective immediately prior to the consummation of this offering and our bylaws, as they will be amended at the same time.


    Our certificate of incorporation will authorize 75,000,000 shares of common stock, par value $.001 per share and 1,000,000 shares of preferred stock, par value $.001 per share, the rights and preferences of which may be designated by the board of directors. As of the date of this prospectus there will be 38,868,276 shares of common stock issued and outstanding.


COMMON STOCK

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of USI, the holders of common stock are entitled to receive ratably the net assets of USI available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares that we offer in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

    The board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of USI. We have no present plans to issue any shares of preferred stock.

WARRANTS

    At January 15, 1999, there were warrants outstanding to purchase a total of 1,482,648 shares of common stock. Warrants to purchase 974,450 shares at $3.44 per share will expire in September 2008, warrants to purchase 112,500 shares at $16.00 per share will expire in September and October 2008, warrants to purchase 92,261 shares at $3.36 per share will expire in September 2005, and warrants to purchase 303,437 shares at $3.36 per share will expire in June 2004.

REGISTRATION RIGHTS

    The holders of 30,899,526 shares of common stock issued upon conversion of the Series A Preferred Stock and Series B Preferred Stock and 974,450 shares of common stock issuable upon the exercise of warrants to purchase common stock are entitled to rights with respect to registration of such shares under the Securities Act described at "Certain Relationship and Related Transactions-- Amended and Restated Stockholder Agreement." The holders of warrants to purchase 433,794 shares of common stock are entitled to rights with respect to registration of such shares under the Securities

Act. Under these registration rights, in the event we elect to register any of our shares of common stock for purposes of effecting any public offering after the completion of the offering described in this prospectus, the holders of the warrants or the shares issued upon exercise of the warrants are entitled to include their shares of common stock in the registration, subject however to the right of USI or the underwriters of the proposed offering, if any, to reduce the number of shares proposed to be registered in view of market conditions. All expenses in connection with any registration other than underwriting discounts and commissions will be borne by USI.

    We have agreed to register up to 1,343,750 shares held by officers of USI in the event the officer's employment is terminated due to his death or disability after the consumation of our initial public offering.

CERTAIN ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

    As noted above, our board of directors, without stockholder approval, will have the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of USI or make removal of management more difficult.

    ELECTION AND REMOVAL OF DIRECTORS. The certificate and bylaws will provide for the division of our board of directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders. Directors may be removed only for cause. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of USI and may maintain the incumbency of the board of directors, as it generally makes it more difficult for stockholders to replace a majority of directors.

    STOCKHOLDER MEETINGS. Our bylaws will provide that the stockholders may not call a special meeting of the stockholders of USI. Rather, only the board of directors, the chairman of the board or the president will be able to call special meetings of stockholders.

    REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. Our bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or one of its committees.

    DELAWARE ANTI-TAKEOVER LAW.  We are a Delaware corporation subject to
Section 203 of the Delaware General Corporation Law. Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

    - The corporation has elected in its certificate of incorporation not to be governed by Section 203. We have not made such an election,

    - The business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before such stockholder became an interested stockholder,

    - Upon consummation of the transaction that made such stockholder an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer, or

    - The business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the voting stock which the interested stockholder did not own.

    The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock, together with the affiliates or associates of that stockholder.

    LIMITATION OF OFFICER AND DIRECTOR LIABILITY AND INDEMNIFICATION ARRANGEMENTS. Our certificate limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

    - any breach of their duty of loyalty to the corporation or its stockholders,

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

    - unlawful payments of dividends or unlawful stock repurchases or redemptions, or

    - any transaction from which the director derived an improper personal benefit.

This charter provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws. The certificate also generally provides that we shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he is or was a director or officer of ours, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such proceeding. An officer or director shall not be entitled to indemnification by us if:

    - The officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests, or

    - With respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

    These charter and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control of USI.

TRANSFER AGENT AND REGISTRAR

    American Stock Transfer & Trust Company will be the transfer agent and registrar for the common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon the consummation of this offering, USI will have 38,868,276 shares of common stock outstanding assuming no exercise of the underwriters' over-allotment option. All of the shares of common stock sold in this offering will be freely tradeable under the Securities Act, unless purchased by our "affiliates," as the Securities Act defines that term. Upon the expiration of lock-up agreements among USI, certain of our stockholders, our executive officers and directors and the underwriters, which will occur 180 days after the date of this prospectus and exercise of outstanding options or common stock purchase warrants, 19,340,386 shares of common stock will become eligible for sale, subject to compliance with Rule 144 or Rule 701 of the Securities Act as described below. In addition, we intend to register under the Securities Act all of the shares of common stock usuable under our option plan. We expect to complete this registration on Form S-8 either at the same time as our initial public offering or immediately afterwards. Once this registration is complete, up to 2,601,869 shares of our common stock will become eligible for sale upon the exercise of outstanding options.

    In general, under Rule 144, a person, or persons whose shares are aggregated, who has beneficially owned common stock for at least one year will be entitled to sell in any three-month period a number of shares that does not exceed the greater of:

    - One percent of the number of shares of common stock then outstanding, or

    - The average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Securities and Exchange Commission.

    Sales under Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about USI. A person, or persons whose shares are aggregated, who is not deemed to have been our affiliate at any time during the three months immediately preceding the sale and who has beneficially owned "Restricted Shares," as defined in Rule 144, for at least two years is entitled to sell the shares pursuant to Rule 144(k) without regard to the limitations and requirements described above.

    Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of USI who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares who have not executed lock-up agreements in connection with this offering will be able to sell such shares beginning 90 days after the date of this prospectus.

    Some of our stockholders and our executive officers and directors will agree with the underwriters that until 180 days after the date of this prospectus, they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of common stock or securities convertible or exchangeable or exercisable for any shares of our common stock, without the prior written consent of Credit Suisse First Boston Corporation, subject to certain exceptions. We will also agree that we will not offer, sell, contract to sell, announce our intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of common stock or securities convertible or exchangeable or exercisable for any shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston Corporation, subject to certain limited exceptions, including issuance by us pursuant to the conversion of all the outstanding shares of Series A Preferred Stock and Series B Preferred Stock or the exercise of employee stock options outstanding on the date of this prospectus. The lock-up agreements may be released at any time as to all or any portion of the shares subject to such agreements at the sole discretion of Credit Suisse First Boston Corporation. See "Risk Factors--Shares Eligible for Future Sale."

    Some of our stockholders have rights to require us to register shares of common stock that they hold. See "Certain Relationships and Related Transactions--Amended and Restated Stockholders' Agreement."

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting
agreement dated             , 1999, the underwriters named below, for whom
Credit Suisse First Boston Corporation, Bear, Stearns & Co. Inc., BT Alex. Brown Incorporated and Legg Mason Wood Walker Incorporated, are acting as representatives, have severally but not jointly agreed to purchase from us the following respective numbers of shares of common stock:


                  UNDERWRITERS                                               NUMBER OF SHARES
                                                                             -----------------

Credit Suisse First Boston Corporation.....................................
Bear, Stearns & Co. Inc....................................................
BT Alex. Brown Incorporated................................................
Legg Mason Wood Walker Incorporated........................................

                                                                             -----------------
    Total..................................................................       6,000,000
                                                                             -----------------
                                                                             -----------------


    The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions and that they will be obligated to purchase all the shares of common stock offered hereby if any are purchased (other than those shares covered by the over-allotment option described below). The underwriting agreement provides that, in the event of a default, in certain circumstances, the purchase commitments may be increased or the underwriting agreement may be terminated.

    We have granted to the underwriters a 30-day option to purchase, on a pro rata basis, up to 750,000 additional shares of common stock at the initial public offering price, less the underwriting discounts and commissions. This option may be exercised only to cover over-allotments.

    The underwriters will offer the common stock initially at the public offering price on the cover page of this prospectus and to certain dealers at
such price less a concession of $           per share. The underwriters and such
dealers may allow a discount of $           per share on sales to certain other
dealers. After the initial public offering, the public offering price and concession and discount may be changed by the representatives.

    The following table summarizes the compensation that we will pay the underwriters and the expenses we will pay:

                                                                                                 TOTAL
                                                                                     ------------------------------
                                                                                        WITHOUT           WITH
                                                                         PER SHARE   OVER-ALLOTMENT  OVER-ALLOTMENT
                                                                        -----------  --------------  --------------
Underwriting discounts and commissions paid by USI....................   $             $               $
Expenses payable by USI...............................................   $             $               $

    The representatives have informed us that they do not expect discretionary sales by the underwriters to exceed 5% of the shares now offered.

    USI, our officers and directors and certain other stockholders will agree that they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any additional shares of common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in limited circumstances, including the case of issuances by us pursuant to the conversion of all the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, the grant of additional employee stock options or the exercise of employee stock options outstanding on the date of this prospectus.

    We have reserved for purchase from the underwriters up to       shares of
common stock which employees and friends of ours may purchase through a directed share program. Such sales will be at the initial public offering price. The number of shares of common stock available to the general public will be reduced to the extent these persons purchase the reserved shares.

    We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in connection with civil liabilities under the Securities Act.

    Our common stock has been approved for listing on The Nasdaq National Market under the symbol "USIX."

    Before this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between USI and the representatives. The principal factors to be considered in determining the public offering price include:

    - the information set forth in this prospectus and otherwise available to the representatives;

    - the history and the prospects for the industry in which we will compete; the ability of our management;

    - our prospects for future earnings;

    - the present state of our development and our current financial condition;

    - the general condition of the securities markets at the time of this offering;

    - and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

    The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of this offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate members are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    BT Alex. Brown Incorporated has from time to time provided investment banking services to us for which it has charged us customary fees. Legg Mason Wood Walker Incorporated is an IMAP client of USI.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that USI prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to USI and the dealer from whom such purchase confirmation is received that (1) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (2) where required by law, that such purchaser is purchasing as principal and not as agent, and (3) such purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the SECURITIES ACT (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or recession or rights of action under the civil liability provisions of the U.S. federal securities law.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of common stock to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from USI. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian Legislation.

                                 LEGAL MATTERS

    The validity of the issuance of the common stock being offered hereby will be passed upon for USI by Latham & Watkins, Washington, D.C. and, for the underwriters, by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York.

                                    EXPERTS

    The consolidated financial statements of USINTERNETWORKING, Inc. at December 31, 1998 and for the period from January 14, 1998 (date of inception) through December 31, 1998, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus and registration statement, and are included in reliance upon the report given upon the authority of Ernst & Young LLP as experts in accounting and auditing.


    The consolidated financial statements of I.I.T. Holding, Inc. and subsidiaries at December 31, 1996 and 1997, and September 7, 1998 and for the period from January 1, 1998 through September 7, 1998 and for each of the two years in the period ended December 31, 1997, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report on these statements appearing elsewhere in this prospectus and registration statement which, as to the years 1996 and 1997, are based in part on the report of Bassan & Associates S.C., independent auditors. The consolidated financial statements referred to above are included in reliance upon the reports given upon the authority of the named firms as experts in accounting and auditing.


    The financial statements of ACR as of September 30, 1998, December 31, 1997 and 1996 and for the nine months ended September 30, 1998 and for the years then ended December 31, 1997 and 1996 included in this prospectus and registration statement have been audited by Mahoney Cohen & Company, CPA, P.C., independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus and registration statement, and are included in reliance upon the report given upon the authority of Mahoney Cohen & Company, CPA, P.C. as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission, Washington, D.C., 20549, a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock offered under this prospectus. This prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information about USI and the common stock offered under this prospectus, you should review the registration statement and the exhibits and schedules filed as a part of the registration statement. Descriptions of contracts or other documents referred to in this prospectus are not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, you should review that contract or document. You should be aware that when we discuss these contracts or documents in the prospectus we are assuming that you will read the exhibits to the registration statement for a more complete understanding of the contract or document. The registration statement and its exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549, and the Securities and Exchange Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661 and Seven World Trade Center, 13th Floor, New York, New York, 10048. Copies may be obtained from the Securities and Exchange Commission after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Securities and Exchange Commission. The address of this web site is http://www.sec.gov. You may also contact the Securities and Exchange Commission by telephone at (800) 732-0330.

                         INDEX TO FINANCIAL STATEMENTS


CONSOLIDATED FINANCIAL STATEMENTS OF USINTERNETWORKING, INC.

  Report of Independent Auditors.....................................................  F-2
  Consolidated Balance Sheet as of December 31, 1998.................................  F-3
  Consolidated Statement of Operations for the period January 14, 1998 (date of inception) through December 31, 1998.............................................  F-4
  Consolidated Statement of Stockholders' Equity (Deficit) for the period January 14,
    1998 (date of inception) through December 31, 1998...............................  F-5
  Consolidated Statement of Cash Flows for the period January 14, 1998 (date of inception) through December 31, 1998.............................................  F-6
  Notes to Consolidated Financial Statements.........................................  F-7

CONSOLIDATED FINANCIAL STATEMENTS OF I.I.T. HOLDING, INC. AND SUBSIDIARIES

  Report of Independent Auditors.....................................................  F-25
  Report of Independent Auditors.....................................................  F-26
  Consolidated Balance Sheets as of December 31, 1997 and 1996 and as of September 7,
    1998 (unaudited).................................................................  F-27
  Consolidated Statements of Operations for the years ended December 31, 1997 and
    1996 and for the periods ended August 31, 1997 and September 7, 1998
    (unaudited)......................................................................  F-28
  Consolidated Statements of Stockholders' Equity for the years ended December 31,
    1997 and 1996 and for the period ended September 7, 1998 (unaudited).............  F-29
  Consolidated Statements of Cash Flows for the years ended December 31, 1997 and
    1996 and for the periods ended August 31, 1997 and September 7, 1998
    (unaudited)......................................................................  F-30
  Notes to Consolidated Financial Statements.........................................  F-31

FINANCIAL STATEMENTS OF ADVANCED COMMUNICATION RESOURCES, INC.

  Independent Auditor's Report.......................................................  F-37
  Balance Sheets as of December 31, 1997 and 1996 and September 30, 1998.............  F-38
  Statements of Operations for the years ended December 31, 1997 and 1996 and for the nine months ended September 30, 1998.............................................  F-39
  Statements of Stockholders' Equity for the years ended December 31, 1997 and 1996 and for the nine months ended September 30, 1998.................................  F-40
  Statements of Cash Flows for the years ended December 31, 1997 and 1996 and for the nine months ended September 30, 1998.............................................  F-41
  Notes to Financial Statements......................................................  F-42

  UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE TWELVE MONTHS
    ENDED DECEMBER 31, 1998..........................................................  P-1

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

USINTERNETWORKING, Inc.

We have audited the accompanying consolidated balance sheet of USINTERNETWORKING, Inc. ("the Company") as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the period January 14, 1998 (date of inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of USINTERNETWORKING, Inc. as of December 31, 1998, and the consolidated results of its operations and its cash flows for the period January 14, 1998 (date of inception) through December 31, 1998, in conformity with generally accepted accounting principles.

                                                  Ernst & Young LLP

Baltimore, Maryland

January 22, 1999, except as to Note 21,
as to which the date is March 22, 1999

The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 21 to the consolidated financial statements.

                                              /s/ Ernst & Young LLP

Baltimore, Maryland

March 22, 1999

                            USINTERNETWORKING, INC.

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1998


                                                                                       ACTUAL        PRO FORMA
                                                                                   --------------  --------------
ASSETS
Current assets:
  Cash and cash equivalents......................................................  $   43,802,465  $   43,802,465
  Restricted cash................................................................         581,712         581,712
  Accounts receivable, less allowance of $142,000................................       2,882,119       2,882,119
  Prepaid expenses and other current assets......................................       2,436,247       2,436,247
                                                                                   --------------  --------------
Total current assets.............................................................      49,702,543      49,702,543

Software licenses................................................................       9,596,760       9,596,760
Property and equipment, net of accumulated depreciation of $1,567,885............      21,640,145      21,640,145
Goodwill, net of accumulated amortization of $1,611,763..........................      25,137,296      25,137,296
Other assets.....................................................................         439,734         439,734
                                                                                   --------------  --------------
Total assets.....................................................................  $  106,516,478  $  106,516,478
                                                                                   --------------  --------------
                                                                                   --------------  --------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...............................................................  $    6,571,767  $    6,571,767
  Accrued compensation...........................................................       4,870,690       4,870,690
  Other accrued expenses.........................................................       1,569,570       1,569,570
  Deferred revenue...............................................................          51,247          51,247
  Due to former shareholders of acquired businesses..............................      10,826,735      10,826,735
  Current portion of capital lease obligations...................................       1,503,947       1,503,947
  Current portion of long-term debt..............................................       1,757,588       1,757,588
                                                                                   --------------  --------------
Total current liabilities........................................................      27,151,544      27,151,544

Short-term obligations expected to be refinanced.................................       5,282,450       5,282,450
Capital lease obligations, less current portion..................................       3,427,254       3,427,254
Long-term debt, less current portion.............................................       5,231,794       5,231,794
Dividends payable................................................................       1,503,004       1,503,004
                                                                                   --------------  --------------
Total liabilities................................................................      42,596,046      42,596,046

Series B Convertible Redeemable Preferred Stock, $.01 par value, 115,000 shares authorized, 59,279 shares issued and outstanding actual, none pro forma;
  $62,242,500 aggregate liquidation preference...................................      62,242,500        --

Common stock subject to repurchase, 1,343,750 shares actual, none pro forma......       4,145,000        --

Commitments and contingent liabilities...........................................        --              --

Stockholders' equity (deficit):
  Series A Convertible Preferred Stock, $.01 par value, 110,000 shares authorized, 55,000 shares issued and outstanding; $33,000,000 aggregate
    liquidation preference.......................................................             550        --
  Common stock, $.001 par value, 75,000,000 shares authorized, 625,000 shares
    issued and outstanding actual, 32,868,276 shares issued pro forma............             625          32,868
  Additional paid-in capital.....................................................      29,985,069      97,157,241
  Due from stockholders..........................................................        --               (47,500)
  Unearned compensation..........................................................        --              (768,865)
  Accumulated deficit............................................................     (32,453,312)    (32,453,312)
                                                                                   --------------  --------------
  Total stockholders' equity (deficit)...........................................      (2,467,068)     63,920,432
                                                                                   --------------  --------------

Total liabilities and stockholders' equity (deficit).............................  $  106,516,478  $  106,516,478
                                                                                   --------------  --------------
                                                                                   --------------  --------------


                            SEE ACCOMPANYING NOTES.

                            USINTERNETWORKING, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

 FOR THE PERIOD JANUARY 14, 1998 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1998


Revenue........................................................  $ 4,122,449

Costs and expenses:
  Direct costs of revenue......................................    6,658,004
  General and administrative...................................   24,424,432
  Depreciation and amortization................................    3,179,648
                                                                 -----------
Total costs and expenses.......................................   34,262,084
                                                                 -----------
Operating loss.................................................  (30,139,635)
Other income (expense):
  Interest income..............................................      367,411
  Interest expense.............................................   (2,681,088)
                                                                 -----------
                                                                  (2,313,677)
                                                                 -----------

Net loss.......................................................  (32,453,312)
Dividends accrued on Series A Convertible Preferred Stock......   (1,503,004)
Accretion of common stock subject to repurchase to fair
  value........................................................   (3,903,865)
Accretion of Series B Convertible Redeemable Preferred Stock to
  fair value...................................................     (236,991)
                                                                 -----------
Net loss attributable to common stockholders...................  $(38,097,172)
                                                                 -----------
                                                                 -----------
Basic and diluted loss per common share attributable to common
  stockholders.................................................  $    (60.96)
                                                                 -----------
                                                                 -----------


                            SEE ACCOMPANYING NOTES.

                            USINTERNETWORKING, INC.
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
 FOR THE PERIOD JANUARY 14, 1998 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1998

                                                                                    SERIES A CONVERTIBLE
                                                                                      PREFERRED STOCK            COMMON STOCK
                                                                                  ------------------------  ----------------------
                                                                                   SHARES      PAR VALUE     SHARES     PAR VALUE
                                                                                  ---------  -------------  ---------  -----------
Balance at January 14, 1998.....................................................         --    $      --           --   $      --
  Issuance of common stock to founder upon inception............................         --           --      625,000         625
  Issuance of Series A Convertible Preferred Stock on May 28, 1998 for cash.....     38,333          383           --          --
  Issuance of Series A Convertible Preferred Stock on May 28, 1998 in exchange
    for $1,000,000 note.........................................................      1,667           17           --          --
  Issuance of Series A Convertible Preferred Stock on June 22, 1998 for cash....      6,167           62           --          --
  Issuance of Series A Convertible Preferred Stock on July 2, 1998 for cash.....      5,833           58           --          --
  Issuance of Series A Convertible Preferred Stock on July 30, 1998 for cash....      3,000           30           --          --
  Transaction costs associated with the issuance of Series A Convertible
    Preferred Stock.............................................................         --           --           --          --
  Issuance of warrants to purchase 50,000 shares of common stock associated with
    the acquisition of IIT on September 8, 1998.................................         --           --           --          --
  Issuance of warrants to purchase 974,450 shares of common stock in connection
    with $9,095,000 of debt on September 7, 1998................................         --           --           --          --
  Issuance of warrants to purchase 74,404 shares of common stock in connection
    with a $5,000,000 financing commitment on September 22, 1998................         --           --           --          --
  Issuance of warrants to purchase 971 shares of Series B Convertible Redeemable
    Preferred Stock in connection with a $10,000,000 financing commitment on
    September 30, 1998..........................................................         --           --           --          --
  Issuance of warrants to purchase 62,500 shares of common stock associated with
    the acquisition of ACR on October 2, 1998...................................         --           --           --          --
  Issuance of warrants to purchase 17,857 shares of common stock in connection
    with a $2,000,000 financing commitment on December 18, 1998.................         --           --           --          --
  Dividends accrued on Series A Convertible Preferred Stock.....................         --           --           --          --
  Accretion of common stock subject to repurchase to fair value.................         --           --           --          --
  Accretion of Series B Convertible Redeemable Preferred Stock to fair value....         --           --           --          --
  Net loss for the period January 14, 1998 through December 31, 1998............         --           --           --          --
                                                                                  ---------        -----    ---------  -----------
Balance at December 31, 1998....................................................     55,000    $     550      625,000   $     625
                                                                                  ---------        -----    ---------  -----------
                                                                                  ---------        -----    ---------  -----------

                                                                                                               TOTAL
                                                                                  ADDITIONAL                STOCKHOLDERS'

                                                                                   PAID-IN    ACCUMULATED      EQUITY
                                                                                   CAPITAL      DEFICIT      (DEFICIT)
                                                                                  ----------  ------------  ------------
Balance at January 14, 1998.....................................................  $       --   $       --    $       --
  Issuance of common stock to founder upon inception............................       4,375           --         5,000
  Issuance of Series A Convertible Preferred Stock on May 28, 1998 for cash.....  22,999,617           --    23,000,000
  Issuance of Series A Convertible Preferred Stock on May 28, 1998 in exchange
    for $1,000,000 note.........................................................     999,983           --     1,000,000
  Issuance of Series A Convertible Preferred Stock on June 22, 1998 for cash....   3,699,938           --     3,700,000
  Issuance of Series A Convertible Preferred Stock on July 2, 1998 for cash.....   3,499,942           --     3,500,000
  Issuance of Series A Convertible Preferred Stock on July 30, 1998 for cash....   1,799,970           --     1,800,000
  Transaction costs associated with the issuance of Series A Convertible
    Preferred Stock.............................................................    (205,225)          --      (205,225)
  Issuance of warrants to purchase 50,000 shares of common stock associated with
    the acquisition of IIT on September 8, 1998.................................      40,000           --        40,000
  Issuance of warrants to purchase 974,450 shares of common stock in connection
    with $9,095,000 of debt on September 7, 1998................................   1,948,930           --     1,948,930
  Issuance of warrants to purchase 74,404 shares of common stock in connection
    with a $5,000,000 financing commitment on September 22, 1998................     148,810           --       148,810
  Issuance of warrants to purchase 971 shares of Series B Convertible Redeemable
    Preferred Stock in connection with a $10,000,000 financing commitment on
    September 30, 1998..........................................................     606,875           --       606,875
  Issuance of warrants to purchase 62,500 shares of common stock associated with
    the acquisition of ACR on October 2, 1998...................................      50,000           --        50,000
  Issuance of warrants to purchase 17,857 shares of common stock in connection
    with a $2,000,000 financing commitment on December 18, 1998.................      35,714           --        35,714
  Dividends accrued on Series A Convertible Preferred Stock.....................  (1,503,004)                (1,503,004)
  Accretion of common stock subject to repurchase to fair value.................  (3,903,865)                (3,903,865)
  Accretion of Series B Convertible Redeemable Preferred Stock to fair value....    (236,991)                  (236,991)
  Net loss for the period January 14, 1998 through December 31, 1998............              (32,453,312)  (32,453,312)
                                                                                  ----------  ------------  ------------
Balance at December 31, 1998....................................................  $29,985,069 ($32,453,312)  $(2,467,068)

                                                                                  ----------  ------------  ------------
                                                                                  ----------  ------------  ------------


                            SEE ACCOMPANYING NOTES.

                            USINTERNETWORKING, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

 FOR THE PERIOD JANUARY 14, 1998 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1998


OPERATING ACTIVITIES
Net loss.......................................................................  $(32,453,312)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation.................................................................    1,567,885
  Amortization.................................................................    1,611,763
  Non-cash compensation expense related to the issuance of common stock........      231,135
  Non-cash interest expense....................................................    2,011,904
  Changes in operating assets and liabilities:
    Accounts receivable........................................................       43,293
    Prepaid expenses and other current assets..................................   (2,470,745)
    Accounts payable...........................................................    4,333,579
    Accrued compensation.......................................................    4,287,023
    Accrued expenses and other current liabilities.............................      234,800
                                                                                 -----------
Net cash used in operating activities..........................................  (20,602,675)

INVESTING ACTIVITIES
Purchases of property and equipment............................................  (20,127,849)
Increase in restricted cash....................................................     (581,712)
Acquisition of IIT and ACR, net of cash acquired of $398,581...................  (16,899,991)
Increase in other assets.......................................................      (59,080)
                                                                                 -----------
Net cash used in investing activities..........................................  (37,668,632)

FINANCING ACTIVITIES
Proceeds from issuance of Series A Convertible Preferred Stock.................   31,794,775
Proceeds from loan from officer, subsequently converted into Series A
  Convertible Preferred Stock..................................................    1,000,000
Proceeds from issuance of Series B Convertible Redeemable Preferred Stock......   39,910,509
Proceeds from issuance of common stock and common stock subject to
  repurchase...................................................................       15,000
Proceeds from issuance of long-term debt.......................................    9,486,969
Proceeds from issuance of notes, subsequently converted into Series B
  Convertible Redeemable Preferred Stock.......................................   22,095,000
Payments on long-term debt.....................................................   (1,804,876)
Payments on capital lease obligations..........................................     (423,605)
                                                                                 -----------
Net cash provided by financing activities......................................  102,073,772
                                                                                 -----------
Cash and cash equivalents at end of period.....................................  $43,802,465
                                                                                 -----------
                                                                                 -----------


                            SEE ACCOMPANYING NOTES.

                            USINTERNETWORKING, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    USINTERNETWORKING, Inc., (the "Company") was incorporated on January 14, 1998 principally to provide clients the ability to use leading business software applications through the Company's Internet-based network. The Company is an "Internet Managed Application Provider.-SM-" Our IMAP services integrate Internet communications, data center management and packaged software applications implementation and support to meet the technology needs of business in a number of business process areas including sales force automation, customer support, e-commerce, and human resource and financial systems. The Company also makes its infrastructure available to clients who want to run their own applications in a highly reliable and secure Internet environment and provides information technology consulting services.

BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all money market accounts and all other investments with a maturity of three months or less when purchased to be cash equivalents. The carrying value of cash equivalents approximates fair value.

RESTRICTED CASH

    At December 31, 1998, $581,712 of cash was pledged as collateral on outstanding letters of credit related to an operating lease for certain office space ($400,000), and as security for other obligations ($181,712). These amounts have been classified as restricted cash in the accompanying consolidated balance sheet.

SOFTWARE LICENSES


    The Company capitalizes the costs associated with the purchase of licenses for major business process application software used in providing IMAP services. During 1998, the Company was obligated to purchase and purchased $9.6 million of perpetual licenses from 4 software application vendors. The agreements to purchase these licenses specify the maximum number of users permitted to utilize the license in connection with the Company's service, and whether the licenses may be later transferred to subsequent users by the Company. All amounts paid to the vendors are non-refundable, regardless of the actual number of users assigned a license in connection with IMAP services. The Company had no

                            USINTERNETWORKING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

other obligations to purchase software in 1998. It currently has an obligation to purchase software and advertising more fully described in Note 21.



    Transferrable licenses will be amortized over their estimated useful life of three years. Non-transferrable licenses will be amortized over the lesser of the minimum contract period for IMAP clients subject to these licenses, or three years. Amortization commenced in January 1999, the date that transferrable and non-transferrable licenses were first available to generate revenue, and the average amortization period is expected to be three years.



    The Company also purchases maintenance services from its software vendors under agreements that require annual payments for software maintenance, including technical support and software upgrades. These payments totaled $710,000 in 1998 and are included in prepaid expenses and amortized ratably over the annual service period.


PROPERTY AND EQUIPMENT


    Property and equipment, including equipment used in providing IMAP services, is stated at cost less accumulated depreciation. Depreciation is computed for owned assets using the straight-line method over estimated useful lives of the assets. Assets under capital leases are amortized using the straight-line method over the lesser of the lease term or the estimated useful life of the assets.


    Estimated useful lives for all depreciable assets other than a building and leasehold improvements range from three to seven years. The building is depreciated over 25 years and leasehold improvements are depreciated over the term of the related lease.

INCOME TAXES

    The Company uses the liability method in accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

REVENUE RECOGNITION

    Substantially all revenues since inception have been earned from information technology consulting services. Revenues are recognized as services are provided.

    During 1998, the Company recognized $69,467 of revenue from IMAP services, and expects to recognize significant revenue from IMAP services in future periods. IMAP revenues consist of monthly recurring fees for services, which generally include internet access to the Company's network of Enterprise Data Centers hosting application software, and the implementation and management of that software. Payment for services is generally received monthly over a two to five year contract term, and revenues are recognized ratably as earned over the contract term. Payments received in advance of revenue recognition, even if non-refundable, are recorded as deferred revenue. Some contracts permit termination without cause by the clients. Contracts permitting termination without cause may provide for termination payments to the Company that will be recognized as revenue when collectibility is assured.

                            USINTERNETWORKING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
GOODWILL AMORTIZATION

    The Company amortizes goodwill arising from certain purchase business combinations on a straight-line basis over its estimated useful life of 5 years.

ADVERTISING COSTS

    The Company expenses advertising as incurred. Advertising expense totaled approximately $700,000 in 1998.

IMPAIRMENT OF LONG-LIVED ASSETS

    Long-lived assets, consisting principally of property and equipment and goodwill, are evaluated for possible impairment through a review of undiscounted expected future cash flows. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized.

STOCK OPTIONS

    The Company records compensation expense for all stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB No. 25"). Under APB No. 25, if the exercise price of the Company's employee stock options equals or exceeds the estimated fair value of the underlying stock on the date of grant, no compensation expense is generally recognized.

    Financial Accounting Standards Board Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("Statement No. 123") encourages companies to recognize expense for stock-based awards based on their estimated value on the date of grant. Statement No. 123 requires the disclosure of pro forma net income or loss in the notes to the financial statements if the fair value method is not elected. The Company accounts for its stock-based compensation using the intrinsic value method, and has determined that the use of the fair value method to record compensation expense would have no effect on the reported net loss in 1998.

PENDING ACCOUNTING PRONOUNCEMENTS

    In March 1998, the AICPA issued Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED FOR OR OBTAINED FOR INTERNAL USE (SOP 98-1). SOP 98-1 requires the capitalization of costs to purchase or develop internal-use software, including external direct costs of materials and services, and payroll and payroll related costs for employees who are directly associated with and devote time to an internal use software development project. Allocations of overhead and capitalized costs are not permitted. Computer software costs related to research and development are expensed as incurred, as are training and maintenance costs. SOP 98-1 is effective for 1999, and application is prospective. In 1998, the Company expensed approximately $1 million of costs related to the implementation of internal use software. Future costs subject to capitalization under SOP 98-1 in 1999 and beyond are not expected to materially affect reported results of operations.

                            USINTERNETWORKING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In April 1998, the AICPA issued Statement of Position 98-5, REPORTING THE COSTS OF START-UP ACTIVITIES (SOP 98-5). SOP 98-5 requires that start-up costs and organization costs be expensed as incurred. Start-up activities include one-time activities related to opening a new facility, including a new product or service, conducting business in a new territory, conducting business with a new class of customer, initiating a new process in an existing facility, or commencing some new operation. SOP 98-5 is effective in 1999. All start-up and organizational costs of the Company are currently expensed; therefore, adoption of this new standard will have no effect on the consolidated financial statements.

2. ACQUISITIONS

    On September 8, 1998, the Company acquired all of the outstanding common stock of I.I.T. Holding, Inc. (IIT), a provider of Internet and intranet consulting, integration and support services principally to commercial companies located throughout the United States and South America. The initial purchase price consisted of cash of $12,887,000 and warrants to purchase 50,000 shares of common stock for $16.00 per share valued at $40,000. Direct acquisition costs of $394,968 were also incurred. The acquisition was accounted for using the purchase method of accounting, and the results of operations of IIT are included in the accompanying consolidated statement of operations for the period from September 8, 1998 through December 31, 1998. At the acquisition date, $14,131,788 of goodwill was recorded.

    Additional contingent consideration is payable to the former shareholders of IIT to the extent that defined amounts of revenue, earnings before interest, income taxes, depreciation and amortization (EBITDA), and employee retention percentages (as related to the operations of IIT) in 1998 are exceeded. The maximum amount of contingent consideration payable to the sellers is $3,799,999. At December 31, 1998, the Company has preliminarily determined that the likely amount of additional consideration due to the sellers is $2,326,735, subject to final audit results, and therefore has recorded that amount as additional goodwill.

    On October 2, 1998, the Company acquired all of the outstanding common stock of Advanced Communication Resources, Inc. (ACR), a New York based systems integrator focused on the financial services industry. The initial purchase price aggregated $6,050,000, consisting of cash of $2,500,000, a $3,500,000 secured promissory note bearing interest at 8.25%, and warrants to purchase 62,500 shares of common stock for $16.00 per share valued at $50,000. Direct acquisition costs of $338,916 were also incurred. The acquisition was accounted for using the purchase method of accounting, and the results of operations of ACR are included in the accompanying consolidated statement of operations for the period from October 2, 1998 through December 31, 1998. At the acquisition date, $5,290,535 of goodwill was recorded.

    Additional contingent consideration is payable to the former shareholders of ACR to the extent that defined amounts of revenue, EBITDA, and employee retention percentages (as related to the operations of ACR) in 1998 are exceeded. The maximum amount of contingent consideration payable to the sellers is $5,000,000. At December 31, 1998, the Company has determined that the amount of additional consideration due to the sellers is $5,000,000, and therefore has recorded that amount as additional goodwill.

                            USINTERNETWORKING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

2. ACQUISITIONS (CONTINUED)
    The following summarizes unaudited pro forma consolidated results of operations for 1998 assuming the IIT and ACR acquisitions had occurred at the beginning of the year. The results are not necessarily indicative of what would have occurred had these transactions been consummated as of the beginning of the year presented, or of future operations of the Company (in thousands):


                                                                         PRO FORMA (UNAUDITED)
                                                                         ---------------------
Revenue................................................................       $    13,938
Net loss...............................................................       $   (35,129)
Basic and diluted loss per common share................................       $    (56.21)


3. LOSS PER SHARE

    The following table sets forth the computation of basic and diluted loss per common share for the period from January 14, 1998 (date of inception) through December 31, 1998:

HISTORICAL:


Numerator:
  Net loss.....................................................................  $(32,453,312)
  Dividends on Series A Convertible Preferred Stock............................   (1,503,004)
  Accretion of common stock subject to repurchase to fair value................   (3,903,865)
  Accretion of Series B Convertible Redeemable Preferred Stock to fair value...     (236,991)
                                                                                 -----------
                                                                                 $(38,097,172)
                                                                                 -----------
                                                                                 -----------
Denominator:
  Weighted-average number of shares of common stock outstanding and not subject
    to repurchase during the period............................................      625,000
                                                                                 -----------
Basic and diluted loss per common share........................................  $    (60.96)
                                                                                 -----------
                                                                                 -----------


    Basic loss per share is based upon the average number of shares of common stock outstanding during the period. The computation excludes 1,343,750 shares of common stock subject to repurchase at December 31, 1998.

    Dilutive loss per common share is equal to basic loss per common share because if potentially dilutive securities were included in the computation, the result would be anti-dilutive. These potentially dilutive securities consist of common stock subject to repurchase, convertible preferred stocks, stock options and warrants.

SUPPLEMENTAL PRO FORMA:

    Pro forma basic and diluted loss per common share attributable to common stockholders is presented to disclose the effect on loss per share of the assumed conversion of securities which will convert into common stock upon the closing of the proposed initial public offering and the lapse upon closing of the proposed initial public offering of the Company's repurchase obligation with respect to 1,343,750 shares of common stock held by officers. For purposes of the pro forma computation, the convertible securities are assumed to have been converted or modified on the issuance date.

                            USINTERNETWORKING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

3. LOSS PER SHARE (CONTINUED)
    The following table summarizes the computations of supplemental pro forma basic and diluted loss per share presented in the accompanying consolidated statement of operations for the period January 14, 1998 (date of inception) through December 31, 1998:


Numerator:
  Net loss.....................................................................  $(32,453,312)
                                                                                 -----------
                                                                                 -----------
Denominator:
  Shares used in historical calculation........................................      625,000
  Add:
    Pro forma effect of lapse of repurchase obligation for common stock subject
      to repurchase............................................................    1,184,028
    Pro forma conversion of Series A Convertible Preferred Stock...............    7,366,026
    Pro forma conversion of Series B Convertible Redeemable Preferred Stock....       50,837
                                                                                 -----------
    Denominator for pro forma loss per share...................................    9,225,891
                                                                                 -----------
                                                                                 -----------
Supplemental pro forma basic and diluted loss per common share.................  $     (3.52)
                                                                                 -----------
                                                                                 -----------


4. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

    During the period from January 14, 1998 (date of inception) through December 31, 1998, the Company acquired equipment totaling $5,188,489 under leases classified as capital leases. The Company also acquired $7,500,000 of equipment in 1998 that was included in accounts payable and short-term obligations expected to be refinanced at December 31, 1998.

    Interest paid during the period was approximately $368,000.

    In December 1998, $22,095,000 of notes payable and a $1,000,000 loan from an officer of the Company were converted into Series B Convertible Redeemable Preferred Stock.

    The Company purchased all of the capital stock of IIT and ACR for approximately $27.8 million. In conjunction with these acquisitions, assets with a fair market value of approximately $30.8 million were acquired and liabilities of approximately $3.0 million were assumed.


    In July 1998, the Company sold 625,000 shares of common stock to an executive officer for $5,000. The common stock at the date of issuance had an appraised estimated fair value of $1.60 per share, or $1,000,000. The difference between the estimated fair value of the common stock of $1,000,000 and the amount paid of $5,000 ($995,000) was recorded as unearned compensation and is being amortized over the 22 month period in which it is earned. Other non-cash compensation of $5,000 related to common stock issuances was also recorded in 1998.


5. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following at December 31, 1998:

Building and land.............................................................  $ 1,007,499
Furniture and fixtures........................................................      779,332

                            USINTERNETWORKING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

5. PROPERTY AND EQUIPMENT (CONTINUED)

Equipment and automobiles.....................................................    2,800,742
Computers and software........................................................   15,321,325
Leasehold improvements........................................................    3,299,132
                                                                                -----------
                                                                                 23,208,030
Accumulated depreciation......................................................   (1,567,885)
                                                                                -----------
Total.........................................................................  $21,640,145
                                                                                -----------
                                                                                -----------

    Substantially all property and equipment is collateralized under financing arrangements.

6. CAPITAL LEASE OBLIGATIONS

    The Company has entered into capital lease agreements to acquire certain equipment. Property and equipment in the accompanying consolidated balance sheet includes this equipment which has a cost of $5,188,489 and accumulated amortization of $349,716. Amortization of the leased property is included in depreciation and amortization expense.

    Future minimum payments under capital lease obligations consist of the following at December 31, 1998:

1999............................................................................  $1,965,377
2000............................................................................   1,941,590
2001............................................................................   1,789,256
2002............................................................................      91,995
2003............................................................................      80,420
                                                                                  ----------
Total minimum lease payments....................................................   5,868,638
Amounts representing interest...................................................    (937,437)
                                                                                  ----------
Present value of capital lease obligations......................................   4,931,201
Current portion.................................................................  (1,503,947)
                                                                                  ----------
Capital lease obligations, non-current..........................................  $3,427,254
                                                                                  ----------
                                                                                  ----------

7. DUE TO FORMER SHAREHOLDERS OF ACQUIRED BUSINESSES


    In connection with the acquisition of ACR in October 1998, the Company issued to the sellers a $3,500,000 note bearing interest at 8.25% per annum. The note, including accrued interest, was due and was paid in January 1999.


    As more fully disclosed in Note 2, the Company estimates that additional consideration related to the acquisitions of ACR and IIT in 1998 will be required to be paid in 1999 in the aggregate amount of $7,326,735.

                            USINTERNETWORKING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

8. LONG-TERM DEBT

    Long-term debt at December 31, 1998 consists of the following:

Note payable to a bank due June 30, 2001 and bearing interest at 9.0% per annum. The note is payable in monthly installments of principal and interest of $6,644 with all unpaid principal and interest due at maturity. The note is secured by a mortgage on the real property purchased with the proceeds and with a $79,929 letter of credit pledged as additional security...............  $  639,517

Note payable to a bank due July 21, 2001 and bearing interest at 9.0% per annum. The note is payable in monthly installments of principal and interest of $2,249 with all unpaid principal and interest due at maturity. The note is secured by a mortgage on the property purchased with the proceeds and with a
  $26,984 letter of credit pledged as additional security......................     217,689

Notes payable due on August 1, 2001 and bearing interest at 13.1% per annum.
  The notes are payable in monthly installments of principal and interest of
  $77,429 and are collateralized by certain furniture, fixtures, equipment and
  software purchased by the Company............................................   2,081,563

Note payable due on September 1, 2001 and bearing interest at 13.0% per annum.
  The note is payable in monthly installments of principal and interest of
  $4,868 and is collateralized by certain furniture, fixtures, equipment and
  software purchased by the Company............................................     134,519

Note payable due on October 1, 2001 and bearing interest at 17.1% per annum.
  The note is payable in monthly installments of principal and interest of
  $158,000 with all unpaid principal and interest due at maturity. This note is
  collateralized by certain software licenses purchased by the Company.........   4,501,175

Notes payable due between February 28, 2003 and February 19, 2004 and bearing interest at rates ranging from 9.25% to 9.99% per annum. The notes are payable in monthly installments of principal and interest ranging from $542
  to $1,274 and are secured by automobiles purchased with the proceeds.........     107,630
                                                                                 ----------
Total..........................................................................   7,682,093
Less: current portion..........................................................   1,757,588
Less: discounts................................................................     692,711
                                                                                 ----------
                                                                                 $5,231,794
                                                                                 ----------
                                                                                 ----------

    Aggregate maturities of long-term debt at December 31, 1998 are as follows:

1999...........................................................................  $2,009,483
2000...........................................................................   2,342,948
2001...........................................................................   3,283,700
2002...........................................................................      25,337
2003 and thereafter............................................................      20,625
                                                                                 ----------
Total..........................................................................  $7,682,093
                                                                                 ----------
                                                                                 ----------

    At December 31, 1998, the fair value of long-term debt approximates its carrying value.

                            USINTERNETWORKING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

9. SHORT-TERM OBLIGATIONS EXPECTED TO BE REFINANCED

    At December 31, 1998, the Company had outstanding current liabilities for the purchase of fixed assets of $7,500,000, for which the Company had outstanding commitments to finance on a long-term basis. The Company intends to utilize these commitments in early 1999, and has therefore classified $5,282,450, or the portion of the $7,500,000 financing that will be due after 1999, of the obligations as long-term. The remaining $2,217,550, which will be due in 1999, is included in accounts payable at December 31, 1998. These obligations will bear interest at rates from 9% to 17% per annum, and will mature in varying installments through January 2002.

    Expected maturities of the short-term debt expected to be refinanced are as follows:

YEAR ENDED DECEMBER 31:
---------------------------------------------------------------------------------------------------
1999...............................................................................................  $   2,217,550
2000...............................................................................................      2,270,033
2001...............................................................................................      2,420,664
2002...............................................................................................        591,753
                                                                                                     -------------
                                                                                                     $   7,500,000
                                                                                                     -------------
                                                                                                     -------------

10. PREFERRED STOCK

    The Company has authorized the issuance of up to 225,000 shares of preferred stock, par value $.01 per share, of which 110,000 has been designated Series A Convertible Preferred Stock ("Series A") and 115,000 has been designated Series B Convertible Redeemable Preferred Stock ("Series B"). During 1998, the Company issued 55,000 shares of Series A for a total aggregate purchase price of $33 million, and 59,279 shares of Series B for a total aggregate purchase price of $62.2 million, including $22.1 million of Series B issued upon conversion of notes payable. Upon the conversion of notes payable with a face value of $9,095,000 into Series B, unamortized debt discount of approximately $1,350,000 was recorded as additional interest expense.

SERIES A:

CONVERSION RIGHTS

    The Series A is convertible into common stock at the option of the holder at any time. In addition, the Series A will convert automatically into shares of common stock upon the closing of an underwritten public offering of at least $50 million of net proceeds to the Company with a minimum valuation of fully-diluted common equity (pre-offering) of $300 million. Each share of Series A is convertible into 225 shares of common stock. This conversion ratio is subject to adjustment upon the occurrence of certain specified dilutive events.

DIVIDENDS

    The holders of the Series A are entitled to receive cumulative quarterly dividends at the annual rate of $48 per share with payments commencing on January 1, 2000. All accrued but unpaid dividends are payable at the closing of an underwritten public offering of at least $50 million of net proceeds to

                            USINTERNETWORKING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

10. PREFERRED STOCK (CONTINUED)
the Company with a minimum valuation of fully-diluted common equity (pre-offering) of $300 million, or upon the conversion of the Series A into common stock.

LIQUIDATION

    Each share of Series A has a preference on liquidation equal to $600 per share plus all accrued and unpaid dividends. The holders of the Series A may also be entitled to an additional distribution based on the fair market value of the net assets of the Company as determined by the Board of Directors.

VOTING RIGHTS

    Each share of Series A has substantially the same voting rights as the number of shares of common stock into which it can be converted. In addition, certain corporate actions require the consent of two-thirds of the outstanding shares of Series A.

SERIES B:

CONVERSION RIGHTS

    The Series B is convertible into common stock at the option of the holder at any time. In addition, the Series B will convert automatically into shares of common stock upon the closing of an underwritten public offering of at least $50 million of net proceeds to the Company with a minimum valuation of fully-diluted common equity (pre-offering) of $300 million. Each share of Series B is convertible into 312.5 shares of common stock. This conversion ratio is subject to adjustment upon the occurrence of certain specified dilutive events.

REDEMPTION RIGHTS

    Each share of Series B is mandatorily redeemable on December 31, 2006, if still outstanding, for an amount equal to the liquidation preference.

DIVIDENDS

    The holders of the Series B are entitled to receive cumulative quarterly dividends at the annual rate of $84 per share with payments commencing on January 1, 2000. All accrued but unpaid dividends are payable at the closing of an underwritten public offering of at least $50 million of net proceeds to the Company with a minimum valuation of fully-diluted common equity (pre-offering) of $300 million, or upon the conversion of the Series B into common stock. No dividends may be paid on the Series A unless dividends due to Series B holders have been paid.

LIQUIDATION

    Each share of Series B has a preference on liquidation equal to the greater of $1,050 per share plus all accrued and unpaid dividends or the amount that would be received on an as-converted basis.

                            USINTERNETWORKING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

10. PREFERRED STOCK (CONTINUED)
VOTING RIGHTS

    Each share of Series B has substantially the same voting rights as the number of shares of common stock into which it can be converted

11. COMMON STOCK SUBJECT TO REPURCHASE

    The Company sold 1,343,750 shares of common stock to three officers that at December 31, 1998 required the Company to repurchase the common stock at fair value in the event of disability or death. The Company also has the option to repurchase 718,750 shares of common stock sold to two officers for an aggregate purchase price of $200, if the officers owning the shares are terminated for cause, and has the option to repurchase 625,000 shares of common stock sold to another officer for approximately $350,000, if that officer is terminated for cause. All of the shares of common stock subject to repurchase may be repurchased by the Company for an aggregate purchase price of approximately $350,000 if the officers owning the shares terminate their employment prior to May 2000. These agreements were amended on February 25, 1999 to void the repurchase obligation upon death or disability upon the closing of an initial public offering of the common stock.

    The Company initially recorded the common stock subject to repurchase at an amount equal to the consideration received of $1,010,000 (purchase price of $1,057,500, less $47,500 represented by notes receivable). The common stock subject to repurchase has been accreted to its estimated fair value at December 31, 1998 of $3.12 per share, less the related notes receivable, or an aggregate amount of $4,145,000, through charges to additional paid-in capital. The estimated value per share of $3.12 at December 31, 1998 was determined through an independent appraisal of the Company's common stock.

12. STOCK WARRANTS

    In 1998, in connection with the issuance of debt or capital leases, the Company issued warrants to purchase 1,066,711 shares of common stock and warrants to purchase 971 shares of Series B. The common stock warrants expire from 2003 through 2008, and are exerciseable for $3.36 or $3.44 per share. The warrants to purchase Series B expire in 2004 and are exerciseable for $1,050 per share (or $3.36 per common equivalent share).


    Upon issuance, the Company estimated the fair value of the warrants using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.50%, dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of 40%; and a weighted-average expected life of the warrant of 10 years. The range of values assigned to the warrants was $.80 to $2.08 per share, and the total value assigned was $2,740,329. This amount was recorded as additional paid-in capital, and a corresponding debt discount was recorded that is being recognized as additional interest expense over the term of the related debt or capital lease.


    Also, as discussed in Note 2, the Company issued warrants to purchase 112,500 shares of common stock in connection with the acquisition of IIT and ACR. These warrants expire in 2008 and are exerciseable for $16.00 per share. The Company estimated the value of these warrants considering the various terms, including the exercise price of the warrants, the estimated fair value of the Company's common stock, and the length of time the warrants are exercisable. The aggregate value assigned to these warrants was $90,000.

                            USINTERNETWORKING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

12. STOCK WARRANTS (CONTINUED)
    During 1998, no warrants issued were exercised. A summary of warrants outstanding at December 31, 1998 is as follows:

                                EXERCISE
      NUMBER OF SHARES            PRICE       EXPIRATION DATE
----------------------------  -------------  ------------------
COMMON STOCK:
 17,857                         $    3.36         December 2003
 74,404                         $    3.36             June 2004
974,450                         $    3.44        September 2008
 50,000                         $   16.00        September 2008
 62,500                         $   16.00          October 2008

SERIES B PREFERRED STOCK:
   971                          $   1,050             June 2004

13. SHARES RESERVED FOR FUTURE ISSUANCE

    As of December 31, 1998, the Company has reserved 12,374,994 shares and 18,524,532 shares of common stock for future issuance upon the conversion of the Series A and Series B, respectively. In addition, the Company has reserved 1,682,250 shares of common stock for future issuance upon the exercise of stock options eligible for granting under the 1998 Stock Option Plan (see Note 14), and 1,482,648 shares of Common Stock attributable to outstanding warrants issued in 1998.

14. STOCK COMPENSATION PLAN

    Effective July 2, 1998, the Company adopted the 1998 Stock Option Plan of USINTERNETWORKING, Inc. ("the Plan") which is administered by the Compensation Committee of the Board of Directors. The Plan provides for the granting of either qualified or non-qualified options to purchase an aggregate of up to 1,682,250 shares of common stock to eligible employees, officers, directors and consultants of the Company.

    A summary of the Company's stock option activity, and related information for the year ended December 31, 1998 follows:

                                                                                          NUMBER
                                                                                            OF
                                                                                         OPTIONS     EXERCISE PRICE
                                                                                       ------------  ---------------
Granted..............................................................................     1,709,125     $    2.64
Forfeited............................................................................       (26,875)         2.64

Outstanding at end of year...........................................................     1,682,250

Exercisable at end of year...........................................................     1,682,250

    The exercise price for all options outstanding as of December 31, 1998 is $2.64. These options vested immediately upon the date of grant. Shares of common stock purchased pursuant to these options will be subject to the Company's right to repurchase them at the option exercise price upon the termination of the holder's employment or business relationship with the Company. The repurchase right will lapse with respect to one-third of the shares purchasable upon exercise of an option on the

                            USINTERNETWORKING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

14. STOCK COMPENSATION PLAN (CONTINUED)
first anniversary of the date of grant of the option. The repurchase right with respect to the remainder of the shares purchasable upon exercise of an option will lapse in equal quarterly installments over the subsequent eight calendar quarters. The options expire 10 years from the date of issuance. At December 31, 1998, the weighted-average remaining contractual life of outstanding options is
9.7 years.

    For the year ended December 31, 1998, pro forma net loss and loss per share information required by Statement No. 123 has been determined using the minimum value method. The minimum value method calculates the fair value of options as the excess of the estimated fair value of the underlying stock at the date of grant over the present value of both the exercise price and the expected dividend payments, each discounted at the risk-free rate, over the expected life of the option. In determining the estimated fair value of granted stock options under the minimum value method, the risk-free interest rate was assumed to be 5.50%, the dividend yield was estimated to be 0% and the expected life of granted options was assumed to be four years.

    Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the minimum value method and other methods prescribed by Statement No. 123 do not necessarily provide a single measure of the fair value of its employee stock options.

    The grant-date fair value of all options granted during 1998 using the minimum value method was less than $.01, thus no pro forma information has been presented. The exercise price at the grant-date of all options granted through December 31, 1998 was greater than the market value of the underlying common stock on the grant-date, as determined by independent appraisal. As a result, the Company has not recognized compensation expense related to these options.

15. INCOME TAXES

    At December 31, 1998, the Company has a U.S. federal net operating loss carryforward of $20 million. This carryforward expires in 2013. The amount available to be used in any given year will be limited by operation of certain provisions of the Internal Revenue Code. The Company also has U.S.

                            USINTERNETWORKING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

15. INCOME TAXES (CONTINUED)
state net operating loss carryforwards available, the utilization of which will be similarly limited. The Company has established a valuation allowance with respect to these federal and state carryforwards.


Deferred tax assets:
  Net operating loss carryforwards.............................................  $ 7,855,560
  Start-up and organizational costs capitalized for tax purposes...............    3,632,867
  Other........................................................................      192,230
                                                                                 -----------
Total deferred tax assets......................................................   11,680,657

Deferred tax liabilities:
  Tax over book depreciation...................................................      314,930
  Other........................................................................      467,169
                                                                                 -----------
Total deferred tax liability...................................................      782,099
                                                                                 -----------
Net future income tax benefit..................................................   10,898,558
Valuation allowance for net deferred tax assets................................  (10,898,558)
                                                                                 -----------
Net deferred tax assets........................................................  $   --
                                                                                 -----------
                                                                                 -----------


    The reconciliation of the reported income tax expense to the amount that would result by applying the U.S. federal statutory rate to net loss during the development stage is as follows:


Tax benefit at U.S. statutory rate.............................................  $(11,358,659)
State income taxes, net of federal benefit.....................................     (984,188)
Non-deductible goodwill........................................................      559,839
Non-deductible interest expense................................................      704,166
Non-deductible transactions costs..............................................      154,777
Other..........................................................................       25,507
Valuation allowance............................................................   10,898,558
                                                                                 -----------
Total..........................................................................  $   --
                                                                                 -----------
                                                                                 -----------


16. OPERATING LEASES

    The Company conducts primarily all of its operations from leased facilities under operating leases that have terms of up to five years and generally contain renewal options of two to three years and rent

                            USINTERNETWORKING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

16. OPERATING LEASES (CONTINUED)
escalation clauses. Future minimum payments under noncancelable operating leases with initial terms of one year or more consist of the following at December 31, 1998:

1999............................................................  $1,441,681
2000............................................................  1,402,328
2001............................................................    954,563
2002............................................................    684,799
2003............................................................    158,549
                                                                  ---------
                                                                  $4,641,920
                                                                  ---------
                                                                  ---------

    The Company incurred rent expense of $718,416 during the period from January 14, 1998 (date of inception) through December 31, 1998.

17. EMPLOYEE BENEFIT PLAN

    The Company established a defined contribution benefit plan effective July 1, 1998. The plan covers substantially all employees who have 30 days of service with the Company. Participants may contribute from 1% to 15% of their annual compensation to the plan. In addition, the Company may make discretionary matching and profit-sharing contributions to the plan. No contributions were made by the Company in 1998.

18. RELATED PARTY TRANSACTIONS

    During 1998, the Company received a non-interest bearing loan from an officer in the amount of $1,000,000. The loan was subsequently converted into 1,667 shares of Series A Convertible Preferred Stock.

19. BUSINESS AND GEOGRAPHIC SEGMENT INFORMATION

    The Company is organized into two business units. The Company's IMAP division provides an Internet-based network which enables clients to use leading business software applications without the burden of owning or managing the underlying technology. These services are delivered to customers through a network of Enterprise Data Centers located in Maryland, California, Amsterdam and Tokyo. The Professional IT Services division provides focused software implementation services on a traditional time and materials basis.

    The Company evaluates the performance of its segments based primarily on operating profit before depreciation, amortization and interest. The accounting policies used by the reportable segments are the same as those used by the Company as described in Note 1 to the consolidated financial statements.

                            USINTERNETWORKING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

19. BUSINESS AND GEOGRAPHIC SEGMENT INFORMATION (CONTINUED)
    The Company's reportable segments are business units that offer distinct services. The segments are managed separately as they have different customer bases and delivery channels. The following table sets forth information on the Company's reportable segments:


                                                                           FOR THE PERIOD JANUARY 14, 1998
                                                                                 (INCEPTION) THROUGH
                                                                                  DECEMBER 31, 1998
                                                                    ----------------------------------------------
                                                                                     PROFESSIONAL
                                                                                          IT
                                                                         IMAP          SERVICES      CONSOLIDATED
                                                                    --------------  --------------  --------------
Revenues..........................................................  $       69,467   $  4,052,982   $    4,122,449
Segment operating (loss) profit...................................     (27,302,374)       342,387      (26,959,987)
Total assets......................................................     100,112,279      6,404,199      106,516,478
Capital expenditures..............................................      21,358,476         38,752       21,397,228


    A reconciliation of segment operating loss for both segments to net loss during the development stage is as follows:


Segment operating loss for all segments........................  $(26,959,987)
Depreciation and amortization..................................   (3,179,648)
Interest income................................................      367,411
Interest expense...............................................   (2,681,088)
                                                                 -----------
Net loss during the development stage..........................  $(32,453,312)
                                                                 -----------
                                                                 -----------


    Revenues from foreign countries and assets located in foreign countries were each less than $200,000.

20. PRO FORMA BALANCE SHEET (UNAUDITED)

    In January 1999 the Board of Directors approved the filing of a registration statement for the sale of common stock with the Securities and Exchange Commission that, upon closing, would meet the criteria for the automatic conversion of the outstanding Series A Convertible Preferred Stock and Series B Redeemable Convertible Preferred Stock into common stock. Additionally, in February 1999, employment contracts of certain officers requiring the repurchase of 1,343,750 shares of common stock upon death or disability were amended to void the repurchase obligation upon the closing of an initial public offering.

                            USINTERNETWORKING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

20. PRO FORMA BALANCE SHEET (UNAUDITED) (CONTINUED)
    The following table summarizes the components of the pro forma balance sheet:


                                                                                     ASSUMED
                                                                                  CONVERSION OR
                                                                    HISTORICAL    RECLASSIFICATION
                                                                   DECEMBER 31,   OF SECURITIES        PRO
                                                                       1998          UPON IPO         FORMA
                                                                  --------------  --------------  --------------
                             ASSETS
Current assets:
  Cash and cash equivalents.....................................  $   43,802,465   $    --        $   43,802,465
  Other current assets..........................................       5,900,078        --             5,900,078
                                                                  --------------  --------------  --------------
Total current assets............................................      49,702,543        --            49,702,543
Property and equipment, net.....................................      21,640,145        --            21,640,145
Other noncurrent assets.........................................      35,173,790        --            35,173,790
                                                                  --------------  --------------  --------------
Total assets....................................................  $  106,516,478   $    --        $  106,516,478
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses.........................  $   13,012,027   $    --        $   13,012,027
  Other current liabilities.....................................      14,139,517        --            14,139,517
                                                                  --------------  --------------  --------------
Total current liabilities.......................................      27,151,544        --            27,151,544
Other noncurrent liabilities....................................      15,444,502        --            15,444,502
Series B Preferred Stock........................................      62,242,500    (62,242,500)        --
Common Stock subject to repurchase..............................       4,145,000     (4,145,000)        --
Stockholders' equity (deficit):
  Series A Preferred Stock......................................             550           (550)        --
  Common Stock..................................................             625         32,243           32,868
  Additional paid-in capital....................................      29,985,069     67,172,172       97,157,241
  Due from stockholders.........................................        --              (47,500)         (47,500)
  Unearned compensation.........................................        --             (768,865)        (768,865)
  Accumulated deficit...........................................     (32,453,312)       --           (32,453,312)
                                                                  --------------  --------------  --------------
Total stockholders' equity (deficit)............................      (2,467,068)       --            63,920,432
                                                                  --------------  --------------  --------------
Total liabilities and stockholders' equity (deficit)............  $  106,516,478   $    --        $  106,516,478
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

                            USINTERNETWORKING, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

21. SUBSEQUENT EVENTS

    In February 1999, the Company's Board of Directors approved an 8 for 1 reverse stock split of common stock, options and warrants which becomes effective on the date the Company's registration statement is declared effective. Accordingly, all share and per share data including stock option, warrant and loss per share information have been restated in the consolidated financial statements to retroactively reflect the stock split.

    In February 1999, the Company increased the authorized shares under its stock option plan by 3,000,000 shares and in February and March 1999 granted non-qualified stock options to purchase 49,063 shares of common stock for $3.36 per share and 375,000 shares of common stock for $6.00 per share. The Company also granted in March 1999 non-qualified stock options to purchase 1,320,556 shares of common stock at $6.00 per share, contingent upon the closing of the Company's initial public offering. These options vested immediately, but any shares exercised will be subject to the Company's right to repurchase them at the option exercise price upon the termination of employment. The repurchase right will lapse with respect to one-third of the shares purchasable upon exercise of an option in March 2000, and the remainder of the shares purchasable upon exercise of an option will lapse in equal quarterly installments over the subsequent eight calendar quarters.

    The options were granted at exercise prices less than the fair market value of the Company's common stock at the date of grant. The Company expects to record stock compensation expense of approximately $10.6 million as a result of these option grants that will be recognized ratably over the four-year period that the employees earn the right to retain the shares obtained upon exercise of the stock options without regard to continued employment.


    As of March 1999, the Company had entered into forward looking commitments to purchase software and advertising totaling $22.5 million. The agreement provides for minimum payments of $2.5 million over eight fiscal quarters commencing on March 31, 1999, for the purchase of software licenses. Additionally, the agreement provides for eight quarterly minimum payments of $312,500 commencing in March 1999 for co-marketed print advertising campaigns. These commitments will be recorded by the Company in accordance with its software licenses and advertising policies as more fully described in Note 1.

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
I.I.T. Holding, Inc.



    We have audited the accompanying consolidated balance sheets of I.I.T. Holding, Inc. and subsidiaries as of December 31, 1996 and 1997, and September 7, 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 through September 7, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1996 and 1997 financial statements of International Information Technology IIT, C.A., a wholly-owned subsidiary, which statements reflect total assets of $68,247 and $76,361 as of December 31, 1996 and 1997, respectively, and total revenues of $3,336 and $147,797 for the period from March 6, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for International Information Technology IIT, C.A., is based solely on the report of the other auditors.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.


    In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of I.I.T. Holding, Inc. and subsidiaries as of December 31, 1996 and 1997, and September 7, 1998 and the consolidated results of their operations and their cash flows for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 through September 7, 1998, in conformity with generally accepted accounting principles.


                                              /s/ Ernst & Young LLP


Baltimore, Maryland
March 23, 1999

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
U.S. INTERNETWORKING, INC.

    We have audited the accompanying balance sheets of International Information Technology IIT, C.A., at December 31, 1997 and for the period from March 5, 1996 (date of inception) through December 31, 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Information Technology IIT, C.A. at December 31, 1997 and for the period from March 5, 1996 (date of inception) through December 31, 1996, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

    At December 31, 1997 and 1996, the accompanying financial statements have been prepared assuming that the Company will continue its ongoing operations, despite of the negative stockholder's equity, which shows uncertainty about the Company's ability to continue in operation. These financial statements do not include any adjustments that could result as a consequence of this uncertainty.

BASSAN & ASOCIADOS S.C.
Ana Escudero de D'Aguiar
Certified Public Accountant
CPA D.F. Venezuela No. 7558

August 20, 1998

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                             DECEMBER 31
                                                                       ------------------------
                                                                          1996         1997      SEPTEMBER 7, 1998
                                                                       ----------  ------------  -----------------
ASSETS
Current assets:
  Cash and cash equivalents..........................................  $   69,563  $     14,443    $     331,013
  Accounts receivable--trade, less allowance of $50,000 in 1998......     225,500       634,215        1,299,469
  Other current assets...............................................       2,451        13,902           68,799
                                                                       ----------  ------------  -----------------
Total current assets.................................................     297,514       662,560        1,699,281

Equipment and vehicles:
  Computer equipment.................................................      30,407       116,850          161,449
  Vehicles...........................................................      45,119        45,119         --
                                                                       ----------  ------------  -----------------
                                                                           75,526       161,969          161,449
  Less: accumulated depreciation.....................................     (25,831)      (56,084)         (55,700)
                                                                       ----------  ------------  -----------------
                                                                           49,695       105,885          105,749
Other assets.........................................................         654           618         --
                                                                       ----------  ------------  -----------------
Total assets.........................................................  $  347,863  $    769,063    $   1,805,030
                                                                       ----------  ------------  -----------------
                                                                       ----------  ------------  -----------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Bank overdraft.....................................................  $   --      $    157,056    $    --
  Accounts payable...................................................      13,899         7,162           53,787
  Accrued expenses...................................................      60,000       366,685        1,974,395
  Current portion of note payable....................................       4,443        10,036         --
  Current portion of capital lease obligations.......................      --            18,230            9,803
  Unsecured demand note payable to stockholder, non-interest
    bearing..........................................................      99,951        62,160            8,500
  Client advances....................................................      55,824       --              --
  Current deferred income taxes......................................      49,270       --              --
                                                                       ----------  ------------  -----------------
Total current liabilities............................................     283,387       621,329        2,046,485

Note payable.........................................................      10,676       --              --
Capital lease obligations, net of current portion....................      --            15,953            8,596
Deferred income taxes................................................       9,103       --              --

Commitments and contingent liabilities...............................      --           --              --

Stockholders' equity (deficit):
  Common stock.......................................................       2,724         3,197              475
  Additional paid-in capital.........................................      --         1,001,843        1,004,565
  Accumulated other comprehensive income (loss)......................         835       (20,918)          21,365
  Retained earnings (deficit)........................................      41,138      (852,341)      (1,276,456)
                                                                       ----------  ------------  -----------------
                                                                           44,697       131,781         (250,051)
                                                                       ----------  ------------  -----------------
Total liabilities and stockholders' equity...........................  $  347,863  $    769,063    $   1,805,030
                                                                       ----------  ------------  -----------------
                                                                       ----------  ------------  -----------------


SEE ACCOMPANYING NOTES.

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                 EIGHT MONTHS    FOR THE PERIOD
                                                     YEAR ENDED DECEMBER 31         ENDED        JANUARY 1, 1998
                                                   ---------------------------    AUGUST 31,         THROUGH
                                                       1996          1997            1997       SEPTEMBER 7, 1998
                                                   ------------  -------------  --------------  -----------------
                                                                                 (UNAUDITED)
Consulting revenue...............................  $    747,023  $   2,812,011   $  1,499,262    $     4,405,560
Cost of revenue..................................       519,261      1,881,031      1,111,872          2,976,499
                                                   ------------  -------------  --------------  -----------------
Gross profit.....................................       227,762        930,980        387,390          1,429,061

Operating expenses:
  General and administrative.....................       131,037        778,342        219,366          1,803,611
  Sales and marketing............................        73,305         62,943         38,989              4,632
  Stock compensation expense.....................       --           1,002,316      1,002,316          --
  Depreciation...................................        13,556         30,253         15,101             27,580
                                                   ------------  -------------  --------------  -----------------
                                                        217,898      1,873,854      1,275,772          1,835,823
                                                   ------------  -------------  --------------  -----------------
Income (loss) from operations....................         9,864       (942,874)      (888,382)          (406,762)
Interest expense.................................        (2,917)        (8,977)          (480)           (17,353)
                                                   ------------  -------------  --------------  -----------------
Income (loss) before provision for income
  taxes..........................................         6,947       (951,851)      (888,862)          (424,115)
Provision (benefit) for income taxes.............        14,832        (58,372)       (58,372)         --
                                                   ------------  -------------  --------------  -----------------
Net loss.........................................  $     (7,885) $    (893,479)  $   (830,490)   $      (424,115)
                                                   ------------  -------------  --------------  -----------------
                                                   ------------  -------------  --------------  -----------------


    SEE ACCOMPANYING NOTES.

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                            ADDITIONAL       ACCUMULATED         RETAINED
                                                COMMON       PAID-IN     OTHER COMPREHENSIVE     EARNINGS
                                                 STOCK       CAPITAL            INCOME           (DEFICIT)        TOTAL
                                              -----------  ------------  --------------------  -------------  -------------
Balances at January 1, 1996.................   $   1,000   $    --            $   --           $      49,023  $      50,023
  Issuance of common stock..................       1,724        --                --                --                1,724

  Comprehensive income:
    Net loss................................      --            --                --                  (7,885)        (7,885)
    Other comprehensive income--
      translation adjustment................      --            --                   835            --                  835
                                                                                                              -------------
  Total comprehensive income (loss).........      --            --                --                --               (7,050)
                                              -----------  ------------         --------       -------------  -------------
Balances at December 31, 1996...............       2,724        --                   835              41,138         44,697
  Stock grant to employees for no
    consideration...........................         473      1,001,843           --                --            1,002,316

  Comprehensive income:
    Net loss................................      --            --                --                (893,479)      (893,479)
    Other comprehensive income--
      translation adjustment................      --            --               (21,753)           --              (21,753)
                                                                                                              -------------
  Total comprehensive income (loss).........      --            --                --                --             (915,232)
                                              -----------  ------------         --------       -------------  -------------
Balances at December 31, 1997...............       3,197      1,001,843          (20,918)           (852,341)       131,781
  Corporate reorganization..................      (2,722)         2,722           --                --             --

  Comprehensive income:
    Net loss................................      --            --                --                (424,115)      (424,115)
    Other comprehensive income--
      translation adjustment................      --            --                42,283            --               42,283
                                                                                                              -------------
  Total comprehensive income (loss).........      --            --                --                --             (381,832)
                                              -----------  ------------         --------       -------------  -------------
Balances at September 7, 1998...............   $     475   $  1,004,565       $   21,365       $  (1,276,456) $    (250,051)
                                              -----------  ------------         --------       -------------  -------------
                                              -----------  ------------         --------       -------------  -------------


------------------------

    SEE ACCOMPANYING NOTES.

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                            YEARS ENDED          EIGHT MONTHS    FOR THE PERIOD
                                                            DECEMBER 31             ENDED        JANUARY 1, 1998
                                                     -------------------------    AUGUST 31,         THROUGH
                                                        1996         1997            1997       SEPTEMBER 7, 1998
                                                     ----------  -------------  --------------  -----------------
                                                                                 (UNAUDITED)
OPERATING ACTIVITIES
Net loss...........................................  $   (7,885) $    (893,479)  $   (830,490)   $      (424,115)
Adjustments to reconcile net loss to net cash (used
  in) provided by operating activities:
  Non-cash compensation expense....................      --          1,002,316      1,002,316          --
  Depreciation.....................................      13,556         30,253         15,101             27,580
  Deferred taxes...................................      14,832        (58,372)       (58,372)         --
  Change in assets and liabilities:
    Accounts receivable............................     (72,937)      (408,715)         6,223           (665,254)
    Other current assets...........................      (1,655)       (11,415)       (11,402)           (54,897)
    Other assets...................................      --           --              --                     618
    Accounts payable...............................      13,899         (6,737)       (11,839)            46,625
    Accrued expenses...............................      59,200        306,685        268,265          1,607,710
    Client advances................................      55,824        (55,824)       (55,824)         --
                                                     ----------  -------------  --------------  -----------------
Net cash provided by (used in) operating
  activities.......................................      74,834        (95,288)       323,978            538,267

INVESTING ACTIVITIES
Acquisition of equipment and vehicle...............     (19,989)       (41,779)       (22,671)           (44,948)
Sale of vehicle....................................      --           --              --                  17,504
                                                     ----------  -------------  --------------  -----------------
Net cash used in investing activities..............     (19,989)       (41,779)       (22,671)           (27,444)

FINANCING ACTIVITIES
Issuance of common stock...........................       1,724       --              --               --
Proceeds (repayments) from note payable to
  stockholder......................................      68,890        (37,791)       (68,369)           (53,660)
Bank overdraft.....................................     (50,733)       157,056        --                (157,056)
Repayments of note payable.........................      (5,998)        (5,083)        (2,241)           (10,036)
Repayments of capital leases.......................      --            (10,482)        (2,530)           (15,784)
                                                     ----------  -------------  --------------  -----------------
Net cash provided by (used in) financing
  activities.......................................      13,883        103,700        (73,140)          (236,536)

Effect of exchange rate changes on cash............         835        (21,753)         2,573             42,283
                                                     ----------  -------------  --------------  -----------------
Net increase (decrease) in cash and cash
  equivalents......................................      69,563        (55,120)       230,740            316,570
Cash and cash equivalents at beginning of year.....      --             69,563         69,563             14,443
                                                     ----------  -------------  --------------  -----------------
Cash and cash equivalents at end of year...........  $   69,563  $      14,443   $    300,303    $       331,013
                                                     ----------  -------------  --------------  -----------------
                                                     ----------  -------------  --------------  -----------------

SUPPLEMENTAL INFORMATION
Interest paid......................................  $    2,917  $       8,977   $        480    $        19,735
                                                     ----------  -------------  --------------  -----------------
                                                     ----------  -------------  --------------  -----------------

SCHEDULE OF NONCASH INVESTING ACTIVITIES
Property and equipment acquired under capital
  leases...........................................  $   --      $      44,465   $     25,257    $     --
                                                     ----------  -------------  --------------  -----------------
                                                     ----------  -------------  --------------  -----------------


SEE ACCOMPANYING NOTES.

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


        (INFORMATION FOR THE PERIOD ENDED AUGUST 31, 1997 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REORGANIZATION AND BASIS OF PRESENTATION

    I.I.T. Holding, Inc. and subsidiaries ("the Company") provides internet consulting, integration, and support services to commercial companies in the United States and South America. I.I.T. Holding, Inc. was formed in February 1998 when the shareholders of International Information Technology Inc. and International Information Technology IIT, C.A., enterprises under common control, exchanged their stock for 100% of the stock of I.I.T. Holding, Inc. The accompanying consolidated financial statements for all periods presented include the combined financial position and results of operations of the companies previously under common control. All significant intercompany transactions have been eliminated in preparation of the consolidated financial statements.

INTERIM FINANCIAL INFORMATION


    The accompanying August 31, 1997 consolidated financial statements are unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included.


CONVERSION TO U.S. DOLLARS


    The financial information for a Venezuelan subsidiary includes financial information converted from Venezuelan Bolivares to U.S. Dollars.



    Assets and liabilities were converted at the rate in effect at the balance sheet date and the statement of operations was converted at the average rate during the periods.


USE OF ESTIMATES


    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


        (INFORMATION FOR THE PERIOD ENDED AUGUST 31, 1997 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Company considers all highly-liquid instruments, including certificates of deposit, purchased with a maturity of three months or less to be cash equivalents.

EQUIPMENT AND VEHICLES

    Equipment and vehicle are stated at cost. Depreciation is calculated on a straight-line basis over the assets' estimated useful lives which range from three to five years.

CONCENTRATION OF CREDIT RISK


    Financial instruments that subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company grants credit in the normal course of business to its clients. As part of this ongoing procedure, the Company monitors the creditworthiness of its clients. The Company does not believe that it is subject to any unusual credit risk beyond the normal credit risk inherent in its business.


    For the period ended September 7, 1998, two customers accounted for 24% ($1,042,674), and 10% ($457,784) of total revenue, and three customers accounted for 38% ($508,212), 13% ($177,874) and 10% ($139,758) of accounts receivable at
September 7, 1998.

    For the year ended December 31, 1997, three clients accounted for 33% ($927,964), 17% ($478,042), and 11% ($309,321) of total revenues, and three clients accounted for 44% ($279,055), 16% ($101,474), and 11% ($69,764) of
accounts receivable at December 31, 1997. For the year ended December 31, 1996, three clients accounted for 57% ($425,803), 29% ($216,637), and 11% ($82,173) of
total revenues, and three clients accounted for 42% ($94,710), 24% ($54,120), and 11% ($24,805) of accounts receivable at December 31, 1996.

REVENUE RECOGNITION

    Revenue is recognized in the period the services are performed.

ADVERTISING COSTS


    The Company expenses advertising costs as incurred. Advertising expense was approximately $73,000 and $30,000 in 1997 and 1996, respectively. Advertising expense was approximately $27,000 and $16,000 for the period ended September 7, 1998 and August 31, 1997, respectively.


NEW ACCOUNTING PRONOUNCEMENTS

    In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME (SFAS No.
130). SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components. SFAS No. 130 only impacts display as opposed to actual amounts recorded. Comprehensive income includes net income and all other non-owner changes in equity that are excluded from net income, such as foreign currency translation adjustments. SFAS No. 130 was adopted in 1998.

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES

        (INFORMATION FOR THE PERIOD ENDED AUGUST 31, 1997 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (SFAS No. 131). This Statement requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their product and services, the geographic areas in which they operate, and their major customers. The Company adopted the provisions of SFAS No. 131 in 1998 which did not have a significant impact on the Company's definition of operating segments and related disclosures.

2. LEASES

    The Company has entered into various capital leases for computer equipment during 1997. Computer equipment acquired under capital lease obligations was approximately $44,000. Depreciation expense was $11,116, $1,265 and $6,000 for the period ended September 7, 1998 and August 31, 1997 and for the year ended December 31, 1997, respectively.

    Future lease payments under capital and operating leases are summarized as follows:

                                                                 CAPITAL
                                                                 LEASES      OPERATING LEASES
                                                              -------------  ----------------
Four months ended December 31, 1998.........................    $   3,703      $     14,884
1999........................................................       13,503            54,454
2000........................................................        5,844            39,165
2001........................................................       --                   517
                                                              -------------        --------
  Total minimum lease payments..............................       23,050      $    109,020
                                                                                   --------
                                                                                   --------
Less amounts representing interest..........................        4,651
                                                              -------------
Present value of minimum lease payments (including current
  portion of $9,803)........................................    $  18,399
                                                              -------------
                                                              -------------


Rent expense was $47,476, $14,000, $32,000 and $17,000 for the periods ended September 7, 1998, August 31, 1997, and for the years ended December 31, 1997 and 1996, respectively.


Capital leases have effective interest rates which range primarily from 6% to 25%.

3. ACCRUED EXPENSES

    Accrued expenses are comprised of the following

                                                              DECEMBER 31,
                                                         ----------------------  SEPTEMBER 7,
                                                            1996        1997         1998
                                                         ----------  ----------  ------------
Accrued bonuses, payroll and payroll taxes.............  $   60,000  $  287,120   $1,763,891
Accrued consulting.....................................      --          67,965      124,236
Accrued expenses.......................................      --          11,600       86,268
                                                         ----------  ----------  ------------
  Total accrued expenses...............................  $   60,000  $  366,685   $1,974,395
                                                         ----------  ----------  ------------
                                                         ----------  ----------  ------------

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES

        (INFORMATION FOR THE PERIOD ENDED AUGUST 31, 1997 IS UNAUDITED)


4. EMPLOYEE BENEFIT PLAN


    The Company has established a defined contribution benefit plan effective January 1, 1998. The plan covers substantially all employees of the Company who are 21 years of age or older. Participants may contribute up to 15% of their annual compensation to the plan, and the Company matches up to 3% of annual compensation. In 1998, the Company recorded contributions to the plan of $37,502.


5. NOTE PAYABLE

    The note payable, which matured in 1997, was due to a financing organization, and required monthly installments of $552, including interest at 9.90%.

6. COMMON STOCK

    Upon reorganization in February 1998, the Company was authorized to issue 100 shares of common stock with a par value of $5.00 per share. At September 7, 1998, 95 shares were issued and outstanding.

7. STOCK COMPENSATION EXPENSE

    In August 1997, the sole stockholder of the Company transferred 473 shares of the outstanding common stock to management employees for no consideration. An independent appraisal was obtained which estimated the fair value of the shares on the date of transfer at $1,002,316. This transfer was treated as a contribution to additional paid-in capital by the sole stockholder, with an offsetting charge to compensation expense. In 1997, the Company recorded compensation expense of $1,002,316 relating to the transfer of these shares.

8. INCOME TAXES

    Deferred income tax assets and liabilities are determined based upon differences between financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rate and laws that will be in effect when the differences are expected to reverse.

    The components of the income tax provision are as follows:


                         YEARS ENDED DECEMBER    EIGHT MONTHS
                                  31                ENDED
                         ---------------------    AUGUST 31,      PERIOD ENDED
                           1996        1997          1997       SEPTEMBER 7, 1998
                         ---------  ----------  --------------  -----------------
Current................  $  --      $   --        $   --           $   --
Deferred...............     14,832     (58,372)      (58,372)          --
                         ---------  ----------  --------------        --------
  Total................  $  14,832  $  (58,372)   $  (58,372)      $   --
                         ---------  ----------  --------------        --------
                         ---------  ----------  --------------        --------

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES

        (INFORMATION FOR THE PERIOD ENDED AUGUST 31, 1997 IS UNAUDITED)


8. INCOME TAXES (CONTINUED)
    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of net deferred income taxes are as follows:


                                                    DECEMBER 31
                                              -----------------------
                                                 1996        1997      SEPTEMBER 7, 1998
                                              ----------  -----------  -----------------
Deferred tax assets:
  Payroll accrual...........................  $   23,964  $    71,734     $    53,801
  Bonus accrual.............................      --           30,934         365,395
  Other accruals............................       5,239       40,537          50,849
  Contributions.............................          40      --              --
  Stock compensation........................      --          219,150
  U.S. net operating loss carryforward......      11,871      163,092         143,267
                                              ----------  -----------        --------
  Total deferred tax assets.................      41,114      525,447         613,312
  Valuation allowance for deferred tax
    assets..................................      --         (279,506)       (431,882)
                                              ----------  -----------        --------
  Net deferred tax assets...................      41,114      245,941         181,430
Deferred tax liabilities:
  Accounts receivable.......................     (90,065)    (235,744)       (176,808)
  Depreciation..............................      (9,103)      (9,570)         (3,995)
  Other.....................................        (319)        (627)           (627)
                                              ----------  -----------        --------
                                                 (99,487)    (245,941)       (181,430)
                                              ----------  -----------        --------
    Total net deferred tax liability........  $  (58,373) $   --          $   --
                                              ----------  -----------        --------
                                              ----------  -----------        --------



    At September 7, 1998 the Company's U.S. subsidiary has net operating loss carryforwards of approximately $359,000 available to offset future taxable income of the U.S. operations. These carryforwards begin to expire in 2012.



    The Company's Venezuelan subsidiary had cumulative net operating losses in the amount of $110,000 through December 31, 1997. These net operating losses resulted in net deferred tax assets of approximately $23,000 and $5,000 at December 31, 1997 and 1996, respectively. Management has determined that it is more likely than not that these net operating losses will not be utilized; therefore, a full valuation allowance was recorded against these deferred tax assets at December 31, 1997 and 1996. During the period from January 1, 1998 through September 7, 1998, the subsidiary utilized approximately $92,000 of the net operating loss carryforward, and increased the valuation allowance by approximately $2,500 to $25,500, which fully offsets the net deferred tax asset of $25,500 at September 7, 1998. The remaining net operating loss carryforward of approximately $18,000 will expire in 2000.


9. GEOGRAPHIC SEGMENT INFORMATION

    The Company is engaged in one business segment. This segment includes providing internet consulting, integration, and support services principally to commercial companies located throughout the United States and South America. The following table presents information regarding geographic segments for the period from January 1, 1998 through September 7, 1998 and the years ended December

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES

        (INFORMATION FOR THE PERIOD ENDED AUGUST 31, 1997 IS UNAUDITED)


9. GEOGRAPHIC SEGMENT INFORMATION (CONTINUED)

31, 1997 and 1996. There were no service transfers between the United States and South America. Operating profit (loss) is total service revenue less cost of service revenue, general and administrative expenses, sales and marketing and depreciation.


                                                                             UNITED
                                                                             STATES     SOUTH AMERICA     TOTAL
                                                                          ------------  -------------  ------------
Consulting revenue:                                                 1998   $3,896,502    $   509,058   $  4,405,560
                                                                    1997    2,664,214        147,797      2,812,011
                                                                    1996      743,687          3,336        747,023

Depreciation:                                                       1998   $   21,819    $     5,761   $     27,580
                                                                    1997       26,919          3,334         30,253
                                                                    1996       12,720            836         13,556

Operating profit (loss):                                            1998   $ (382,361)   $   (24,401)  $   (406,762)
                                                                    1997     (844,036)       (98,838)      (942,874)
                                                                    1996       39,481        (29,617)         9,864

Interest expense:                                                   1998   $    5,420    $    11,933   $     17,353
                                                                    1997        4,782          4,195          8,977
                                                                    1996        2,345            572          2,917

Identifiable assets:                                                1998   $1,646,768    $   158,262   $  1,805,030
                                                                    1997      692,702         76,361        769,063
                                                                    1996      279,616         68,247        347,863

10. IMPACT OF YEAR 2000 (UNAUDITED)

    Some older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

    The Company is assessing the modifications or replacement of its software that may be necessary for its computer systems to function properly with respect to the dates in the year 2000 and thereafter. The Company does not believe that the cost of either modifying existing software or converting to new software will be significant or that the year 2000 issue will pose significant operational problems for its computer systems.

11. SUBSEQUENT EVENTS

    On August 28, 1998, the stockholders of the Company entered into an agreement to exchange 100% of their outstanding shares for cash and warrants of the acquiring entity on September 8, 1998.

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Advanced Communication Resources, Inc.

    We have audited the accompanying balance sheets of Advanced Communication Resources, Inc. as of September 30, 1998 and December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1997 and 1996 and the nine months ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Communication Resources, Inc. as of September 30, 1998 and December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996 and the nine months ended September 30, 1998, in conformity with generally accepted accounting principles.

/s/ Mahoney Cohen & Company, CPA, P.C.

New York, New York
March 3, 1999

                     ADVANCED COMMUNICATION RESOURCES, INC.

                                 BALANCE SHEETS

                                ASSETS (NOTE 5)

                                                                       DECEMBER 31,  DECEMBER 31,  SEPTEMBER 30,
                                                                           1996          1997          1998
                                                                       ------------  ------------  -------------
Current assets:
  Cash...............................................................   $   34,204    $  179,982    $    28,317
  Accounts receivable, net of allowance for uncollectible accounts of
    $81,050 in 1996, $50,000 in 1997 and 1998 (Note 3)...............      817,803     1,559,330      1,550,942
  Other current assets...............................................       26,584        40,447         25,526
  Due from stockholders (Note 9).....................................                     --             43,570
  Due from affiliate (Note 9)........................................      342,994        --            --
                                                                       ------------  ------------  -------------
      Total current assets...........................................    1,221,585     1,779,759      1,648,355
Property and equipment, net (Note 4).................................      144,190       110,857        180,026
Other assets.........................................................       20,360         6,788        167,278
                                                                       ------------  ------------  -------------
                                                                        $1,386,135    $1,897,404    $ 1,995,659
                                                                       ------------  ------------  -------------
                                                                       ------------  ------------  -------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable (Note 5).............................................   $  725,000    $  525,000    $   400,000
  Accounts payable and accrued expenses..............................      366,372       435,998        462,914
  Deferred income taxes (Note 7).....................................       50,000       117,000        118,000
  Due to stockholders (Note 9).......................................        4,850       120,000        --
                                                                       ------------  ------------  -------------
      Total current liabilities......................................    1,146,222     1,197,998        980,914
Commitments and contingencies (Note 10)
Stockholders' equity (Note 6):
Common stock, no par value:
  Authorized--200 shares
  Issued and outstanding--150 shares as of December 31, 1996 and
    1997; 100 shares as of September 30, 1998........................        1,500         1,500          1,000
  Retained earnings..................................................      288,413       747,906      1,013,745
                                                                       ------------  ------------  -------------
                                                                           289,913       749,406      1,014,745
  Less: Treasury stock, at cost......................................       50,000        50,000        --
                                                                       ------------  ------------  -------------
      Total stockholders' equity.....................................      239,913       699,406      1,014,745
                                                                       ------------  ------------  -------------
                                                                        $1,386,135    $1,897,404    $ 1,995,659
                                                                       ------------  ------------  -------------
                                                                       ------------  ------------  -------------

                            See accompanying notes.

                     ADVANCED COMMUNICATION RESOURCES, INC.

                            STATEMENTS OF OPERATIONS

                                                                                                     NINE MONTHS
                                                                               YEAR ENDED               ENDED
                                                                       ---------------------------  -------------
                                                                       DECEMBER 31,   DECEMBER 31,  SEPTEMBER 30,
                                                                           1996           1997          1998
                                                                       -------------  ------------  -------------
Net revenue (Note 3).................................................  $   4,848,112   $6,646,245    $ 5,416,982
Direct costs (Notes 6 and 9).........................................      3,768,134    4,230,576      3,536,404
                                                                       -------------  ------------  -------------
Gross margin.........................................................      1,079,978    2,415,669      1,880,578
Operating expenses (Note 9):
  Selling............................................................        545,251      377,783        371,511
  General and administrative.........................................      1,470,758    1,499,654      1,152,228
                                                                       -------------  ------------  -------------
    Total operating expenses.........................................      2,016,009    1,877,437      1,523,739
                                                                       -------------  ------------  -------------

Income (loss) before provision for (benefit from) income taxes.......       (936,031)     538,232        356,839
Provision for (benefit from) income taxes............................        (86,947)      78,739         41,500
                                                                       -------------  ------------  -------------
Net income (loss)....................................................  $    (849,084)  $  459,493    $   315,339
                                                                       -------------  ------------  -------------
                                                                       -------------  ------------  -------------

                            See accompanying notes.

                     ADVANCED COMMUNICATION RESOURCES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                   COMMON       RETAINED     TREASURY
                                                                    STOCK       EARNINGS      STOCK        TOTAL
                                                                 -----------  ------------  ----------  ------------
Balance, January 1, 1996.......................................   $   1,500   $  1,137,497  $   --      $  1,138,997
Purchase of treasury stock (Note 6)............................      --            --          (50,000)      (50,000)
Net loss.......................................................      --           (849,084)     --          (849,084)
                                                                 -----------  ------------  ----------  ------------
Balance, December 31, 1996.....................................       1,500        288,413     (50,000)      239,913
Net income.....................................................      --            459,493      --           459,493
                                                                 -----------  ------------  ----------  ------------
Balance, December 31, 1997.....................................       1,500        747,906     (50,000)      699,406
Retirement of treasury stock (Note 6)..........................        (500)       (49,500)     50,000       --
Net income.....................................................                    315,339      --           315,339
                                                                 -----------  ------------  ----------  ------------
Balance, September 30, 1998....................................   $   1,000   $  1,013,745  $        0  $  1,014,745
                                                                 -----------  ------------  ----------  ------------
                                                                 -----------  ------------  ----------  ------------


                            See accompanying notes.

                     ADVANCED COMMUNICATION RESOURCES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                    NINE MONTHS
                                                                               YEAR ENDED              ENDED
                                                                       --------------------------  -------------
                                                                       DECEMBER 31,  DECEMBER 31,  SEPTEMBER 30,
                                                                           1996          1997          1998
                                                                       ------------  ------------  -------------
Cash flows from operating activities:
  Net income (loss)..................................................   $ (849,084)   $  459,493    $   315,339
  Adjustments to reconcile net income (loss) to net cash provided by
    (used in) operating activities:
    Depreciation and amortization....................................      101,480        80,062        100,681
    Deferred income taxes............................................      (90,000)       67,000          1,000
    Change in assets and liabilities:
      Accounts receivable............................................      903,600      (741,527)         8,388
      Other current assets...........................................       (9,509)      (13,863)        14,921
      Accounts payable and accrued expenses..........................      (88,006)       69,626         26,916
                                                                       ------------  ------------  -------------
        Net cash provided by (used in) operating activities..........      (31,519)      (79,209)       467,245
                                                                       ------------  ------------  -------------

Cash flows from investing activities:
  Purchase of property and equipment.................................      (55,995)      (33,157)      (162,882)
  Payments for software development..................................       --            --           (167,278)
                                                                       ------------  ------------  -------------
        Cash used in investing activities............................      (55,995)      (33,157)      (330,160)
                                                                       ------------  ------------  -------------

Cash flows from financing activities:
  Proceeds from (repayments of) notes payable........................      225,000      (200,000)      (125,000)
  Proceeds from (repayments of) loans from stockholders..............       --           120,000       (120,000)
  Repayments of (advances to) loans to stockholders..................       88,850        70,150        (43,750)
  Repayments from (advances to) affiliates...........................     (213,668)      267,994        --
  Purchase of common stock for treasury..............................      (50,000)       --            --
                                                                       ------------  ------------  -------------
        Net cash provided by (used in) financing activities..........       50,182       258,144       (288,750)
                                                                       ------------  ------------  -------------
Net increase (decrease) in cash......................................      (37,332)      145,778       (151,665)
Cash, beginning of year..............................................       71,536        34,204        179,982
                                                                       ------------  ------------  -------------
Cash, end of year/period.............................................   $   34,204    $  179,982    $    28,317
                                                                       ------------  ------------  -------------
                                                                       ------------  ------------  -------------

                Supplemental Disclosures of Cash Flow Information

Cash paid during the year/period for:
  Interest...........................................................   $   60,421    $    6,132    $    23,047
  Income taxes.......................................................   $   10,093    $   14,414    $    10,715

                      Supplemental Schedule of Non-Cash Investing and Financing Activities

    In connection with the retirement of 50 shares of treasury stock, $500 was charged against common stock and $49,500 was offset against retained earnings.

                            See accompanying notes.

                     ADVANCED COMMUNICATION RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY

    Advanced Communication Resources, Inc. (the "Company") provides computer consulting services, including consultation to Fortune 500, financial services and other companies located in the New York metropolitan area.

    On October 2, 1998, 100% of the Company's stock was acquired by USinternetworking, Inc.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost. Machinery and equipment and furniture and fixtures are depreciated by the straight-line method over estimated useful lives ranging from three to five years. Leasehold improvements are amortized over the shorter of the term of the lease or their estimated useful life. Major additions and betterments are capitalized, and repairs and maintenance are charged to operations in the period incurred.

INCOME TAXES

    The Company, with the consent of its stockholders, elected treatment as a small business corporation under Subchapter S of the Internal Revenue Code and the corresponding provisions of the New York State Franchise Tax law. Under the aforementioned provisions, corporate income or loss and any tax credits earned are included in the stockholders' individual income tax returns. The provision for income taxes represents New York State Subchapter S and New York City corporation taxes.

    The Company reports on a cash basis for income tax purposes. Deferred state and local taxes are provided for the differences between the cash basis of accounting and the accrual basis of accounting utilized in the preparation of these financial statements. Pursuant to the cash method of accounting, revenue is recorded when received, rather than when earned, and expenses are recorded when paid, rather than when incurred.

    In connection with the sale of the Company's stock, the subchapter S status for both federal and state purposes was technically terminated.

REVENUE RECOGNITION

    The Company recognizes revenue as professional services are performed. On fixed fee engagements, which historically have not been material, revenue is recognized as earned in accordance with the contract.

                     ADVANCED COMMUNICATION RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
COMPUTER SOFTWARE COSTS

    Pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," issued by the Financial Accounting Standards Board, the Company is required to capitalize certain software development and production costs once technological feasibility has been achieved. Software development costs incurred prior to achieving technological feasibility as well as certain licensing costs are charged to research and development expense as incurred. Computer software costs of $207,997 at September 30, 1998 and $40,719 at December 31, 1997 and 1996,
included in other assets, are recorded at cost and amortized by the straight-line method over three years. Amoritization expense for the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996 amounted to $6,788, $6,786 and $6,877, respectively. Accumulated amortization amounted to $40,719, $33,931, and $26,359 at September 30, 1998, December 31, 1997 and
December 31, 1996, respectively.

    Capitalized software development and purchased software costs are reported at the lower of unamortized cost or net realizable value. Commencing upon initial product release, these costs are amortized based on the straight-line method over the estimated life, generally one year for internal software development costs and twelve to thirty-six months for purchased software. Fully amortized software costs are removed from the financial records.

ADVERTISING EXPENSES

    Advertising expenses amounting to approximately $7,600 and $20,500 for the years ended December 31, 1997 and 1996, respectively, are charged to operations during the period in which they are incurred.

NOTE 3--CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

    The Company provides consulting services to companies in the financial services industry, primarily located in the New York metropolitan area. In the normal course of business, payment for the Company's services is due generally within thirty days of invoicing. Management's credit evaluation process and the reasonably short collection terms help mitigate any risks. At September 30, 1998, three customers comprised approximately 8% ($124,000), 10% ($155,000) and 13% ($202,000) of the Company's outstanding accounts receivable. These same three customers accounted for approximately 16% ($867,000), 12% ($650,000) and 11% ($596,000) of net revenue for the nine months ended September 30, 1998. At December 31, 1997, two customers comprised approximately 17% ($265,000) and 21% ($327,000) of the Company's outstanding accounts receivable. These same two customers accounted for approximately 23% ($1,529,000) and 19% ($1,263,000) of net revenue for the year ended December 31, 1997. Additionally, three customers accounted for approximately 26% ($1,261,000), 14% ($679,000) and 12% ($582,000)
of net revenue for the year ended December 31, 1996.

    The Company places its cash with financial institutions. Accounts are insured by the Federal Deposit Insurance Corporation up to $100,000.

                     ADVANCED COMMUNICATION RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 4--PROPERTY AND EQUIPMENT

    Property and equipment is comprised of:

                                                             DECEMBER 31,
                                                        ----------------------  SEPTEMBER 30,
                                                           1996        1997         1998
                                                        ----------  ----------  -------------
Machinery and equipment...............................  $  247,047  $  280,204   $   313,318
Furniture and fixtures................................      45,042      45,042        65,528
Leasehold improvements................................      57,079      57,079        68,742
                                                        ----------  ----------  -------------
                                                           349,168     382,325       447,588
Less: Accumulated depreciation and amortization.......     204,978     271,468       267,562
                                                        ----------  ----------  -------------
                                                        $  144,190  $  110,857   $   180,026
                                                        ----------  ----------  -------------
                                                        ----------  ----------  -------------

NOTE 5--NOTES PAYABLE

    Notes payable consists of:

                                                                       DECEMBER 31,  DECEMBER 31,  SEPTEMBER 30,
                                                                           1996          1997          1998
                                                                       ------------  ------------  -------------

Bank credit facility providing for a $750,000 line of credit.
  Borrowings for advances under the line bear interest at 1% above the prime rate (9.5% at December 31, 1997). The line is
  collateralized by substantially all of the Company's assets and is
  personally guaranteed by the Company's stockholders................   $   --        $  400,000    $   400,000

Demand note payable to a commercial bank which bore interest at 1% in excess of the bank's prime lending rate (9.75% at December 31,
  1996); the note was collateralized by all of the assets of the
  Company and was personally guaranteed by the Company's
  stockholders.......................................................      500,000        --            --
                                                                       ------------  ------------  -------------

Totals carried forward...............................................   $  500,000    $  400,000    $   400,000
                                                                       ------------  ------------  -------------

                     ADVANCED COMMUNICATION RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 5--NOTES PAYABLE (CONTINUED)

                                                                       DECEMBER 31,  DECEMBER 31,  SEPTEMBER 30,
                                                                           1996          1997          1998
                                                                       ------------  ------------  -------------
Totals brought forward...............................................   $  500,000    $  400,000    $   400,000

Installment note payable to a former stockholder which bears interest at 75% of the prime lending rate of a commercial bank (6.37% at
  December 31, 1997). The note is collateralized by fifty shares of the Company's treasury stock held in escrow by the former
  stockholder and subordinated to the Company's bank debt. Principal payments in the amount of $25,000 are to be made quarterly through
  March 1, 1999 (A)..................................................      225,000       125,000        --
                                                                       ------------  ------------  -------------

                                                                        $  725,000    $  525,000    $   400,000
                                                                       ------------  ------------  -------------
                                                                       ------------  ------------  -------------

    On October 2, 1998 the credit facility was paid in full.

------------------------

(A) The note contains provisions for minimum working capital, current ratio and stockholders' equity. The arrangement also limits compensation to the officers of the Company. At December 31, 1997 and 1996, the Company was in violation of certain financial covenants. Accordingly, the entire balance outstanding as of December 31, 1997 and 1996 has been classified as a current liability.

NOTE 6--STOCKHOLDERS' EQUITY

TREASURY STOCK

    On December 13, 1995, the Company entered into a stock purchase agreement to purchase a stockholder's 33.3% common stock interest in the Company. The purchase price for the stock was $50,000, paid upon execution of the purchase agreement. The transaction was consummated during 1996.


    During September 1998, the Company retired 500 shares of treasury stock.


    In connection with the stock purchase agreement, the Company entered into a one year $350,000 consulting agreement with the former stockholder with $50,000 payable upon closing and $25,000 per quarter payable over three years. In addition, the Company entered into a non-compete agreement with the stockholder covering one year for which the former stockholder was paid $100,000. The amounts related to the above agreements were charged to operations in 1996 and are included in the accompanying statement of operations.

                     ADVANCED COMMUNICATION RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 7--INCOME TAXES

    The provision for (benefit from) state and local income taxes for the periods ended consists of:

                                                   DECEMBER 31,  DECEMBER 31,  SEPTEMBER 30,
                                                       1996          1997          1998
                                                   ------------  ------------  -------------
Current..........................................   $    3,053    $   11,739     $  40,500
Deferred.........................................      (90,000)       67,000         1,000
                                                   ------------  ------------  -------------
                                                    $  (86,947)   $   78,739     $  41,500
                                                   ------------  ------------  -------------
                                                   ------------  ------------  -------------

    The Company's provision for local income taxes for the nine months ended September 30, 1998 and for the years ended December 31, 1997 and 1996 was determined under the alternative tax method.

    The Company's effective state and local tax rate for the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996 was 11.6%, 17% and 13.6%, respectively.

    Deferred state and local income taxes arise from the difference in the amount of revenue and expenses reported on the accrual method of accounting for financial statement reporting and the cash method of accounting for income tax purposes.

NOTE 8--RETIREMENT PLAN

    The Company formed an IRS approved 401(k) plan during 1996, covering all eligible full-time employees. Contributions to the plan are based upon a matching contribution of 50% of employee contributions limited to 3% of salary. For the nine months ended September 30, 1998 and years ended December 31, 1997 and 1996, 401(k) expense amounted to approximately $35,000, $45,000 and $47,000, respectively.

NOTE 9--RELATED PARTY TRANSACTIONS

    CONSULTING SERVICES

    The Company subcontracts the consulting services of two companies affiliated through common minority ownership interests. For the year ended December 31, 1997, fees incurred and paid to these companies amounted to $125,000. There were no fees incurred during the year ended December 31, 1996.

    RENT EXPENSE

    The Company occupies office space leased by an affiliate. Total rent charged to operations for the years ended December 31, 1997 and 1996 were approximately $90,000 and $75,000, respectively. For the nine months ended September 30, 1998 total rent expense charged to operations was approximately $71,000. These amounts will not be repaid.

    DUE FROM AFFILIATE

    During 1996, the Company made non-interest bearing advances to an affiliate. These advances were repaid in full during 1997.

                     ADVANCED COMMUNICATION RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 9--RELATED PARTY TRANSACTIONS (CONTINUED)
    DUE TO/FROM STOCKHOLDERS

    Advances to and from the Company's stockholders are non-interest bearing and are due (payable) on demand.

NOTE 10--COMMITMENTS AND CONTINGENCIES

    LETTER OF CREDIT

    At December 31, 1997, the Company is contingently liable pursuant to a letter of credit in the amount of $10,000 in favor of a trade organization's legal defense fund. A certificate of deposit in the amount of $10,000 collateralizes the Company's obligation and is included in other current assets in the accompanying balance sheets.

    ASSIGNMENT OF LEASE

    On October 2, 1998, the Company assumed the lease obligation of an affiliate. Future minimum lease payments, excluding escalation charges, are as follows:

YEAR ENDING
DECEMBER 31,
----------------------------------------------------------------------------------
1998-Remainder....................................................................  $   29,000
1999..............................................................................     120,000
2000..............................................................................     124,000
2001..............................................................................     128,000
2002..............................................................................     131,000
Thereafter........................................................................      33,000
                                                                                    ----------
                                                                                    $  565,000
                                                                                    ----------
                                                                                    ----------

    EMPLOYEE AND CONTRACTOR AGREEMENTS

    The Company executes agreements with all technical employees and contractors which contain certain provisions designed to protect the Company's intellectual property. The agreements provide for an indefinite term, cancellable by either party upon ten days written notice.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

    The following Unaudited Pro Forma Consolidated Statement of Operations is based on the historical consolidated financial statements of USI and the historical financial statements of ACR and IIT during the periods presented, adjusted to give effect to those acquisitions.

    The Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1998 gives effect to the acquisitions as if they had occurred as of January 1, 1998. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management believes are reasonable.

    The Unaudited Pro Forma Consolidated Statement of Operations does not purport to represent what USI's results of operations would actually have been had the acquisitions in fact occurred on such dates or to project USI's results of operations for any future date or period. The Unaudited Pro Forma Consolidated Statement of Operations should be read in conjunction with the consolidated financial statements of USI, ACR and IIT, and the related notes thereto, included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    IIT was purchased in September 1998 and ACR was purchased in October 1998 and have been accounted for under the purchase method of accounting. The total purchase price for each of the acquisitions has been allocated to the identifiable tangible and intangible assets and liabilities of the applicable acquired business based upon their fair values with the remainder allocated to goodwill.

                            USINTERNETWORKING, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                             HISTORICAL      PRO FORMA      PRO FORMA
                                             USI(1)       ACR        IIT        TOTAL     ADJUSTMENTS(2)   CONSOLIDATED
                                            ---------  ---------  ---------  -----------  ---------------  ------------
Revenues..................................  $     119  $   7,489  $   6,900     $14,508      $    (570)(a)     $13,938
                                            ---------  ---------  ---------  -----------  ---------------  ------------
Expenses:
  Cost of sales and services..............      4,158      4,868      3,781      12,807         --              12,807
  Selling, general and administrative
    expenses..............................     25,697      2,172      2,299      30,168          3,738(b)       33,906
                                            ---------  ---------  ---------  -----------  ---------------  ------------
  Operating income (loss).................    (29,736)       449        820     (28,467)        (4,308)        (32,775)
  Interest expense........................      2,675         24          6       2,705         --               2,705
  Interest income.........................       (365)    --         --            (365)        --                (365)
                                            ---------  ---------  ---------  -----------  ---------------  ------------
Income (loss) before income taxes.........    (32,046)       425        814     (30,807)        (4,308)        (35,115)
Provision for income taxes................     --             14     --              14         --                  14
                                            ---------  ---------  ---------  -----------  ---------------  ------------
Net (loss) income.........................  $ (32,046) $     411  $     814   $ (30,821)     $  (4,308)     $  (35,129)
                                            ---------  ---------  ---------  -----------  ---------------  ------------
                                            ---------  ---------  ---------  -----------  ---------------  ------------
Basic and diluted loss per common share
  attributable to common stockholders.....                                                                  $   (56.21)
                                                                                                           ------------


------------------------

(1) For the period from inception, January 14, 1998, to December 31, 1998.

(2) Pro forma adjustments to the unaudited consolidated statement of operations for the twelve months ended December 31, 1998 are made to reflect the following:

    (a) To record the elimination of intercompany revenue.

    (b) To record amortization of goodwill related to the acquisitions over the estimated useful life of 5 years. This additional amortization is not deductible for income tax purposes.

                                     [LOGO]

    The back cover contains the USI logo centered in the middle of the page.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market Listing Fee.


SEC Registration Fee....................................................  $  34,527
NASD Filing Fee.........................................................      9,125
Nasdaq National Market Listing Fee......................................     95,000
Transfer Agent Fees.....................................................     10,000
Accounting Fees and Expenses............................................    100,000
Legal Fees and Expenses.................................................    250,000
Printing and Mailing Expenses...........................................    300,000
Miscellaneous...........................................................    101,348
                                                                          ---------
    Total...............................................................  $ 900,000
                                                                          ---------
                                                                          ---------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware ("Section 145") permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

    In the case of an action by or in the right of the corporation, Section 145 permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation. No indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding two paragraphs, Section 145 requires that such person be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

    Section 145 provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.

    Our Certificate provides that one of our officers or directors will not be personally liable to us or our stockholders for monetary damages for any breach of his fiduciary duty as an officer or director, except in certain cases where liability is mandated by the DGCL. The provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws. The Certificate also generally provides that we will indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a "Proceeding") by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such Proceeding. An officer or director shall not be entitled to indemnification from us if (i) the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests, or (ii) with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

    Our Bylaws provide that we will indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was our director or officer, and may indemnify any of our employees or agents in those circumstances, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. No indemnification may be provided for any person who shall have been finally adjudicated not to have acted honestly or in the reasonable belief that his or her action was in or not opposed to our best interests or who had reasonable cause to believe that his or her conduct was unlawful. Indemnification must be provided to any of our directors, officers, employees or agents to the extent the person succeeded, on the merits or otherwise, in defense of any action or claim described above. Any indemnification under this provision of the Bylaws, unless required under the Bylaws or ordered by a court, can be made only as authorized in each specific case upon a determination by a majority of disinterested directors or by independent legal counsel or by the shareholders that such indemnification is appropriate under the standard set forth in the preceding sentence.

    The underwriting agreement to be filed as Exhibit 1.1 to the Registration Statement provides for indemnification by the underwriters of USI and its directors and certain officers, and by USI of the underwriters, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Set forth in chronological order is information regarding all securities sold and employee stock options granted by the Registrant since January 14, 1998. Further included is the consideration, if any, received by the Registrant for such securities, and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), and the rules of the Securities and Exchange Commission under which exemption from registration was claimed. All awards of options did not involve any sale under the Securities Act. None of these securities were registered under the Securities Act. Except as described below, no sale of securities involved the use of an underwriter and no commissions were paid in connection with the sales of any securities.

1. At various times during the period from January 1998 through January 5, 1999, we have granted to employees and directors options to purchase an aggregate of 1,682,250 shares of Common Stock with an exercise price of $2.64. The issuance of these securities were not registered under the Securities Act in reliance upon Rule 701 of the rules promulgated under the Securities Act.

2.  On January 14, 1998, we issued 625,000 shares of Common Stock to Christopher
    R. McCleary for $5,000 in cash.

3. On April 1, 1998, we issued 718,750 shares of Common Stock to Stephen E. McManus and Christopher Poelma for an aggregate purchase price of $57,500. The purchase price for the Common Stock was paid with cash and notes payable to the Company.

4. On May 31, 1998, we issued 38,333.33 shares of Series A Preferred Stock for an aggregate purchase price of $23 million to the Initial Series A Investors. The purchase price for such shares was paid in cash at the time of the issuance. We simultaneously issued 1,666.67 shares of Series A Preferred Stock for an aggregate purchase price of $1 million to Christopher
    R. McCleary. The purchase price for such shares was paid by the forgiveness by Mr. McCleary of $1 million of debt that we owed him.

5. On June 18, 1998, we issued 5,000 shares of Series A Preferred Stock for an aggregate purchase price of $3 million to certain of the Initial Series A Purchasers. We simultaneously issued 5,833.33 shares of Series A Preferred Stock for $3.5 million to U S WEST. The purchase price for such shares was paid in cash at the time of issuance.

6. On June 19, 1998, we issued 3,000 shares of Series A Preferred Stock for an aggregate purchase price of $1.6 million to HAGC Partners, Chris Horgan (who later transferred his interest to his affiliate, Southeastern Technology Fund, L.P.) and the Account Management Purchasers. The purchase price for such shares was paid in cash at the time of issuance. We simultaneously issued 1,166.67 shares of Series A Preferred Stock for a purchase price of $700,002 to USI Partners. The purchase price for such shares was paid in cash at the time of issuance.

7. On July 27, 1998, we issued to Andrew A. Stern 625,000 shares of Common Stock with a fair market value of $1,000,000. Mr. Stern paid $5,000 in cash for these shares, and the remainder was recorded as a compensation expense to the Company.

8. On September 8, 1998, we issued convertible promissory notes in the aggregate amount of $9,095,000, together with warrants to purchase 974,450 shares of Common Stock for $3.44 per share, to certain of the existing holders of the Series A Preferred Stock. The purchase price for such notes and warrants was paid in cash at the time of issuance. We also issued warrants to purchase 50,000 shares of Common Stock for $16.00 per share, to IIT as part of the purchase price paid in the acquisition of IIT.

9. On September 22, 1998, we issued warrants to purchase 74,404 shares of Common Stock for $3.36 per share to Trans America Business Credit in connection with loans we obtained from it.

10. On September 30, 1998, we issued warrants to purchase 971 shares of Series B Preferred Stock for $1,050.00 per share, to Venture Lending and Leasing in connection with loans we obtained from it.

11. On October 2, 1998, we issued warrants to purchase 50,000 shares of Common Stock for $16.00 per share, to ACR as part of the purchase price paid in the acquisition of ACR.

12. On December 16, 1998, we issued convertible promissory notes in the aggregate amount of $8 million to certain of the existing holders of the Series A Preferred Stock. The purchase price for such notes was paid in cash at the time of issuance.

13. On December 18, 1998, we issued warrants to purchase 17,857 shares of Common Stock for $3.36 per share, to Leasing Technology, Inc. in connection with loans we obtained from it.

14. On December 24, 1998, we issued convertible promissory notes in the amount of $5 million to U S WEST. The purchase price for such notes was paid in cash at the time of issuance.

15. On December 31, 1998, we issued 59,278.56 shares of Series B Preferred Stock for an aggregate purchase price of $62,242,500 to certain holders of the convertible promissory notes described above, certain holders of Series A Preferred Stock, and a number of new investors. Of the total purchase price for such shares $40,147,500 was paid in cash and $22,095,000 was paid by conversion of outstanding convertible promissory notes with an equivalent aggregate principal amount, all at the time of issuance.


16. On March 22, 1999 we granted options to purchase an aggregate of 1,744,619 shares of Common Stock. Options with respect to 49,063 shares have an exercise price of $3.36. Options with respect to 375,000 have an exercise price of $6.00. Options with respect to 1,320,556 shares were granted contingent upon the completion of our initial public offering and have an exercise price equal to 50% of the midpoint of the initially proposed price range. The issuance of these securities were not registered under the Securities Act in reliance on Rule 701 of the rules promulgated under the Securities Act.


    All of the shares of preferred stock described in paragraphs 3 through 15 above are being exchanged for shares of Common Stock prior to completion of this offering. The issuances of the securities above were made in reliance on one or more exemptions from registration under the Securities Act, including those provided by Section 4(2) and Rule 701 thereunder. The purchasers of these securities represented that they had adequate access, through their employment with us or otherwise, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


  EXHIBIT
    NO.                                                   DESCRIPTION
------------  ----------------------------------------------------------------------------------------------------
        1.1+  Form of Underwriting Agreement
        3.1+  Amended and Restated Certificate of Incorporation of the Registrant
        3.2+  Form of Second Restated Certificate of Incorporation of the Registrant
        3.3+  Bylaws of the Registrant
        3.4+  Form of Amended and Restated Bylaws of the Registrant
        4.1+  Specimen Certificate for shares of Common Stock, $.001 par value, of the Registrant
        5.1+  Opinion of Latham & Watkins with respect to the validity of the securities being offered
       10.1+  Stock Purchase Agreement between USI and the Initial Series A Purchasers dated May 13, 1998
       10.2+  Stock Purchase Agreement between USI and certain of the Initial Series A Purchasers dated June 18,
              1998
       10.3+  Stock Purchase Agreement between USI and U S WEST dated June 18, 1998
       10.4+  Stock Purchase Agreement between USI and the Account Management Purchasers dated June 19, 1998
       10.5+  Stock Purchase Agreement between USI and HAGC Partners dated June 19, 1998
       10.6+  Stock Purchase Agreement between USI and Chris Horgen dated June 19, 1998
       10.7+  Stock Purchase Agreement between USI and USI Partners, Ltd. dated June 19, 1998
       10.8+  Stock Purchase Agreement among USI, IIT Holding, Inc., Luis Sebastian Alegrett, Michael Mai, Carlos
              E. Bravo, and Vicente Perez de Tudela dated August 28, 1998
       10.9+  Amended and Restated Stock Purchase Agreement among USI, Advanced Communication Resources, Inc.,
              Matthew D. Kanter, The Benjamin Kanter 1997 QSST Trust, The Ronald Kanter 1997 QSST Trust and David
              S. Walden dated October 2, 1998

  EXHIBIT
    NO.                                                   DESCRIPTION
------------  ----------------------------------------------------------------------------------------------------
      10.10+  Stock Purchase Agreement between USI and certain other parties dated December 31, 1998
      10.11+  Amended and Restated Stockholders Agreement between USI and certain other parties dated December 31,
              1998
      10.12+  Employment Agreement between USI and Christopher R. McCleary dated May 29, 1998
      10.13+  Employment Agreement between USI and Stephen E. McManus dated June 2, 1998
      10.14+  Employment Agreement between USI and Andrew A. Stern dated July 27, 1998
      10.15+  Employment Agreement between USI and Jeffrey L. McKnight dated December 15, 1998
     10.16+#  First Amendment to Outsourcer Alliance Agreement between USI and PeopleSoft USA, Inc. dated March
              21, 1999, and original Outsourcer Alliance Agreement dated September 28, 1998
10.17Section# iMAP Agreement between USI and U S WEST, Inc. dated January 15, 1999
     10.18+#  Software License Agreement between USI and Sagent Technology, Inc. dated June 25, 1998
     10.19+#  Software License and Service Agreement between USI and Broadvision, Inc. dated July 22, 1998
     10.20++  Note Purchase Agreement among USI and the Account Management Purchasers dated September 8, 1998
     10.21++  Note Purchase Agreement between USI and Southeastern Technology Fund, L.P. dated September 8, 1998
      10.22+  Note Purchase Agreement among USI and certain other parties dated September 8, 1998
     10.23++  Note Purchase Agreement between USI and U S WEST dated September 8, 1998
      10.24+  Note Purchase Agreement between USI and certain other parties dated December 16, 1998
      10.25+  Note Purchase Agreement between USI and U S WEST dated December 29, 1998
     10.26+#  SiebelNet Agreement between USI and SiebelNet, Inc. dated January 31, 1999
10.27Section# Marketing Services Agreement by and between USI, and U S WEST Communications Services, Inc. and U S
              WEST Interprise America, Inc. dated January 31, 1999
      10.28+  Lease Agreement between Consortium One -- Annapolis, LLC and USI dated April 3, 1998
      10.29+  Amended and Restated Stock Option Plan
      10.30+  Nonqualified Stock Option Agreement between USI and Christopher McCleary dated March 19, 1999
       21.1+  Subsidiaries of the Registrant
       23.1+  Consent of Mahoney Cohen & Company, P.C.
       23.2+  Consent of Bassan & Associados S.C.
       23.3   Consent of Ernst & Young LLP regarding IIT financial statements
       23.4   Consent of Ernst & Young LLP regarding USI financial statements
       23.5+  Consent of Latham & Watkins (included in Exhibit 5.1)
       24.1+  Power of Attorney (included on signature page)
       27.1   Financial Data Schedule
       99.1+  Report of Independent Auditors


------------------------

    + Previously filed.

    ++ Not filed, in accordance with Instruction No. 2 to Item 601 of Regulation S-K, because the contract is substantially identical to Exhibit 10.22 except as to the parties thereto and the principal amount of the note.

    # Confidential treatment requested as to certain portions.

    Section Superseding exhibit.

    (b) Schedules

    All schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Articles of Incorporation, as amended, and By-Laws, as amended, of the Registrant and the laws of the State of Delaware or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities

Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matters have been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, USINTERNETWORKING, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN ANNAPOLIS, MARYLAND ON APRIL 7, 1999.



                                USINTERNETWORKING, INC.

                                By:             /s/ WILLIAM T. PRICE
                                     -----------------------------------------
                                     William T. Price
                                     VICE PRESIDENT AND
                                     GENERAL COUNSEL


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


NAME                                           TITLE                                          DATE
---------------------------------------------  ---------------------------------------------  ---------------
                      *                        Chairman of the Board and Chief Executive
------------------------------------             Officer                                       April 7, 1999
Christopher R. McCleary                          (Principal Executive Officer)

                      *
------------------------------------           President and Director                          April 7, 1999
Stephen E. McManus

                      *                        Executive Vice President and Chief Financial
------------------------------------             Officer (Principal Financial and Accounting   April 7, 1999
Andrew A. Stern                                  Officer)

                      *
------------------------------------           Director                                        April 7, 1999
R. Dean Meiszer

                      *
------------------------------------           Director                                        April 7, 1999
Benjamin Diesbach

                      *
------------------------------------           Director                                        April 7, 1999
Ray A. Rothrock

                      *
------------------------------------           Director                                        April 7, 1999
Frank A. Adams

                      *
------------------------------------           Director                                        April 7, 1999
William F. Earthman

NAME                                           TITLE                                          DATE
---------------------------------------------  ---------------------------------------------  ---------------
------------------------------------
John H. Wyant                                  Director

------------------------------------
Joseph R. Zell                                 Director

                      *
------------------------------------           Director                                        April 7, 1999
Michael C. Brooks

                      *
------------------------------------           Director                                        April 7, 1999
David J. Poulin



*By:    /s/ WILLIAM T. PRICE
      -------------------------
          William T. Price
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT
   NO.                                                   DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------
      1.1+  Form of Underwriting Agreement
      3.1+  Amended and Restated Certificate of Incorporation of the Registrant
      3.2+  Form of Second Restated Certificate of Incorporation of the Registrant
      3.3+  Bylaws of the Registrant
      3.4+  Form of Amended and Restated Bylaws of the Registrant
      4.1+  Specimen Certificate for shares of Common Stock, $.001 par value, of the Registrant
      5.1+  Opinion of Latham & Watkins with respect to the validity of the securities being offered
     10.1+  Stock Purchase Agreement between USI and the Initial Series A Purchasers dated May 13, 1998
     10.2+  Stock Purchase Agreement between USI and certain of the Initial Series A Purchasers dated June 18,
            1998
     10.3+  Stock Purchase Agreement between USI and U S WEST dated June 18, 1998
     10.4+  Stock Purchase Agreement between USI and the Account Management Purchasers dated June 19, 1998
     10.5+  Stock Purchase Agreement between USI and HAGC Partners dated June 19, 1998
     10.6+  Stock Purchase Agreement between USI and Chris Horgen dated June 19, 1998
     10.7+  Stock Purchase Agreement between USI and USI Partners, Ltd. dated June 19, 1998
     10.8+  Stock Purchase Agreement among USI, IIT Holding, Inc., Luis Sebastian Alegrett, Michael Mai, Carlos E.
            Bravo, and Vicente Perez de Tudela dated August 28, 1998
     10.9+  Amended and Restated Stock Purchase Agreement among USI, Advanced Communication Resources, Inc.,
            Matthew D. Kanter, The Benjamin Kanter 1997 QSST Trust, The Ronald Kanter 1997 QSST Trust and David S.
            Walden dated October 2, 1998
    10.10+  Stock Purchase Agreement between USI and certain other parties dated December 31, 1998
    10.11+  Amended and Restated Stockholders Agreement between USI and certain other parties dated December 31,
            1998
    10.12+  Employment Agreement between USI and Christopher R. McCleary dated May 29, 1998
    10.13+  Employment Agreement between USI and Stephen E. McManus dated June 2, 1998
    10.14+  Employment Agreement between USI and Andrew A. Stern dated July 27, 1998
    10.15+  Employment Agreement between USI and Jeffrey L. McKnight dated December 15, 1998
   10.16+#  First Amendment to Outsourcer Alliance Agreement between USI and PeopleSoft USA, Inc. dated March 21,
            1999, and original Outsourcer Alliance Agreement dated September 28, 1998
10.17Section# iMAP Agreement between USI and U S WEST, Inc. dated January 15, 1999
   10.18+#  Software License Agreement between USI and Sagent Technology, Inc. dated June 25, 1998
   10.19+#  Software License and Service Agreement between USI and Broadvision, Inc. dated July 22, 1998
   10.20++  Note Purchase Agreement among USI and the Account Management Purchasers dated September 8, 1998
   10.21++  Note Purchase Agreement between USI and Southeastern Technology Fund, L.P. dated September 8, 1998
    10.22+  Note Purchase Agreement among USI and certain other parties dated September 8, 1998
   10.23++  Note Purchase Agreement between USI and U S WEST dated September 8, 1998
    10.24+  Note Purchase Agreement between USI and certain other parties dated December 16, 1998
    10.25+  Note Purchase Agreement between USI and U S WEST dated December 29, 1998
   10.26+#  SiebelNet Agreement between USI and SiebelNet, Inc. dated January 31, 1999
10.27Section# Marketing Services Agreement by and between USI, and U S WEST Communications Services, Inc. and U S
            WEST Interprise America, Inc. dated January 31, 1999
    10.28+  Lease Agreement between Consortium One -- Annapolis, LLC and USI dated April 3, 1998
    10.29+  Amended and Restated Stock Option Plan
    10.30+  Nonqualified Stock Option Agreement between USI and Christopher McCleary dated March 19, 1999
     21.1+  Subsidiaries of the Registrant
     23.1+  Consent of Mahoney Cohen & Company, P.C.
     23.2+  Consent of Bassan & Associados S.C.
     23.3   Consent of Ernst & Young LLP regarding IIT financial statements
     23.4   Consent of Ernst & Young LLP regarding USI financial statements
     23.5+  Consent of Latham & Watkins (included in Exhibit 5.1)
     24.1+  Power of Attorney (included on signature page)
     27.1   Financial Data Schedule
     99.1+  Report of Independent Auditors


------------------------

    + Previously filed.

    ++ Not filed, in accordance with Instruction No. 2 to Item 601 of Regulation S-K, because the contract is substantially identical to Exhibit 10.22 except as to the parties thereto and the principal amount of the note.

    # Confidential treatment requested as to certain portions.

    Section Superseding exhibit.